Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-237143

PROSPECTUS

BODY AND MIND INC.

134,136 Shares of Common Stock

This prospectus relates to the resale of up to 134,136 shares of common stock of Body and Mind Inc. (the “Company”) that may be offered and sold, from time to time, by the selling stockholders (each, a “Selling Securityholder”) identified in this prospectus.  These shares consist of: (a) 52,545 post-consolidation shares of common stock issued by us upon the exercise of common stock purchase warrants issued by us on November 14, 2017 in partial exchange for subscription receipts; (b) 40,794 post-consolidation shares of common stock issued by us upon the exercise of common stock purchase warrants issued by us on August 15, 2017 to a registered broker-dealer as partial consideration for services rendered in connection with the subscription receipts offering; and (c) 40,797 post-consolidation shares of common stock issued by us upon the exercise of common stock purchase warrants issued by us on November 14, 2017 to a registered broker-dealer as partial consideration for services rendered in connection with the subscription receipts offering.  The subscription receipts were issued by us pursuant to an unregistered private placement at a price of CAD$0.66 (post-consolidation basis) per subscription receipt, which closed in four tranches on August 15, 2017, August 16, 2017, October 31, 2017 and November 10, 2017.  On November 14, 2017, each subscription receipt was exchanged in accordance with its terms, for no additional consideration, for one share of common stock and one warrant.

The transactions pursuant to which the Company issued these shares to the Selling Securityholders are described in this prospectus under “Selling Securityholders.”

Our common stock is listed on the Canadian Securities Exchange (the “CSE”) under the symbol “BAMM”. On April 13, 2020, the low bid price of our common stock on the CSE was CAD$0.28 per share, the high ask price of our common stock on the CSE was CAD$0.315 per share, and the closing price on the CSE was CAD$0.30 per share.

It is anticipated that the Selling Securityholders will offer to sell the shares of common stock being offered in this prospectus at prevailing market prices for the shares or in privately negotiated transactions. Any Selling Securityholder may, in such Selling Securityholder’s discretion, elect to sell such shares of common stock at fixed prices, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the Selling Securityholders.

We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered hereby (other than selling commissions).

We are an “emerging growth company” as defined in section 3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are therefore eligible for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act. (See “Implications of Being an Emerging Growth Company” on page 12.)

The purchase of the securities offered by this prospectus involves a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 15 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is April 20, 2020

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You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the Selling Securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the Selling Securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The Selling Securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Our name, our logo and other trademarks or service marks of ours appearing in this prospectus are the property of Body and Mind Inc. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of their respective holders.

TERMS USED IN THIS PROSPECTUS

Unless the context otherwise requires, in this prospectus: (i) the terms “we”, “us”, “our”, “Company”, “Body and Mind” and “our business” refer to Body and Mind Inc.; (ii) SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the United States Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute “forward-looking statements.” These statements appear in a number of places in this prospectus and documents included or incorporated by reference herein and include statements regarding Body and Mind’s intent, belief or current expectations, and that of Body and Mind’s officers and directors. These forward-looking statements involve known and unknown risks and uncertainties that may cause Body and Mind’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In certain cases, forward-looking statements can be identified by the use of words such as “believe”, “intend”, “may”, “will”, “should”, “plans”, “anticipates”, “believes”, “potential”, “intends”, “expects” and other similar expressions. These statements are based on Body and Mind’s current plans and are subject to risks and uncertainties, and as such Body and Mind’s actual future activities and results of operations may be materially different from those set forth in the forward-looking statements.

Any or all of the forward-looking statements in this prospectus may turn out to be inaccurate and as such, you should not place undue reliance on these forward-looking statements. Body and Mind has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions due to a number of factors. Important factors that you should also consider, include, but are not limited to, the factors discussed under “Risk Factors” in this prospectus. In addition, Body and Mind cannot assess the impact of each factor on its intended business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

These forward-looking statements speak only as of the date on which they are made. Body and Mind assumes no obligation to update or to publicly announce the results of any change to any of the forward-looking statements contained or included herein to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements, other than where a duty to update such information or provide further disclosure is imposed by applicable law, including applicable United States federal securities laws.

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PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our financial statements and related notes, to understand our business, our shares of common stock (“Common Shares”) and the other considerations that are important to your decision to invest in our Common Shares. You should pay special attention to the “Risk Factors” section on page 15.

All references to “$” or “dollars”, are expressed in United States dollars unless otherwise indicated.

The Company

Overview and Corporate Information

We are a Nevada corporation that is a multi-state cannabis operator. Through our wholly-owned subsidiary, Nevada Medical Group, LLC (“NMG”), we are engaged in the cultivation and production of medical and adult-use recreational marijuana products. NMG produces cannabis flower, oil extracts and edibles under license in the state of Nevada, which are available for sale under the brand name “Body and Mind” in dispensaries in Nevada. In addition, we, through NMG, have a 30% interest in an Ohio medical cannabis dispensary, which also has a provisional production license. Through our wholly-owned subsidiary NMG Long Beach, LLC, we are managing a medical and adult-use cannabis retail dispensary in Long Beach, California. We, through NMG, have a 60% ownership in a San Diego medical and adult-use cannabis dispensary, which is still under construction and waiting for all licenses, permits, and authorizations. Through our wholly-owned subsidiary NMG Cathedral City, LLC, we have a brand director and brand licensing agreement with Satellites Dip, LLC who is a licensed cannabis manufacturer and through such arrangement our products are sold and distributed to numerous licensed dispensaries throughout California. Furthermore, we, through NMG, are managing a medical marijuana dispensary in Arkansas, which is still under construction.

Our common stock is registered under section 12(g) of the Securities Act of 1934, as amended, and we are also a reporting issuer under the Securities Acts of British Columbia and Ontario. Our common stock is listed on the Canadian Securities Exchange under the symbol “BAMM”, and our head office located at 750 – 1095 West Pender Street, Vancouver, British Columbia, Canada V6E 2M6.

Our website address is www.bamcannabis.com. Information contained on, or accessible through, our websites do not constitute a part of and is not incorporated into this prospectus, and the only information that you should rely on in making your decision whether to invest in our common stock is the information contained in this prospectus.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the section of this prospectus captioned “Risk Factors.” You should read these risks before you invest in our common stock. These risks include the following, among others:

●	We have a limited operating history;

●	We have incurred losses in prior periods, and losses in the future could have a material adverse effect on our financial condition and our ability to pay our debts as they become due;

●	As a manufacturer and distributor of ingestible products, we face exposure to product liability claims, regulatory action and litigation if products are alleged to have caused harm;

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●	We face intense competition, and our competitors may have a longer operating history or greater financial resources allowing them to compete more effectively;

●	Our cannabis crop could be harmed by pests, plant diseases or other agricultural risks, which would have a material adverse affect on our business;

●	The cannabis industry is difficult to forecast due to the industry being in the early growth stages;

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U.S. federal law criminalizing the possession, use, cultivation, and transfer of cannabis preempts state laws that legalize its use for medicinal or adult-retail purposes, with the result that strict enforcement of federal law regarding cannabis would severely restrict our ability to carry out our business plan;

●

Under U.S. federal law, banks or other financial institutions that provide us with banking services could be found guilty of money laundering, which restricts our ability to receive reputable banking services and adversely affects our business operations;

●

The Independent Alcohol Distributors of Nevada have obtained a preliminary injunction against the issuance of recreational marijuana licenses to anyone other than licensed alcohol distributors, with the result that we are unable to obtain a recreational marijuana distributor license, and this will have an adverse effect on our business operations; and

●	Our Common Shares are categorized as “penny stock”, which may make it more difficult for investors to buy and sell our Common Shares due to suitability requirements.

General Development of Our Business

Incorporation and Early Corporate History

We were incorporated in the State of Delaware on November 5, 1998, under the name Concept Development Group, Inc. In May 2004, we acquired 100% of Vocalscape, Inc. and changed our name to Vocalscape, Inc. On October 28, 2005, we changed our name to Nevstar Precious Metals, Inc. On October 23, 2008, we changed our name to Deploy Technologies Inc. (“Deploy Tech”) and, on September 15, 2010, we incorporated a wholly-owned subsidiary, Deploy Acquisition Corp. (“Deploy”) under the laws of the State of Nevada, USA.

On September 17, 2010, we merged with and into Deploy under the laws of the State of Nevada. Deploy, as the surviving corporation of the merger, assumed all the assets, obligations and commitments of Deploy Tech, and we were effectively re-domiciled in the State of Nevada. Upon the completion of the merger, Deploy assumed the name “Deploy Technologies Inc.”, and all of the issued and outstanding common stock of Deploy Tech was automatically converted into and became Deploy’s – that is, our Company’s - issued and outstanding common stock. On November 14, 2017 we changed our name to Body and Mind Inc. in conjunction with the acquisition of NMG.

Acquisition of Nevada Medical Group, LLC

On November 14, 2017, we completed the acquisition of NMG pursuant to a share exchange agreement and assumed the business of NMG, a licensed producer and cultivator of cannabis products with operations in Nevada.

Prior to the acquisition of NMG, we were engaged in designing and developing technologies and products for the management of truck fleets by companies in the freight haulage, waste haulage, mining, industrial operations and manufacturing, military and law enforcement industries. We identified our proprietary technology and primary product, which we patented under patent #2798525 titled as “Load-Measuring, Fleet Asset Tracking and Data Management System for Load-Lifting Vehicles.”

While we continue to own and maintain this patent, our focus has changed to the business of cultivating and producing medical and adult-use recreational marijuana in the State of Nevada along with retail operations in California, Ohio and Arkansas as further described in the section titled “Business” below.

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Convertible Loan and Management Agreements with Comprehensive Care Group LLC

On March 19, 2018, we, acting through our wholly-owned subsidiaries DEP Nevada Inc. (“DEP”) and NMG, entered into a convertible loan agreement (the “CCG Convertible Loan Agreement”) and a management agreement (the “Arkansas Management Agreement”), respectively, with Comprehensive Care Group LLC (“CCG”), an Arkansas limited liability company, with respect to the development of a medical marijuana dispensary facility in West Memphis, Arkansas. Each of the CCG Convertible Loan Agreement and the Arkansas Management Agreement is effective as of March 15, 2019.

Pursuant to the CCG Convertible Loan Agreement, DEP has agreed to make loan advances to CCG from time to time in the aggregate principal amount of up to $1,250,000. The loan proceeds are to be used to fund the construction of the medical marijuana dispensary facility in West Memphis, Arkansas, and to provide working capital to cover initial operating expenses. All pre-construction activities for the dispensary have been completed, and substantial construction progress has been made,

The loan facility will mature on March 30, 2021, subject to extension. Upon the later of: (a) one year after granting of a medical marijuana dispensary license by the Arkansas Medical Marijuana Commission to CCG, or (b) one year after entering into the CCG Convertible Loan Agreement, DEP may, in its sole discretion, elect to convert all of the outstanding indebtedness into preferred units of CCG equal to 40% of the overall member units of CCG, subject to approval of the Arkansas Medical Marijuana Commission.

Pursuant to the Arkansas Management Agreement, NMG has agreed to provide operations and management services to CCG’s retail facility, located in West Memphis, Arkansas, including management, staffing, operations administration, oversight and other related services. In consideration for such services, CCG has agreed to pay NMG a monthly management fee in the amount equal to 66.67% of the monthly net profits (as calculated under the Arkansas Management Agreement) of CCG for the immediately-preceding month. If DEP exercises its conversion rights under the CCG Convertible Loan Agreement, then NMG’s monthly management fee shall be fixed at $6,000.00 per month, unless otherwise agreed by the parties in writing.

Acquisition of NMG Ohio LLC

At the time we acquired NMG, it already owned a 30% interest in NMG Ohio, LLC (“NMG Ohio”). On or around June 7, 2018, NMG Ohio was notified by the State of Ohio that it was awarded a medical cannabis dispensary license and a provisional production license. NMG Ohio has a cannabis dispensary carrying on business as “The Clubhouse” in Elyria, Loraine County, Ohio. On January 31, 2019, we through NMG entered into a definitive agreement to acquire the remaining 70% interest in NMG Ohio. The consideration for the remaining 70% interest in NMG Ohio is to consist of cash payments totaling $1,575,000 and 3,173,864 common shares of the Company. As at the date hereof, we have issued 2,380,398 of the 3,173,864 common shares with a fair value of $1,448,805, and paid $1,181,250. Closing of the acquisition remains subject to receipt of regulatory approval, which is anticipated to be granted within the next 12 months, although this cannot be assured.

Strategic Investment and Commercial Advisory Agreements with Australis Capital Inc.

On October 30, 2018, we entered into a strategic investment agreement (the “Investment Agreement”) with Australis Capital Inc. (“Australis”), an Alberta corporation whose Common Shares are listed on the Canadian Securities Exchange (the “CSE”), whereby Australis agreed to acquire: 16,000,000 units of our Company, with each unit being comprised of one share of our common stock and one common share purchase warrant at a purchase price of CAD$0.40 per unit, for gross proceeds of CAD$6,400,000; and an 8% unsecured convertible debenture of our Company in the principal amount of CAD$1,600,000 (the “Debenture”). The Debenture matures two years from the date of issue, and is convertible at the option of Australis into Common Shares of our Company at a conversion price equal to CAD$0.55 per common share up to the maturity date, subject to adjustment and acceleration in certain circumstances. On July 1, 2019, we entered into a conversion agreement with Australis, whereby Australis has agreed to convert the Debenture on July 1, 2020. Upon execution of the conversion agreement, we remitted CAD$148,339.72 to Australis as an advance interest payment for the period from November 2, 2018 to July 1, 2020. Upon conversion of the Debenture, Australis will receive 2,909,091 Common Shares of our Company.

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Pursuant to the Investment Agreement, we entered into a commercial advisory agreement (the “Commercial Advisory Agreement”) with Australis Capital (Nevada) Inc. (“Australis Nevada”), a wholly-owned subsidiary of Australis, pursuant to which Australis Nevada has agreed to provide advisory and consulting services to our Company for a fee of $10,000 per month payable on the first day of each month for a term ending on the date that is the earlier of (i) five years following the closing of the transactions contemplated by the Investment Agreement, and (ii) the date Australis no longer holds 10% or more of our Company’s issued and outstanding Common Shares.

Pursuant to the terms of the Investment Agreement and subject to applicable laws and the rules of the CSE, for as long as Australis owns at least 10% of our issued and outstanding Common Shares, Australis will be entitled to nominate one director for election to our Board of Directors of the Company. If Australis exercises all of its warrants and converts all of its debentures, Australis will be entitled to nominate a second director for election to our Board of Directors. Further, for as long as Australis maintains ownership of at least 25% of our issued and outstanding Common Shares, Australis will be entitled to maintain two directors on our Board of Directors. Mr. Scott Dowty, Chief Executive Officer and a director of Australis, was initially appointed as a director of our Company to replace then-existing board member Chris Macleod, upon closing of Australis’s strategic investment under the Investment Agreement on November 2, 2018, however, on October 16, 2019, Brent Reuter replaced Mr. Dowty as Australis’ nominee on our Board of Directors as Mr. Dowty resigned.

The Investment Agreement provides for certain restriction on how the proceeds of the financing are to be applied, including the requirement that $1,925,000 be used by our Company for strategic acquisitions and/or investment opportunities within the State of Ohio, and $1,650,000 is to be allocated to the development, build out and equipment purchases for NMG Ohio’s dispensary and/or production facility, unless the parties agree to allocate the funds to the development of the our Company’s production facility in Nevada.

Transaction and Settlement with Green Light District Holdings Inc. – ShowGrow Long Beach and San Diego

Prior Agreement with Green Light District Holdings Inc.

On November 28, 2018, we entered into an interim agreement (the “Prior GLDH Agreement”) with Green Light District Holdings Inc. (“GLDH”), a private company incorporated under the laws of Delaware, and David Barakett whereby our Company agreed to acquire up to 100% of the issued and outstanding common shares of GLDH. We concurrently made a strategic investment in a senior secured convertible note issued by GLDH in the principal amount of $5,200,000 (the “Prior GLDH Note”), bearing interest at the rate of 20% per annum and maturing on November 28, 2020.

GLDH is the owner of the ShowGrow dispensary brand, and owner of:

●	the ShowGrow Long Beach dispensary,

●	43% of the equity interest and 60% of the voting rights in the ShowGrow San Diego dispensary, and

●	30% of the equity interest in ShowGrow Las Vegas.

GLDH is also the owner of the ShowGrow app. The dispensaries are in various stages of licensing: Long Beach has a medical and adult-use commercial license, San Diego has a conditional use permit, and Las Vegas has a recreational license. GLDH focuses on building dispensaries in high volume locations.

In order to fund our Company’s original investment in GLDH, Australis advanced a $4,000,000 loan which is evidenced by a senior secured note dated November 28, 2018, bearing an interest rate of 15% per annum and maturing in two years. Additionally, Australis exercised $1.2 million in warrants they held in our Company at an exercise price of CAD $0.50, which equated to 3,206,160 Common Shares.

We paid a finance fee to Australis in the approximate amount of CAD$795,660, by issuing 1,105,083 Common Shares of our Company at a deemed price of CAD $0.72 per share. We also paid a financial advisory fee of CAD $150,000 in cash.

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Original Settlement and Release Agreement

On June 19, 2019, our Company, our indirect wholly-owned subsidiary, NMG Long Beach, LLC (“NMG Long Beach”), and our 60% owned subsidiary, NMG San Diego, LLC (“NMG San Diego”), entered into a settlement agreement (the “Original GLDH Settlement Agreement”) with GLDH, The Airport Collective, Inc. (“Airport”), Mr. Barakett, and SGSD, LLC (“SGSD”). SGSD was the commercial tenant of 7625 Carroll Road, San Diego, California 92121 (the “San Diego Location”).

Pursuant to the Original GLDH Settlement Agreement, our Company, GLDH, and Mr. Barakett agreed to restructure the Prior GLDH Agreement. In connection with the settlement, (a) SGSD agreed to assign its lease for the San Diego Location to NMG San Diego, and (b) GLDH, Airport Collective and NMG Long Beach entered into an asset purchase agreement dated June 19, 2019 (the “Asset Purchase Agreement”), pursuant to which NMG Long Beach agreed to purchase all of the assets of GLDH and Airport Collective utilized in the medical and adult-use commercial cannabis retail business at 3411 E. Anaheim St., Long Beach, CA 90804 (the “Long Beach Location”).

Amended and Restated Settlement and Release Agreement

On June 28, 2019, our Company, NMG Long Beach, NMG San Diego, GLDH, Airport Collective, Mr. Barakett, and SGSD entered into an amended and restated settlement and release agreement (the “Amended GLDH Settlement Agreement”) which supersedes and replaces the original GLDH Settlement Agreement. Pursuant to the Amended GLDH Settlement Agreement, the parties agreed as follows:

i.	GLDH, Airport Collective, and Mr. Barakett agreed to release our Company from all claims related to the Prior GLDH Agreement upon closing of the Asset Purchase Agreement, in consideration of the following:

	A.	our Company will pay Mr. Barakett or his designee USD$750,000 by issuing Common Shares at a price of CAD$0.7439 per share, with the number of shares being calculated with reference to a negotiated CAD/USD exchange rate of CAD1.3296:USD$1.00 (the “Agreed Foreign Exchange Rate”), for a total possible issuance of 1,340,502 Common Shares; such issuance is contingent on NMG San Diego receiving all licenses, permits, and authorizations required for NMG San Diego to conduct medical commercial cannabis retail operations at the San Diego Location (the “SD Medical Licenses”);

	B.	our Company will pay Mr. Barakett or his designee USD$750,000 by issuing Common Shares at a price of CAD$0.7439 per share, with the number of shares being calculated with reference to the Agreed Foreign Exchange Rate; such issuance is contingent on NMG San Diego receiving all licenses, permits, and authorizations required for NMG San Diego to conduct adult-use commercial cannabis retail operations at the San Diego Location (the “SD Adult-use Licenses”); and

	C.	our Company will pay certain legal and consulting expenses incurred by GLDH, Airport Collective and Barakett in an aggregate amount of US$90,500; and

ii.	SGSD agreed to assign its lease for the San Diego Location to NMG San Diego, and to release our Company, NMG Long Beach and NMG San Diego from any and all claims, in consideration of USD$500,000, to be paid and satisfied by the issuance of Common Shares by our Company to SGSD’s members at the maximum discount allowed by the CSE.

NMG San Diego is owned 60% by our Company’s subsidiary, DEP Nevada, Inc. and 40% by SJJR, LLC (“SJJR”). Mr. Barakett has agreed to cover SJJR’s portion of the start-up costs associated with NMG San Diego establishing commercial cannabis operations at the San Diego Location. The share consideration payable to Mr. Barakett under the Amended GLDH Settlement Agreement is subject to reduction if Mr. Barakett fails to meet this obligation on a timely basis.

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NMG San Diego, which has now assumed the lease for the San Diego Location, has applied for its own medical commercial cannabis retail license and adult-use commercial retail license, and is currently proceeding with construction associated with the build out of the San Diego Location to start operations in the near future.

If NMG San Diego is unable, through no fault of the GLDH, Airport Collective or Mr. Barakett, to receive its medical commercial cannabis retail license or its adult-use commercial cannabis retail license at the San Diego Location in accordance with the terms and conditions of the Amended Settlement Agreement, NMG San Diego and our Company will utilize best efforts to negotiate in good faith an amendment to the Amended Settlement Agreement satisfactory to all of the parties.

Amended and Restated Convertible Note and General Security Agreement

As contemplated by the Original GLDH Settlement Agreement, our Company and GLDH entered into a loan agreement dated June 19, 2019 (the “2019 GLDH Loan Agreement”), pursuant to which the Prior GLDH Note in the principal amount of $5,200,000 has been superseded and replaced with an amended and restated senior secured convertible note payable to the Company by GLDH in the same principal amount (the “Amended and Restated GLDH Note”). The Amended and Restated GLDH Note bears interest at the rate of 20% per annum, compounded annually, and will mature and become repayable on June 19, 2022. GLDH’s obligations under the 2019 GLDH Loan Agreement and the Amended and Restated GLDH Note have been guaranteed by Airport Collective, and are secured under a security agreement dated June 19, 2019 by all of GLDH’s and Airport Collective’s personal property, including but not limited to equipment, inventory, accounts receivable, cash or cash equivalents, and rights under contracts.

Asset Purchase Agreement

Pursuant to the Asset Purchase Agreement, NMG Long Beach has agreed to purchase all of GLDH’s and Airport Collective’s assets (the “Purchased Assets”) utilized in the retail cannabis business at the Long Beach Location for $6,700,000. Upon closing of the transaction, the outstanding principal amount under the Amended and Restated GLDH Note will be applied to the purchase price, and Airport Collective will be released from its obligations as a guarantor of the GLDH’s obligations under the Amended and Restated GLDH Note. Our Company will pay the balance of the purchase price for the Purchased Assets by issuing up to 2,681,006 shares of common stock, to be issued at a deemed issue price of CAD$.0.7439 each; the number of shares required to pay and satisfy the balance of the purchase price for the Purchased Assets in the amount of $1,500,000 was determined with reference to the Agreed Foreign Exchange Rate of CAD$1.3296:USD$1.00. The purchase price – and therefore the amount of the share consideration - remains subject to reduction with reference to the liabilities of the business that will be outstanding on the closing date.

The closing under the Asset Purchase Agreement will not take place until NMG Long Beach has acquired local and state commercial cannabis licenses to conduct medical and adult-use commercial cannabis retail operations at the Long Beach Location. In the meantime, the parties have entered into a Management Assignment and Assumption Agreement, pursuant to which NMG Long Beach has assumed all management and control of the business operations at the Long Beach Location.

Trademark and Technology License and Services Agreement

In connection with the Asset Purchase Agreement, our Company, and its affiliates and subsidiaries, will license certain intellectual property from Green Light District Management, LLC, a Delaware limited liability company, for use at the Long Beach Location and the San Diego Location.

Contemporaneous Loan

Our Company and GLDH also entered into a contemporaneous loan (the “Contemporaneous Loan”) in the amount of $726,720.00 to fund certain business improvements and expansion needs of GLDH’s business operations. The Company and NMG Long Beach have agreed to forgive the Contemporaneous Loan on the date of closing of the Asset Purchase Agreement.

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Management Assignment and Assumption Agreement

NMG Long Beach is currently managing the ShowGrow Long Beach business pursuant to a management assignment and assumption agreement dated June 19, 2019, among NMG Long Beach, GLDH and Airport Collective.

Management and Administrative Services Agreement with Satellites Dip, LLC

On June 6, 2019, our Company, acting through our California subsidiary, NMG Cathedral City, LLC (“NMGCC”) entered into a management and administrative services agreement (the “California Management Agreement”) with Satellites Dip, LLC, a California limited liability company (“SD”) that is licensed to carry on commercial cannabis distribution and manufacturing operations within the state of California. Under the California Management Agreement, NMGCC has agreed to provide certain management and administrative services to SD. In consideration of such services, NMGCC will be paid a management fee equal to the greater of: (a) 30% of net profits (as such term is defined in the California Management Agreement); and (b) $10,000 per month.

The initial term of the California Management Agreement will expire on June 6, 2020, but is renewable for an additional one year term by mutual agreement between the parties.

In addition, NMGCC has agreed to broker commercial arrangements between SD and third-party cannabis brand owners, with the view to securing licenses for use in SD’s business. In particular, NMGCC will: (a) within 30 days of the effective date of the California Management Agreement, arrange for NMG to license certain trademarks and other intellectual property to SD for use relation to cannabis products to be manufactured by SD (the “Branded Products”) on terms at least as favorable as the most favored licensee; (b) use good faith efforts to establish similar license agreements with third-party cannabis brand owners; and (c) use good faith efforts to assist SD in the development of SD branded products in the event SD decides to create its own brand(s). Under NMGCC’s management, SD’s Cathedral City facility, which has been producing THC distillate in bulk form since June 2018, has been outfitted to manufacture popular Body and Mind products including oils, wax, live resin, ambrosia and edibles. In addition to the state-of-the-art ethanol and BHO extraction equipment, the facility has been equipped with the wiped-film distillation system engineered by Mr. Atomizer. The platform uses a patented cascading design to process more material in less time and with less labor to increase production and revenues.

NMGCC has furnished equipment and machinery necessary for the manufacture of the Branded Products by SD. As contemplated by the California Management Agreement, NMGCC has leased such equipment and machinery to SD pursuant to an Equipment Lease Agreement between the parties dated June 6, 2019.

On September 12, 2019, our Company announced that SD’s Cathedral City facility has begun shipping certain Body and Mind products, following upon receipt of final testing and California packaging compliance certifications for such products. Initial product introductions include Lemon Brulee and Lemon Kush live resin sugar, Purple Punch blunts and Purple Punch pre-rolls. Live resin sugar is a concentrate, created using material that is fresh-frozen immediately upon harvesting.

In conjunction with entering into the California Management Agreement, our Company through NMGCC entered into a loan and security agreement dated June 6, 2019, whereby NMGCC has loaned SD US$250,000 to fund the property and business improvements and expansion needs of SD’s business operations. The loan will become due and payable on June 6, 2020, subject to extension by mutual agreement between the parties, and will bear interest at a rate of 12% per annum. Interest will accrue and be compounded quarterly, and will be payable by SD upon maturity of the loan.

Settlement and Release Agreement

On November 30, 2019, we through NMGCC entered into a settlement and release agreement (the “Settlement Agreement”) with SD whereby NMGCC and SD agreed to terminate the California Management Agreement and to enter into a mutual release of any and all claims related to the California Management Agreement, subject to the terms of the Settlement Agreement.

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As of November 30, 2019, SD owed NMGCC management fees (the “Monies Owed”) under the California Management Agreement. In consideration of NMGCC’s discharge of the Monies Owed, SD has agreed to pay NMGCC one-hundred percent (100%) of all proceeds received from the sale of all or any part of its inventory (the “Inventory”) as of November 1, 2019. Pursuant to the Settlement Agreement, SD shall provide monthly updates of the remaining Inventory until the Inventory has been fully exhausted. NMGCC will determine the sale price for any item in Inventory subject to the Settlement Agreement.

Brand Director Agreement

On November 30, 2019, NMGCC entered into a brand director agreement (the “Brand Director Agreement”) with SD. Pursuant to the Brand Director Agreement, SD has engaged NMGCC to provide certain advisory and brand director services in connection with SD’s manufacture of Company-branded products, as well as certain other products (the “Managed Products”) as agreed to by NMGCC (the “Brand Director Services”). The initial term of the Brand Director Agreement is six months and the parties may renew the Brand Director Agreement for successive three-month renewal periods.

The Brand Director Services include: (a) managing SD’s production of the Managed Products; (b) payment of a reimbursement fee to SD equal to the amount of direct costs and direct taxes applicable to the Managed Products; (c) managing inventory of the Managed Products; and (d) directing SD to enter into distribution agreements and sale agreements with third-party commercial cannabis licensees for the distribution and sale of the Managed Products in accordance with applicable law. Pursuant to the Brand Director Agreement, NMGCC will pay a monthly fee (the “Contribution Fee”) of $5,000 to SD. In connection with the Brand Director Agreement, as partial repayment for the principal and interest accrued under a certain loan agreement (the “Loan Agreement”) between NMGCC and SD dated June 6, 2019, SD waives payment of the Contribution Fee for the first five (5) months of the Brand Direction Agreement.

In consideration for the Brand Director Services, SD (as the “Licensee”) has agreed to pay NMGCC (in its capacity as the “Brand Director”) a brand director fee for each calendar month during the term of the Brand Director Agreement, whereby Licensee shall pay to Brand Director a fee to be calculated as follows: (x) net revenue for a single calendar month, multiplied by, (y) seventy-five percent (75%); (z) plus any fees to be paid to NMGCC in connection with the equipment lease agreement (the “Equipment Lease Agreement”) dated June 6, 2019 (the "Equipment Lease Fee") added to the product of (x) and (y), the (q) total amount shall be the fee paid to NMGCC. If the net revenue, minus the product of (x) and (y) is less than the Equipment Lease Fee in any given month, the difference shall carry over to the subsequent month, to be added to that month's Equipment Lease Fee, or the difference may be paid by Licensee at its sole option.

Brand License Agreement

On November 30, 2019, DEP entered into a brand license agreement (the “License Agreement”) with SD. Pursuant to the License Agreement, DEP granted SD a non-exclusive, non-transferable, and non-sub-licensable right (the “License”) to use certain licensed marks in connection with or on licensed products, solely in connection with SD’s commercial cannabis activity in California. In consideration for the License, SD will pay DEP a monthly fee equal to $100, payable on a quarterly basis.

During the term of the License Agreement, SD must remain in compliance with all state and local cannabis rules and regulations in California, and maintain valid commercial cannabis licenses. SD will follow the guidance of DEP and only utilize packaging and labelling materials purchased from (or at the direction of) DEP. The License Agreement will be in full force and effect for the duration of the Brand Director Agreement.

Equipment Purchase Agreement

On November 30, 2019, NMGCC and SD entered into an equipment purchase agreement (the “Equipment Purchase Agreement”) pursuant to which NMGCC agreed to purchase certain equipment (the “Equipment”) from SD. The aggregate purchase price for the Equipment is $235,684.93 and will be applied to the outstanding balance under the Loan Agreement.

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First Amendment to the Equipment Lease Agreement

On November 30, 2019, NMGCC and SD entered into an amendment (the “First Amendment”) to the Equipment Lease Agreement. Pursuant to the First Amendment, NMGCC and SD amended (i) the term of the Equipment Lease Agreement to be coterminous with the Brand Director Agreement; and (ii) to update the equipment being leased pursuant to the Equipment Lease Agreement and to update the monthly rental rate for the equipment being leased.

Release & Satisfaction of Loan Agreement

On November 30, 2019, NMGCC and SD entered into a release and satisfaction of loan agreement (the “Release Agreement”). Pursuant to the Release Agreement, NMGCC agreed that all indebtedness of SD to NMGCC arising from the Loan Agreement (and promissory note issued in connection with the Loan Agreement) is hereby satisfied and discharged in full. The release is granted based on SD’s obligations and duties pursuant to the Equipment Purchase Agreement and its five (5) month waiver of the Contribution Fee under the Brand Director Agreement.

Conditional Use Permit for Nevada Production Facility

On June 20, 2019, we announced the receipt of a conditional use permit from Clark County, Nevada, for a new production facility located within one mile of NMG’s existing cultivation facility located at 3375 Pepper Lane, in Las Vegas. The new facility will be located within an existing commercial building where our Company has secured a long-term lease. Architect plans are complete, and the space has been custom designed to produce edibles, oils and extracts at scale. The new facility will be approximately 7,500 square feet, and construction commenced in late July. The new facility plans include high-volume extraction equipment, which we expect will dramatically increase our manufacturing capacity and efficiency for our extraction products, including oils, wax, live resin and ambrosia. The new facility also expands the kitchen area and creates an opportunity for the Company to white label for brands seeking an entry to the Nevada market. The new production facility was anticipated to be operational in mid to late September 2019, pending license transfer approvals from local and state authorities. Substantial construction work has been advanced including completion of offices, boardroom and facilities which are being utilized by the Company. In addition, significant electrical, framing and HVAC work is complete and waiting for formal permitting and inspections required by the Clark County building department. Final inspections and permits are required prior to receiving license transfer approvals from local and state authorities. We plan to move our current production license eliminating the need to apply for a new license.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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We may use these provisions until the last day of our fiscal year following the fifth anniversary of the closing of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Offering

Common stock offered by the selling securityholders:	The selling securityholders (the “Selling Securityholders”) are offering up to an aggregate of 134,136 shares of our common stock.

The Selling Securityholders:

The Selling Securityholders are comprised of the holders of shares of our common stock issued upon the exercise of common stock purchase warrants which were issued in partial exchange for subscription receipts and to registered broker-dealers as partial consideration for services rendered in connection with the subscription receipt offering. The subscription receipts were issued by us pursuant to an unregistered private placement at a price of CAD$0.66 (post-consolidation basis) per subscription receipt, which closed in four tranches on August 15, 2017, August 16, 2017, October 31, 2017 and November 10, 2017. On November 14, 2017, each subscription receipt was exchanged in accordance with its terms, for no additional consideration, for one share of common stock and one warrant.

Offering Price:

The Selling Securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time, either directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold on the Canadian Securities Exchange, the OTCQB market, or in transactions otherwise than on the Canadian Securities Exchange or the OTCQB market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

Use of proceeds:

We will not receive any of the proceeds from the sale of any of the 134,136 shares of common stock by the Selling Securityholders. We will, however, incur all costs associated with this registration statement and prospectus.

Market for our Common Stock:

Our common stock is listed for trading on the Canadian Securities Exchange (the “CSE”) under the symbol “BAMM”. On April 13, 2020 the high and low prices for one share of our common stock on the CSE were CAD$0.315 and CAD$0.28, respectively; and the closing price for one share of our common stock on the CSE on that date was CAD$0.30.

Outstanding Shares of Common Stock:	There were 101,853,217 shares of common stock outstanding as of April 13, 2020.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common stock.

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Summary Financial Data

The selected financial information set out below is based on and derived from the financial statements of our Company as of the dates and for the periods indicated below, and should be read in conjunction with “Selected Financial Information” and “Management’s Discussion and Analysis” and the financial statements and the accompanying notes which are included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year.

Statements of operations data:

	Six Months Ended		Year Ended
	January 31		July 31
	2020	2019	2019	2018
	(Unaudited)
Sales	$3,013,910	$2,521,723	$5,336,557	$2,692,979
Sales tax	$(554,918)	$(247,346)	$(724,339)	$(279,931)
Cost of sales	$(1,609,664)	$(1,313,569)	$(2,831,642)	$(1,216,851)
Gross profit	$849,328	$960,808	$1,780,576	$1,196,197

Total operating expenses	$(3,455,523)	$(2,383,809)	$(5,865,987)	$(3,442,762)
Loss from operations	$(2,606,195)	$(1,423,001)	$(4,085,411)	$(2,246,565)

Write off of deposit	-	-	-	$(250,000)
Foreign Exchange, net	$(81,006)	$(95,949)	$(241,862)	$(193,959)
Interest expense	$(131,850)	$(202,017)	-	-
Interest income	$556,688	-	$719,865	$5,615
Management fee income	$54,000	-	$37,000	-
Other income	$125,000	-	-	-
Equity in earnings (losses)	$191,550	$(31,559)	$56,466	-
Settlement of liabilities	$(239,328)	-	-	-
Early loan repayment penalty	-	-	$(200,000)	-
Write off of assets	$(1,008)	-	$(38,809)	$(873)

Deferred income tax recovery	-	-	-	$1,144,080
Income tax expense	-	$(222,948)	-	$(239,358)

Net Income (Loss)	$(2,132,149)	$(1,975,474)	$(3,752,751)	$(1,781,060)
Net Earnings (Loss) per common share, basic and diluted	$(0.02)	$(0.03)	$(0.05)	$(0.05)
Weighted average shares outstanding, basic and diluted	101,495,573	57,236,016	69,548,041	38,934,166

Balance Sheet Data
	As of January 31,		As of July 31,

	2020	2019	2019	2018
	(Unaudited)
Cash and cash equivalents	$3,374,079	$2,718,739	$9,004,716	$324,837
Working capital	$5,443,575	$(574,832)	$10,262,959	$(998,878)
Total assets	$38,815,625	$26,430,658	$36,239,251	$15,510,964
Total liabilities	$4,101,662	$8,597,021	$3,043,048	$4,724,743
Accumulated equity (deficit)	$(12,657,211)	$(8,747,785)	$(10,525,062)	$(6,772,311)
Total shareholders’ equity (deficit)	$34,713,963	$17,833,637	$33,196,203	$10,786,221

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RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to the Business and Industry

We have a limited operating history which may make it difficult for investors to predict future performance based on current operations.

We have a limited operating history upon which investors may base an evaluation of our potential future performance. Our subsidiary, NMG was formed on March 3, 2014 and began carrying on business in the same year, and therefore, our prospects must be considered in light of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues.

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our Common Shares to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due and on our cash flow.

We have incurred losses in prior periods. For the six month period ended January 31, 2020, we incurred a comprehensive loss of $2,116,396 and, as of that date, we had an accumulated deficit of $12,657,211. Any losses in the future could cause the quoted price of our Common Shares on the CSE to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flow.

We are a holding company and investors are subject to the risks attributable to our subsidiaries which generate substantially all of our revenues.

We are a holding company and essentially all of our operating assets are the capital stock of our subsidiaries. As a result, investors in us are subject to the risks attributable to our subsidiaries. As a holding company, we conduct our business through our subsidiaries, which generate substantially all of our revenues. Consequently, our cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of our subsidiaries and the distribution of those earnings to us. The ability of our subsidiaries to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As a manufacturer and distributor of ingestible products, we face exposure to product liability claims, regulatory action and litigation if products are alleged to have caused harm.

We face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that its products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our potential products.

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As a manufacturer and distributor of products, we face exposure to product recalls or return of products.

We may be subject to the recall or return of our products for reasons such as, product defects, contamination, unintended harmful side effects, interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products are recalled, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. There can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of our significant brands were subject to recall, the image of the brand and Body and Mind could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future performance depends on the continued services and continuing contributions of our senior management, particularly the Chief Executive Officer who consults to us. Certain members of our senior management team are generally contracted on an at-will basis, which means that they could terminate their employment with us at any time with little or short notice. The loss of the services of our senior management, the CEO, or other key employees/contractors for any reason could significantly delay or prevent the achievement of our strategic objectives and harm our business, financial condition and operating results.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because of the need to hire and retain additional personnel as business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition and operations.

Litigation may adversely affect our business, financial condition and operating results.

We and/or our subsidiaries may become party to litigation from time to time in the ordinary course of our respective businesses which could adversely affect our respective operations. Should any litigation in which we and/or our subsidiaries become involved be determined against us and/or our subsidiaries, such a decision may adversely affect our respective abilities to continue operating, adversely affect the market price of our Common Shares and use significant resources. Even if we and/or our subsidiaries, as the case may be, is involved in litigation and succeeds, litigation can redirect significant company resources. In addition, litigation may also create a negative perception of our brand.

Our intended growth could suffer if the markets into which we sell our products and services decline, do not grow as anticipated or experience cyclicality.

Our growth depends in part on the growth of the markets which we serve, and visibility into our markets is limited. Our quarterly sales and profits depend substantially on the volume and timing of orders received during the fiscal quarter, which are difficult to forecast. Any decline or lower than expected growth in our served markets could diminish demand for our products and services, which could adversely affect our financial condition and results of operations.

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Our business operates in industries that may experience periodic, cyclical downturns. In addition, if our business demand depends on customers’ capital spending budgets, product and economic cycles can affect the spending decisions of these customers. Demand for our products and services is also sensitive to changes in customer order patterns, which may be affected by announced price changes, changes in incentive programs, new product introductions and customer inventory levels. Any of these factors could adversely affect our growth and results of operations in any given period.

We face intense competition and our competitors may have a longer operating history or greater financial resources allowing them to compete more effectively.

We may face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and manufacturing and marketing experience than us. Increased competition by larger and better financed competitors could materially and adversely affect our business, financial condition and results of operations.

The State of Nevada has only issued to date a small number of licenses to produce and sell medical marijuana. There are, however, many applicants for licenses. The number of licenses granted could have a material impact on our operations. Because of early stages of the industry in which we operate, we expect to face additional competition from new entrants. If the number of users of medical marijuana in the United States increases, the demand for products will increase and we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis, which could materially and adversely affect our business, financial condition and results of operations.

Failure to comply with environmental and safety laws may result in us incurring additional costs for corrective measures.

Medical marijuana operations are subject to environmental and safety laws and regulations concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and non-hazardous materials and wastes, and employee health and safety. Our failure to comply with environmental and safety laws and regulations may result in additional costs for corrective measures, penalties or in restrictions in manufacturing operations. In addition, changes in environmental, employee health and safety or other laws, more vigorous enforcement thereof or other unanticipated events could require extensive changes to operations or give rise to material liabilities, which could have an adverse effect on our business, financial conditions and results of operations.

Our cannabis crop could be harmed by pests, plant diseases or other agricultural risks which would have a material adverse affect on our business.

Our business involves the growing of cannabis, which is an agricultural product. As such, our business is subject to the risks inherent in the agricultural business, such as pests, plant diseases and similar agricultural risks. This could lead to a reduced yield when harvesting the cannabis affecting the supply of cannabis for distribution, and, therefore, could have a material adverse effect on our business operations and our ability to meet consumer demand.

We may experience increased costs during the growth stage of the cannabis due to the possibility of rising energy costs.

Growing cannabis requires a considerable amount of energy. We are vulnerable to rising costs of energy due to our need to consume considerable amounts of energy to grow our product. Rising or volatile energy costs may adversely impact our business by increasing production costs and decreasing revenue if those increased costs cannot be transferred to the consumer.

The cannabis industry is difficult to forecast due to the industry being in the early growth stages.

Detailed sales forecasts are not generally obtainable from sources at this early stage of the medical marijuana industry in the United States. A failure in the demand for products to materialize as a result of competition, technological change or other factors could have a material adverse effect on our business, financial condition and results of operations.

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Our public image and the consumer perception of us is greatly influenced by scientific research, regulatory investigations, and media attention. Negative publicity will result in an unfavourable public image and will negatively affect our financial condition and results of operations.

We believe the medical marijuana industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the medical marijuana produced. Consumer perception of our products and proposed products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of medical marijuana products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the medical marijuana market or any particular product, or consistent with earlier publicity.

Our dependence upon consumer perceptions means that adverse reports, findings, attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on us, the demand for our products and proposed products, and our business, financial condition, cash flow and results of operations. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of medical marijuana in general, or our products and proposed products specifically, or associating the consumption of medical marijuana with illness or other negative effects or events, could have a material adverse effect on our business and results of operations. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

Risks related to the Federal and State Regulations

Federal regulation and enforcement may adversely affect the implementation of cannabis laws and regulations may negatively impact our results of operations.

Cannabis is a Schedule I controlled substance under the Controlled Substance Act (the “CSA”). Even in those jurisdictions in which the manufacture and use of medical cannabis has been legalized at the state level, the possession, use, cultivation, and transfer of cannabis remains a violation of federal law. Federal law criminalizing the use of cannabis preempts state laws that legalize its use for medicinal or adult-retail purposes, and therefore strict enforcement of federal law regarding cannabis would severely restrict our ability to carry out our business plan.

The U.S. Department of Justice under the Obama administration had issued memoranda, including the so-called “Cole Memorandum” on August 29, 2013, characterizing enforcement of federal cannabis prohibitions under the CSA to prosecute those complying with state regulatory systems allowing the use, manufacture and distribution of medical cannabis as an inefficient use of federal investigative and prosecutorial resources when state regulatory and enforcement efforts are effective with respect to enumerated federal enforcement priorities under the CSA. In the Cole Memorandum, the U.S. Department of Justice provided guidance to all federal prosecutors indicating that federal enforcement of the CSA against cannabis-related conduct should be focused on eight priorities, which are to prevent: (1) distribution of cannabis to minors; (2) revenue from sale of cannabis to criminal enterprises, gangs and cartels; (3) transfer of cannabis from states where it is legal to states where it is illegal; (4) cannabis activity from being a pretext for trafficking of other illegal drugs or illegal activity; (5) violence or use of firearms in cannabis cultivation and distribution; (6) drugged driving and adverse public health consequences from cannabis use; (7) growth of cannabis on federal lands; and (8) cannabis possession or use on federal property.

On January 4, 2018, Attorney General Jeff Sessions issued a new memo updating the Department of Justice’s policy on federal marijuana enforcement (the “Sessions Memorandum”). The Sessions Memorandum effectively rescinded and replaced the Cole Memorandum, and directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to marijuana activities. While in theory the protections under the Cole Memorandum have been abolished, the new policy does not explicitly direct local U.S. Attorneys to launch an attack on state-legal marijuana businesses. Rather, the new policy promulgated by the Sessions Memorandum is to return local control to federal prosecutors who know where and how to deploy Justice Department resources most effectively to reduce violent crime, stem the tide of the drug crisis, and dismantle criminal gangs. The threat of federal prosecution remains for legitimate, state-legal marijuana businesses, including our business.

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However, no assurance can be given that the federal prosecutor in each judicial district where we operate will agree that our activities within such prosecutor’s district do not go contrary to the Justice Department’s goals. There is also no guarantee that the current administration or future administrations will not revise the federal enforcement priorities enumerated in the Cole Memorandum, the Sessions Memorandum or otherwise choose to strictly enforce the federal laws governing cannabis production or distribution.

On April 11th, 2018, U.S. Senator Cory Gardner received assurances from President Donald Trump that 1) states with legal marijuana industries would not be targeted by the Justice Department, 2) the rescission of the Cole Memorandum would not impact state’s legal marijuana industries, and 3) that the President would support a federalism-based legislative solution to fix the states’ rights issue once and for all. The President’s comments are encouraging to legal marijuana businesses; however, no legislative action at the federal level has been taken.

Under U.S. federal law, banks or other financial institutions that provide us with banking services could be found guilty of money laundering, which restricts our ability to receive reputable banking services and adversely affects our business operations.

Under U.S. federal law it may potentially be a violation of federal money laundering statutes for financial institutions to take any proceeds from marijuana sales or any other Schedule I substance. Banks and other financial institutions could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses. Under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering or conspiracy. Financial institutions must submit a “suspicious activity report” (“SAR”) as required by federal money laundering laws. These marijuana related SARs are divided into three categories: marijuana limited, marijuana priority, and marijuana terminated, based on the financial institution’s belief that the marijuana business follows state law, is operating out of compliance with state law, or where the banking relationship has been terminated. There can be no assurance that a negative SAR will not be filed against us limiting our access to banking services as well as subjecting us to Federal review. This will also negatively impact our public image and affect operations.

The Independent Alcohol Distributors of Nevada have obtained a preliminary injunction against the issuance of recreational marijuana licenses to anyone other than licensed alcohol distributors. If this injunction remains in place we will be unable to obtain a recreational marijuana distributor license which would have an adverse effect on our business operations.

In leading up to the launch of recreational marijuana sales on July 1, 2017, the State of Nevada Department of Taxation (the “Department”) made a determination in March 2017 that there would be an insufficient number of marijuana distributors based on the limited response to its call for distributor license applications, and the Department proceeded to accept applications for distributor licenses from many existing medical marijuana entities (“MMEs”), who have the infrastructure and know-how to handle the distribution of recreational marijuana.

The Independent Alcohol Distributors of Nevada (“IADON”) filed a suit in District Court in Carson City, Nevada requesting a preliminary injunction against the Department to prevent the issuance of licenses to distribute recreational marijuana to anyone other than licensed alcohol distributors. The original ballot initiative passed by the voters of Nevada on November 8, 2016 provided that the Department shall issue licenses for marijuana distributions only to persons holding a wholesaler dealer license under Chapter 369 of NRS (alcohol distributor license), unless the department determined that an insufficient number of marijuana distributors will results from the limitation. On June 20, 2017, the Judge in the IADON litigation granted IADON’s motion for preliminary injunction, and thereby enjoined the Department from issuing a retail marijuana distributor license to any person or entity other than wholesale alcohol distributors.

This litigation remains ongoing, and the Nevada Supreme Court has not indicated when it will reach its ruling. If the courts find in favor of IADON, then wholesale alcohol distributors will have exclusive rights to distribute marijuana. We may experience increased costs and inefficiencies for having to use a third-party for distribution purposes, which would have an adverse effect on our business and results of operations.

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Risks related to Our Securities

We may issue additional Common Shares in the future, which could cause significant dilution to all shareholders.

Our Articles of Incorporation authorize the issuance of up to 900,000,000 Common Shares, with a par value of $0.0001 per share. As of April 13, 2020, the Company had 101,853,217 Common Shares issued and outstanding, 9,025,000 stock options outstanding and 12,415,284 share purchase warrants outstanding.

As at April 13, 2020, the Company’s 9,025,000 stock options outstanding are exercisable into 9,025,000 common shares of the Company with the following terms:

Number of Options outstanding and exercisable	Exercise price	Expiry dates
3,850,000	CAD$0.66	November 24, 2022
175,000	CAD$0.41	June 6, 2023
2,050,000	CAD$0.57	December 10, 2023
2,250,000	CAD$0.88	August 21, 2024
250,000	CAD$0.93	October 1, 2024
200,000	CAD$0.88	January 23, 2025
250,000	CAD$0.405	March 1, 2025
9,025,000

As at April 13, 2020, the Company’s 12,415,284 share purchase warrants outstanding are exercisable into 12,415,284 common shares of the Company with the following terms:

Number of warrants outstanding and exercisable	Exercise price	Expiry dates
11,780,134	CAD$1.50	May 17, 2023
635,150	CAD$1.25	May 16, 2023
12,415,284

On November 2, 2018, the Company issued a CAD$1,600,000 principal amount 8% unsecured convertible debentures of the Company to Australis maturing two years following the date of issue. The debentures are convertible at the option of the holder into Common Shares at a conversion price equal to CAD$0.55 per Common Share up to November 2, 2020, subject to adjustment and acceleration in certain circumstances. However, on July 1, 2019, we entered into the Conversion Agreement with Australis, whereby Australis has agreed to convert the 8% unsecured convertible debenture on July 1, 2020 in exchange for an advanced interest payment of CAD$148,339.72 for the period of November 2, 2018 to July 1, 2020. Upon conversion of the debenture, Australis will receive 2,909,091 Common Shares at a deemed valued of CAD$0.55 per Common Share.

We are also committed to issuing 141,000 Common shares to Toro Pacific Management Inc. on the following dates: 70,500 Common Shares on May 14, 2020; and 70,500 Common Shares on November 14, 2020.

We may issue additional Common Shares in the future in connection with a financing or an acquisition. Such issuances may not require the approval of our shareholders. Any issuance of additional shares of our Common Shares, or equity securities convertible into our Common Shares, including but not limited to, warrants and options, will dilute the percentage ownership interest of all shareholders, may dilute the book value per share of our Common Shares, and may negatively impact the market price of our Common Shares.

Because we do not intend to pay any cash dividends on our Common Shares, our shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Shares in the foreseeable future. Declaring and paying future dividends, if any, will be determined by our Board, based upon earnings, financial condition, capital resources, capital requirements, restrictions in our Articles of Incorporation, contractual restrictions, and such other factors as our Board deems relevant. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them. There is no assurance that shareholders will be able to sell shares when desired.

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Our Common Shares are categorized as “penny stock”, which may make it more difficult for investors to buy and sell our Common Shares due to suitability requirements.

Our Common Shares are considered “penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Shares is significantly less than $5.00 per share. This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The penny stock rules require a broker-dealer buying securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our Common Shares, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our Common Shares, or may adversely affect the ability of stockholders to sell their shares.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a shareholder’s ability to buy and sell our Common Shares, which could depress the price of our Common Shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Shares, which may limit your ability to buy and sell our Common Shares, have an adverse effect on the market for our Common Shares, and thereby depress our price per Common Share.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our market, strategy, competition, capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, availability of funds and operating costs. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith, based on information available to us as of the date hereof, and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the Selling Stockholders. All proceeds from the sale of the shares will be for the account of the Selling Stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution”.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell their shares offered under this prospectus at prevailing market prices, privately negotiated prices or otherwise as set forth under “Plan of Distribution” in this prospectus.

SELLING SECURITYHOLDERS

Up to 134,136 shares of common stock are being offering by this prospectus, all of which are being registered for sale for the account of the Selling Securityholders and include the following:

•	52,545 post-consolidation shares of common stock issued by us upon the exercise of common stock purchase warrants issued by us on November 14, 2017 in partial exchange for subscription receipts;

•	40,794 post-consolidation shares of common stock issued by us upon the exercise of common stock purchase warrants issued by us on August 15, 2017 to a registered broker-dealer as partial consideration for services rendered in connection with the subscription receipts offering; and

•	40,797 post-consolidation shares of common stock issued by us upon the exercise of common stock purchase warrants issued by us on November 14, 2017 to a registered broker-dealer as partial consideration for services rendered in connection with the subscription receipts offering.

The subscription receipts were issued by our Company at a price of CAD$0.66 (post-consolidation basis) per subscription receipt, pursuant to an offering which closed in four tranches on August 15, 2017, August 16, 2017, October 31, 2017 and November 10, 2017. On November 14, 2017, each subscription receipt was exchanged in accordance with its terms, for no additional consideration, for one share of common stock and one warrant. The warrants issued upon exchange of the subscription receipts had an exercise price of CAD$0.90 per share and an expiry date of two years from the date of closing of the particular tranche of the subscription receipts offering. The warrants issued to the registered broker-dealers as partial consideration for services rendered in connection with the subscription receipts offering had an exercise price of CAD$0.66 per share and an expiry date of either August 15, 2019 or August 16, 2019.

The transactions by which the Selling Securityholders acquired their securities from us was exempt from the registration provisions of the Securities Act.

The following table sets forth certain information as of April 13, 2020 regarding the ownership of our shares of common stock to be sold by the Selling Securityholders. The number of shares to be offered by the Selling Securityholders includes the shares held by the Selling Securityholders from the exercise of warrants described above.

Information with respect to ownership is based upon information obtained from the Selling Securityholders. Information with respect to “Shares Owned Prior to this Offering” includes the shares that are issuable upon exercise of warrants, if applicable, held by the Selling Securityholders and other shares held of record by the Selling Securityholders. The “Shares to be Offered under this Prospectus” includes the 134,136 shares that are held by certain Selling Securityholders. Information with respect to “Shares Owned After this Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the Selling Securityholders. Except as described below and to our knowledge, the Selling Securityholders own and have sole voting and investment power over all shares or rights to these shares. Except for their ownership of common stock or otherwise as described below, none of the Selling Securityholders had or have any material relationship with us. The Selling Securityholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the common stock held by them since the date as of which information is presented below.

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Name of Selling Stockholder	Shares Owned Prior to this Offering(1)	Shares to be Offered under this Prospectus(1) Shares Owned After Offering	Number of Shares Owned After Offering and Percentage of Total of Issue and Outstanding
				Percentage of Issued and Outstanding Shares(2)
Canaccord Genuity Corp.(3)	363,136	81,591	281,545	(*)
Ram Platinum Pty Ltd.(4)	22,727	22,727	Nil	Nil
Chad Boorman	7,333	7,333	Nil	Nil
W. Gerry Coulter	7,333	7,333	Nil	Nil
Barbara Michaels	15,152	15,152	Nil	Nil
Total:		134,136		(*)

____________________

Notes:

(*)	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.
(2)	The applicable percentage of ownership is based on 101,853,217 shares of our common stock issued and outstanding as of April 13, 2020. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights as described in note 1 above.
(3)	Don MacFayden, the Executive Vice-President, CFO and Director of Canaccord Genuity Corp., has discretionary voting and investment authority over these securities.
(4)	Richard Michaels has discretionary voting and investment authority over these securities.

PLAN OF DISTRIBUTION

Each Selling Securityholder may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

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The Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Securityholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.

Because Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Securityholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Authorized Capital

We are authorized to issue 900,000,000 Common Shares with a par value of US$0.0001 per share.

Outstanding Capital Stock

As of April 13, 2020 we had 101,853,217 Common Shares issued and outstanding and we had 219 registered holders of our Common Shares. As of April 13, 2020, we had outstanding options to acquire 9,025,000 of our Common Shares held by employees, directors, officers and consultants granted options to purchase our Common Shares, as well as outstanding warrants to purchase 12,415,284 Common Shares held by employees, directors, officers, consultants, investors and finders. As of April 13, 2020, we had 635,150 non-transferable broker warrants (each, a “Broker Warrant”) issued and outstanding that entitle the holder to acquire one unit of the Company at an exercise price of CAD$1.25 per unit until May 16, 2023. Each unit consists of one Common Share and one common stock purchase warrant (each, a “Warrant”). Each Warrant entitles the holder to acquire one Common Share at an exercise price of CAD$1.50 per Common Share until May 17, 2023. As of April 13, 2020, we had a CAD$1,600,000 convertible debenture outstanding convertible into 2,909,091 Common Shares.

Common Shares

Holders of our Common Shares are entitled to vote at all meetings of shareholders, to receive dividends if, and when declared by the board of directors and to participate pro rata in any distribution of our property or assets upon liquidation, dissolution or winding up. Our Common Shares do not have cumulative voting rights. Our Common Shares do not carry pre-emptive, subscription or conversion, conversion or exchange, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holder of our Common Shares to contribute additional capital.

Warrants

In connection with a unit private placement on May 17, 2019, we issued four year warrants to purchase an aggregate of 11,780,904 shares of our common stock at an exercise price of CAD$1.50 per share until May 17, 2023.

In connection with the unit private placement on May 17, 2019, we issued four year Broker Warrants to purchase an aggregate of 635,150 units of the Company at an exercise price of CAD$1.25 per unit until May 16, 2023. Each unit consists of one share of common stock and one Warrant. The Warrants entitle the holder to purchase an aggregate of 635,150 shares of our common stock at an exercise price of CAD$1.50 per share until May 17, 2023.

Convertible Debentures

In connection with an investment agreement with Australis Capital Inc. (“Australis”) on October 30, 2018, we issued an unsecured convertible debenture in the amount of CAD$1,600,000 to Australis. The convertible debenture bears interest at a rate of 8% per annum. Repayment of the outstanding principal amount of the convertible debenture, together with any accrued and unpaid interest, is to be made on or prior to November 2, 2020. The convertible debenture is convertible at the option of Australis into shares of our common stock at a conversion price of CAD$0.55 per share, subject to adjustment and acceleration in certain circumstances. On July 1, 2019, we entered into a conversion agreement with Australis, whereby Australis has agreed to convert the convertible debenture on July 1, 2020. Upon execution of the conversion agreement, we remitted CAD$148,339.72 to Australis as an advanced interest payment for the period from November 2, 2018 to July 1, 2020. Upon conversion of the convertible debenture, Australis will receive 2,909,091 Common Shares of our Company, to be issued at a deemed valued of CAD$0.55 per Common Share.

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Transfer Agent and Registrar

Our transfer agent is New Horizon Transfer Inc. located at 215 – 515 West Pender Street, Vancouver, British Columbia, Canada, V6B 6H5.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Our common stock has been quoted on the OTC Pink since November 6, 2008, initially under the symbol “DPLY” until December 8, 2017 and then under the symbol “BMMJ” as a result of our name change on November 14, 2017 in connection with our acquisition of NMG. As of July 30, 2019, our common stock was posted for trading on the OTCQB under the same symbol “BMMJ”. The market for our common stock is limited, and can be volatile. The following table sets forth the high and low bid prices relating to our common stock on a quarterly basis for the periods indicated as quoted by the OTCQB and OTC Pink. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Quarter Ended	High Bid	Low Bid
January 31, 2020	$0.92	$0.33
October 31, 2019	$1.18	$0.56
July 31, 2019	$2.15	$0.64
April 30, 2019	$2.70	$0.46
January 31, 2019	$0.84	$0.35
October 31, 2018	$0.75	$0.26
July 31, 2018	$0.47	$0.28
April 30, 2018	$0.88	$0.34
January 31, 2018	$3.50	$0.10
October 31, 2017	$0.25	$0.07
July 31, 2017	$0.27	$0.14

In addition, shares of our common stock have been listed on the Canadian Securities Exchange (the “CSE”) since December 22, 2011, initially under the symbol under the symbol “DEP” (until December 6, 2017) and now under the symbol “BAMM” (since December 7, 2017). The following table sets forth the high and low sales prices of our common stock on a quarterly basis for the periods indicated as quoted by the CSE.

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Quarter Ended	High	Low
January 31, 2020	CAD$1.05	CAD$0.43
October 31, 2019	CAD$1.56	CAD$0.76
July 31, 2019	CAD$2.89	CAD$0.84
April 30, 2019	CAD$3.71	CAD$0.62
January 31, 2019	CAD$1.11	CAD$0.51
October 31, 2018	CAD$1.20	CAD$0.33
July 31, 2018	CAD$0.53	CAD$0.37
April 30, 2018	CAD$1.14	CAD$0.40
January 31, 2018	CAD$2.09	CAD$0.68
October 31, 2017	CAD$0.99	CAD$0.75
July 31, 2017	CAD$1.05	CAD$0.45

On April 13, 2020, the last reported sale price of our common stock on the OTCQB was $0.22 per share and the last reported sale price of our common stock on the CSE was CAD$0.30 per share.

Holders

As of April 13, 2020, there were approximately 219 holders of record of our common stock as reported by our transfer agent, New Horizon Transfer Inc., which does not include shareholders whose shares are held in street or nominee names.

Dividend Policy

No dividends have ever been declared by the Board of Directors on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Selected Financial Data” and our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”

Overview

Our principal business intended to be carried on is the production and cultivation of medical and recreational marijuana in Nevada and retail/ dispensary operations in Ohio pursuant to the licenses held by NMG. The Company continued to expand opportunities in Arkansas and California and anticipates these operations to be operating in the near future. NMG is currently operating under the marquee brand name of Body & Mind and produces flower, oil, extracts and edibles and are available for sale in dispensaries in Nevada. The company also has Body and Mind branded products available in dispensaries in California and anticipates brand expansion into Ohio and Arkansas.

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Results of Operations

Results of Operations for the three month periods ended January 31, 2020 and 2019:

The following table sets forth our results of operations for the three month periods ended January 31, 2020 and 2019:

	January 31, 2020 $	January 31, 2019 $
Sales, net of taxes	1,215,890	1,079,818
Cost of Sales	(686,691)	(575,948)
Gross Margin	529,199	503,870
General and Administrative Expenses	(1,812,866)	(1,917,758)
Foreign Currency Translation Adjustment	(103,440)	(120,725)
Comprehensive Income (Loss)	(1,338,792)	(1,884,404)
Basic and Diluted Earnings (Loss) Per Share	(0.01)	(0.03)

Revenues

For the three month period ended January 31, 2020 we had total net sales of $1,215,890 and cost of sales of $686,691 for a gross margin of $529,199 compared total net sales of $1,079,818 and cost of sales of $575,948 for a gross margin of $503,870 in the three month period ended January 31, 2019. During the three months ended January 31, 2020, the Company recorded product sales as follows:

Revenues – By Product	Three months ended January 31, 2020 $	%

Flower	1,286,109	81.8%
Concentrates	217,154	13.8%
Edibles	69,021	4.4%

Total	1,572,284

The Company’s revenue generating products, being flower, concentrates, edibles, are expected to have relatively consistent revenues for the foreseeable future.

Operating Expenses

For the three month period ended January 31, 2020, operating expenses totaled $1,812,866 compared with $1,917,758 for the three month period ended January 31, 2019. A significant reason for the decrease in operating expenses between the periods related to a decrease in non-cash stock-based compensation from $870,808 to $369,437. The decrease is partially offset by an increased consulting fees from $107,687 to $135,953 as a result of various ongoing acquisitions and expansions. The Company adopted ASC 842, Lease Accounting, and presented lease expense of $54,926 on the income statement related to the two leases in Nevada, USA. The Company’s office administration and salaries and wages increased considerably as a result of increased operations in Nevada as well as the total number of employees under payroll.

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Other Items

During the three month period ended January 31, 2020, our other items accounted for $48,315 in income as compared to $250,397 in expenses for the three month period ended January 31, 2019. The significant components in other items primarily relates to the Company’s proportion of income on equity investee in NMG Ohio LLC of $103,899 (2019 – loss of $23,939), interest income on the secured convertible note related to the investment in GLDH and convertible loan receivable from CCG in the amount of $278,688 (2019 - $Nil) and an interest expense of $131,850 (2019 - $202,065) relating to the convertible loan held by Australis that will be converted on July 1, 2020. On November 30, 2019, the Company entered into a settlement and release agreement with SD resulting a loss of $239,328 (2019 - $Nil).

Net Loss

Net loss for the quarter ended January 31, 2020 totaled $1,235,352 compared with a net loss of $1,763,679 for the quarter ended January 31, 2019. The decrease in net loss of $528,327 is largely due to the decrease in operating expenses as discussed above

Other Comprehensive Income (Loss)

We recorded translation adjustments loss of $103,440 and $120,725 for the three months ended January 31, 2020 and 2019, respectively. The amounts are included in the statement of operations as other comprehensive gain for the respective periods.

Results of Operations for the six month periods ended January 31, 2020 and 2019:

The following table sets forth our results of operations for the six month periods ended January 31, 2020 and 2019:

	January 31, 2020 $	January 31, 2019 $
Sales, net of taxes	2,458,992	2,274,377
Cost of Sales	(1,609,664)	(1,313,569)
Gross Margin	849,328	960,808
General and Administrative Expenses	(3,455,523)	(2,383,809)
Foreign Currency Translation Adjustment	15,753	(26,314)
Comprehensive Income (Loss)	(2,116,396)	(2,001,788)
Basic and Diluted Earnings (Loss) Per Share	(0.02)	(0.03)

Revenues

For the six month period ended January 31, 2020 we had total net sales of $2,458,992 and cost of sales of $1,609,664 for a gross margin of $849,328 compared total net sales of $2,274,377 and cost of sales of $1,313,569 for a gross margin of $960,808 in the six month period ended January 31, 2019. During the six months ended January 31, 2020, the Company recorded product sales as follows:

Revenues – By Product	Six months ended January 31, 2020 $	%

Flower	2,336,175	77.5%
Concentrates	521,110	17.3%
Edibles	156,625	5.2%

Total	3,013,910

The Company’s revenue generating products, being flower, concentrates, edibles, are expected to have relatively consistent revenues for the foreseeable future.

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Operating Expenses

For the six month period ended January 31, 2020, operating expenses totaled $3,455,523 compared with $2,383,809 for the six month period ended January 31, 2019. A significant reason for the increase in operating expenses between the periods related to increased consulting fees from $110,287 to $356,180 as a result of various ongoing acquisitions and expansions. The Company adopted ASC 842, Lease Accounting, and presented lease expense of $111,630 on the income statement related to the two leases in Nevada, USA. The Company’s office administration and salaries and wages increased considerably as a result of increased operations in Nevada as well as the total number of employees under payroll. The Company also recorded a non-cash stock-based compensation of $659,015 related to August 2019, October 2019 and January 2020 options granted to certain officers, directors, employees and/or consultants of the Company.

Other Items

During the six month period ended January 31, 2020, our other items accounted for $474,046 in income as compared to $329,525 in expenses for the three month period ended January 31, 2019. The significant components in other items primarily relates to the Company’s proportion of income on equity investee in NMG Ohio LLC of $191,550 (2019 – loss of $31,559), interest income on the secured convertible note related to the investment in GLDH and convertible loan receivable from CCG in the amount of $556,688 (2019 - $Nil), and interest expense of $131,850 related to the convertible loan held by Australis that will be converted to common shares on July 1, 2020. On November 30, 2019, the Company entered into a settlement and release agreement with SD resulting a loss of $239,328 (2019 - $Nil).

Net Loss

Net loss for the six months ended January 31, 2020 totaled $2,132,149 compared with a net loss of $1,975,474 for the six months ended January 31, 2019. The decrease in net loss of $156,675 is largely due to the increase in other income as discussed above.

Other Comprehensive Income (Loss)

We recorded translation adjustments gain of $15,422 and a loss of $26,314 for the six months ended January 31, 2020 and 2019, respectively. The amounts are included in the statement of operations as other comprehensive gain for the respective periods.

Results of Operations for the years ended July 31, 2019 and 2018

The following table sets forth our results of operations for the fiscal years ended July 31, 2019 and 2018:

	July 31, 2019 $	July 31, 2018 $
Sales	5,336,557	2,692,979
Cost of sales and other	(3,555,981)	(1,496,782)
General and Administrative Expenses	(5,865,987)	(3,442,762)
Other Items	332,660	(439,217)
Net Income (Loss)	(3,752,751)	(1,781,060)
Foreign Currency Translation Adjustment	294,909	175,577
Comprehensive Loss	(3,457,842)	(1,605,483)
Basic and Diluted Earnings (Loss) Per Share	(0.05)	(0.05)

Revenues

The Company’s wholly-owned subsidiary, NMG, reported sales revenue of $5,336,557 and cost of sales and sales taxes of $3,555,981, resulting in a gross margin of $1,780,576, for the year ended July 31, 2019.

Operating Expenses

Operating expenses incurred during the year ended July 31, 2019 were $5,865,987 as compared to $3,442,762 during the year ended July 31, 2018. The change in general and administrative expenses relate to a number of factors, but mainly attributed to the interest and accretion expenses related to various notes and convertible debentures obtained during the year in relation to the potential acquisition of GLDH, as well as increased legal fees for the potential acquisitions of NMG Ohio and GLDH. In 2018, the Company consolidated the expenses of NMG from the date of acquisition in November 2017. For the year ended July 31, 2019, the Company consolidated the results of NMG for the entire year resulting in an increase in licenses, utilities and office administration costs to $931,045 from $281,671 in 2018 and an increase in salaries and wages to $926,198 from $380,371 in 2018.

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Of the $5,865,987 expenses for the year ended July 31, 2019, the Company granted stock options to various officers, directors, employees and/or consultants, resulting in a non-cash stock-based compensation of $880,595 calculated using the Black Scholes Option Pricing Model.

A total of $519,113 relates to management and consulting fees paid/accrued to the interim Chief Executive Officer, former Chief Executive Officer; former Chief Financial Officer and the President of NMG and $37,791 relates to accounting fees paid/accrued to the Chief Financial Officer.

Income Taxes

A reconciliation of income taxes at statutory rates with the reported taxes for the year ended July 31, 2019 and 2018 is as follows:

	2019	2018

Net loss for the period	$(3,752,751)	$(2,685,782)
Federal and state income tax rates	21.00%	26.45%

Expected income tax recovery	(788,078)	(710,389)
Permanent differences	1,342,979	528,510
Change in estimates and others	120,554	225,902
Change in tax rates	178,289	(725,324)
Change in benefit not recognized	(853,744)	(2323,420)

Total income tax recovery	$-	$(904,722)

The significant components of the Company's deferred income tax assets and liabilities are as follows:

	As at July 31, 2019	As at July 31, 2018

Deferred income tax asset
Net income tax operating loss carry forward	$150,000	$985,290
Deferred tax allowance	(150,000)	(985,290)
Deferred income tax liability
Brand and License	1,716,120	1,716,120

Net deferred income tax liability	$1,716,120	$1,716,120

Other Items

During the year ended July 31, 2019, our other items accounted for $332,708 in income as compared to an expense of $439,217 for the year ended July 31, 2018.

During the year ended July 31, 2019, the Company recognized equity pickup of $56,466 (2018 - $Nil) from its 30% equity stake in NMG Ohio. NMG Ohio recorded total sales of $1,225,238 and a net income of $188,220 for the year ended July 31, 2019.

Other components in other items primarily relates to interest income of $719,865 (2018 - $Nil) related to a convertible promissory note provided in connection with GLDH acquisition and $200,000 (2018 - $Nil) early payment for repaying the promissory note to Australis in full before the maturity date. For 2019, a foreign exchange loss of $241,862 was recognized compared to a loss of $193,959 for 2018. In 2018, a write off of deposit of $250,000 was recognized.

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Net Loss

The net loss was $3,752,751 for the year ended July 31, 2019 and $1,781,060 for the year ended July 31, 2018. The increase in net loss resulted primarily from the increase in general and administrative expenses as discussed above.

Liquidity and Capital Resources

The following table sets out our cash and working capital as of January 31, 2020, July 31, 2019 and July 31, 2018:

	As of January 31, 2020 (unaudited)	As of July 31, 2019 (audited)	As of July 31, 2018 (audited)
Cash reserves	$3,374,079	$9,004,716	$324,837
Working capital (deficit)	$5,443,575	$9,197,394	($998,877)

On 17 May 2019, the Company closed a private placement of 11,780,904 units at a price of $0.93 (CAD$1.25) per unit for aggregate gross proceeds of $10,956,241 (CAD$14,726,130). Each unit is comprised of one common share and one common share purchase warrant. Each warrant entitles the holder to acquire one common share of the Company at an exercise price of CAD$1.50 for a period of 48 months following the closing date, subject to adjustment in certain events. The agents received a cash commission of $589,499 (CAD$793,938). The agents also received as additional consideration 635,150 non-transferable broker warrants. Each broker warrant entitles the holder to acquire one unit at an exercise price of CAD$1.25 per unit for a period of 48 months following the closing date. A corporate finance fee of $63,774 (CAD $84,750) was also paid.

On 28 May 2019, the Company issued 12,793,840 common shares upon exercise of 12,793,840 warrants by Australis at a price of CAD$0.50 per common share for aggregate proceeds of $4,746,515 (CAD$6,396,920). The proceeds were used, in part, to fully repay the outstanding senior secured note in the amount of $4,495,890 owing to Australis by the Company.

On 16 July 2019, the Company issued 7,333 common shares upon exercise of 7,333 warrants at a price of CAD$0.90 per common share for aggregate proceeds of $5,057 (CAD$6,600).

On 12 August 2019, the Company issued 81,591 common shares upon exercise of 81,591 warrants at a price of CAD$0.66 per common share for aggregate proceeds of $40,765 (CAD$53,850).

On 12 September 2019, the Company issued 38,912 common shares upon exercise of 38,912 warrants at a price of CAD$0.66 per common share for aggregate proceeds of $19,450 (CAD$25,682).

On 4 October 2019, the Company issued 22,727 common shares upon exercise of 22,727 warrants at a price of CAD$0.90 per common share for aggregate proceeds of $15,360 (CAD$20,454).

On 14 November 2019, the Company issued 22,485 common shares upon exercise of 22,485 warrants at a price of CAD$0.90 per common share for aggregate proceeds of $15,465 (CAD$20,237).

Statement of Cashflows

During the six month period ended January 31, 2020, our net cash decreased by $5,630,637 (2019: increase of $2,393,902), which included net cash used in operating activities of $2,565,786 (2019: $915,104), net cash used in investing activities of $3,173,895 (2019: $6,510,559), net cash provided by financing activities of $90,840 (2019: $9,845,879) and effect of exchange rate changes on cash and cash equivalents of $18,204 (2019: ($26,314)).

During the year ended July 31, 2019, our net cash increased by $8,679,879 (2018: decrease of $41,747), which included net cash used in operating activities of $2,555,810 (2018: $2,139,327), net cash used in investing activities of $9,181,891 (2018: $2,690,063), net cash provided by financing activities of $20,122,671 (2018: $4,806,025) and effect of exchange rate changes on cash and cash equivalents of $294,909 (2018: $18,382).

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Cash Flow used in Operating Activities

Cash flow used in operating activities totaled $2,565,786 and $915,104 during the six months ended January 31, 2020 and 2019, respectively. Significant changes in cash used in operating activities are outlined as follows:

•

The Company incurred a net loss from operations of $2,132,149 during the six months ended January 31, 2020 compared to $1,975,474 in 2019. The net loss in 2020 included non-cash depreciation of $157,855 (2019: $141,901), accrued interest income of $520,000 (2019: $Nil), gain of equity investee of $191,550 (2019: loss of $31,559), loss on settlement with SD of $239,328 (2019: $Nil) and stock-based compensation of $659,015 (2019: $870,808).

The following non-cash items further adjusted the loss for the six months ended January 31, 2020 and 2019:

•

Increase in amounts receivable and prepaid of $716,996 (2019: $125,748), increase in inventory of $131,841 (2019: $615,174), decrease in trade payables and accrued liabilities of $37,812 (2019: increase of $369,957), and decrease in due to related parties of $5,272 (2019: decrease of $45,489).

Cash flow used in operating activities totaled $2,555,810 and $2,139,327 during the year ended July 31, 2019 and 2018, respectively. Cash used in operating activities increased in 2019 as a result of the Company’s finalization of the purchase of the remaining 70% of NMG Ohio and the Definitive Agreement to acquire two new dispensaries in California, Long Beach and San Diego. The Company also entered into various management service contracts, including one in Arkansas and one in California. Significant changes in cash used in operating activities are outlined as follows:

•

The Company incurred a net loss from operations of $3,752,751 during the year ended July 31, 2019 compared to $1,781,060 in 2018. The net loss in 2019 included non-cash accrued interest and accretion of $1,242,808 (2018: $277,219), depreciation of $289,560 (2018: $8,811), stock-based compensation of $880,595 (2018: $789,679), write-off of amounts receivable of $38,809 (2018: $872), deferred tax recovery of $Nil (2018 – ($1,144,080)), gain on equity investment in NMG Ohio of $56,466 (2018: $Nil) and accrued interest income of $693,333 (2018 - $Nil).

The following non-cash items further adjusted the loss for the year ended July 31, 2019 and 2018:

•

Increase in amounts receivable and prepaid of $502,070 (2018: $388,288), increase in inventory of $437,002 (2018: $454,737), increase in trade payables and accrued liabilities of $531,434 (2018: decrease of $371,586), increase in income taxes payable of $Nil (2018 - $239,358) and decrease in due to related parties of $38,129 (2018: increase of $46,276).

Cash Flow used in Investing Activities

During the six month period ended January 31, 2020, investing activities used cash of $3,173,895 compared to $6,510,559 during the three month period ended January 31, 2019. The change in cash used in investing activities from the six month period ended January 31, 2020 relates primarily to investment in Green Light District Holdings, Inc. of $1,285,960 (2019: $5,752,180), additional property and equipment of $802,471 (2019: $145,760), and loans provided to SD of $334,348 (2019: $Nil). The Company also provided a convertible loan of $842,085 (2019: $Nil) to CCG in Arkansas.

During the year ended July 31, 2019, investing activities used cash of $9,181,891 compared to $2,690,063 during the year ended July 31, 2018. The change in cash used in investing activities from the year ended July 31, 2019 as compared to July 31, 2018 relates primarily to acquisition of NMG Ohio and GLDH, in the amount of $1,854,883 (2018: $77,600) and $6,650,641 (2018: $Nil), respectively, loans provided to SD of $255,980 (2018: $Nil) and purchase of property and equipment of $368,162 (2018: $564,305). The Company also provided a convertible loan of $52,225 to CCG in Arkansas.

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Cash Flow provided by Financing Activities

During the six month period ended January 31, 2020, financing activities provided cash of $90,840 compared to $9,845,879 during the six month period ended January 31, 2019. During the six month period ended January 31, 2020, the Company issued 165,715 common shares for proceeds of $90,840 related to the exercise of 165,715 warrants.

During the year ended July 31, 2019, the Company completed two major private placements:

1.	On November 2, 2018, the Company closed a non-brokered private placement of 16,000,000 units at a price of $0.30 (CAD$0.40) per unit for aggregate gross proceeds of $4,883,840 (CAD$6,400,000) (Note 10, 15 and 16). Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share of the Company at a price of CAD$0.50 per warrant for a period of two years. The Company paid cash of $152,720 and issued 322,581 common shares valued at $221,691 as finders’ fees in relation to this private placement.

2.	On May 17, 2019, the Company closed a private placement of 11,780,134 units at a price of $0.93 (CAD$1.25) per unit for aggregate gross proceeds of $10,204,574 (CAD$14,726,130). Each unit is comprised of one common share and one common share purchase warrant. Each warrant entitles the holder to acquire one common share of the Company at an exercise price of CAD$1.50 for a period of 48 months following the closing date, subject to adjustment in certain events. The agents received a cash commission of $589,499 (CAD$793,938). The agents also received as additional consideration 635,150 non-transferable broker warrants. Each broker warrant entitles the holder to acquire one unit at an exercise price of CAD$1.25 per unit for a period of 48 months following the closing date. A corporate finance fee of $63,774 (CAD $84,750) was also paid.

Australis also exercised the following warrants for cash:

1.	On November 30, 2018, the Company issued 3,206,160 common shares upon exercise of 3,206,160 warrants by Australis at a price of CAD$0.50 per common share for aggregate proceeds of $1,205,196 (CAD$1,603,080).

2.	On May 28, 2019, the Company issued 12,793,840 common shares upon exercise of 12,793,840 warrants by Australis at a price of CAD$0.50 per common share for aggregate proceeds of $4,746,515 (CAD$6,396,920). The proceeds were used, in part, to fully repay the outstanding senior secured note in the amount of $4,495,890 owing to Australis by the Company (Note 9).

During the year ended July 31, 2018, as part of the concurrent financing requirement of the Share Exchange Agreement with NMG, the Company raised $5,102,609 net of share issue costs by issuing 9,102,165 Subscription Receipts at a price of CAD$0.66 per Subscription Receipt. On November 14, 2017, each Subscription Receipt converted into one common share of the Company and one common share purchase warrant of the Company exercisable at a price of CAD$0.90 for a period of 24 months from the date of issuance.

Trends and Uncertainties

Potential Impact of the COVID-19 Pandemic

In December 2019, a strain of novel coronavirus (now commonly known as COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread rapidly throughout many countries, and, on March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19. COVID-19 may have a future material impact on our results of operation with respect to retail sales at our dispensary locations as well as wholesales of our products in Nevada to dispensaries in Nevada. However, significant uncertainty remains as to the potential impact of the COVID-19 pandemic on our operations, and on the global economy as a whole. It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. We do not yet know the full extent of any impact on our business or our operations, however, we will continue to monitor the COVID-19 situation closely, and intend to follow health and safety guidelines as they evolve.

Off-balance sheet arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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Subsequent events

On March 1, 2020, the Company issued 250,000 stock options with an exercise price of CAD$0.405 per share for a term of five years expiring on 1 March 2025. The options are subject to vesting provisions such that 25% of the options vest six months from the date of grant, 25% of the options vest twelve months from the date of grant, 25% of the options vest eighteen months from the date of grant and 25% of the options vest twenty-four months from the date of grant.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements.

•	Income taxes

The determination of deferred income tax assets or liabilities requires subjective assumptions regarding future income tax rates and the likelihood of utilizing tax carry-forwards. Changes in these assumptions could materially affect the recorded amounts, and therefore do not necessarily provide certainty as to their recorded values.

•	Foreign currency

The Company determines the functional currency through an analysis of several indicators such as expenses and cash flows, financing activities, retention of operating cash flows, and frequency of transactions with the reporting entity.

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•	Fair value of financial instruments

Management uses valuation techniques, in measuring the fair value of financial instruments, where active market quotes are not available.

In applying the valuation techniques, management makes maximum use of market inputs wherever possible, and uses estimates and assumptions that are, as far as possible, consistent with observable data that market participants would use in pricing the instrument. Where applicable data is not observable, management uses its best estimate about the assumptions that market participants would make. Such estimates include liquidity risk, credit risk and volatility may vary from the actual results that would be achieved in an arm’s length transaction at the reporting date.

The assessment of the timing and extent of impairment of intangible assets involves both significant judgements by management about the current and future prospects for the intangible assets as well as estimates about the factors used to quantify the extent of any impairment that is recognized.

•	Intellectual property

The recoverability of the carrying value of the intellectual property is dependent on numerous factors. The carrying value of these assets is reviewed by management when events or circumstances indicate that its carrying value may not be recovered. If impairment is determined to exist, an impairment loss is recognized to the extent that the carrying amount exceeds the recoverable amount.

•	Stock-based compensation

The option pricing models require the input of highly subjective assumptions, particularly the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. The Company does not anticipate this amendment to have a significant impact on the financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework –Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

Management of financial risks

The financial risk arising from the Company’s operations are credit risk, liquidity risk, interest rate risk and currency risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern. The risks associated with these financial instruments and the policies on how to mitigate these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner.

•	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company is not exposed to credit risk as it does not hold cash in excess of federally insured limits, with major financial institutions. Credit risk associated with the convertible loans receivable (including the investment in and advances to GLDH) arises from the possibility that the principal and/or interest due may become uncollectible. The Company mitigates this risk by managing and monitoring the underlying business relationship. The Company is not currently exposed to any significant credit risk associated with its trade receivable.

•	Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company had a working capital of $5,443,575 as at January 31, 2020.

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•	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk as it does not hold financial instruments that will fluctuate in value due to changes in interest rates.

•	Currency risk

Currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. The Company is exposed to currency risk by incurring expenditures and holding assets denominated in currencies other than its functional currency. Assuming all other variables remain constant, a 1% change in the Canadian dollar against the US dollar would not result in a significant change to the Company’s operations.

•	Other risks
The Company is not exposed to other risks unless otherwise noted.

Changes In and Disagreements With Accountants On Accounting And Financial Disclosure

For the fiscal years ended July 31, 2019 and 2018, we did not have any disagreement with our independent registered public accountants on any matter of accounting principles, practices or financial statement disclosure.

BUSINESS

Overview

Body and Mind is a multi-state cannabis operator, which has retail, distribution, cultivation, and/or processing operations in Nevada, California, Arkansas and Ohio.

Our platform approach to expansion focuses on limited license states and jurisdictions, entering new markets through lower cost license applications and opportunistic/targeted acquisitions.

We have developed the marquis lifestyle “Body and Mind” brand in Nevada with strong penetration into dispensaries and have recently expanded our brand and products to dispensaries in California. The Body and Mind brand appeals to a wide range of cannabis consumers with products including flower, oils, extracts (wax, live resin, ambrosia) and edibles.

We have a long track record of producing award-winning cannabis products and we have success with licensing to manufacture for brands. We are in the process of constructing a larger production facility in Nevada.

We are a Nevada corporation that is a multi-state cannabis operator. Through our wholly-owned subsidiary, NMG, we are engaged in the cultivation and production of medical and adult-use recreational marijuana products. NMG produces cannabis flower, oil extracts and edibles under license in the state of Nevada, which are available for sale under the brand name “Body and Mind” in dispensaries in Nevada. In addition, we, through NMG, have a 30% interest in NMG Ohio, LLC, which owns an Ohio medical cannabis dispensary, which also has a provisional production license. Through our wholly-owned subsidiary NMG Long Beach, LLC, we are managing a medical and adult-use cannabis retail dispensary in Long Beach, California. We, through NMG, have a 60% ownership in a San Diego medical and adult-use cannabis dispensary, which is still under construction and waiting for all licenses, permits, and authorizations. Through our wholly-owned subsidiary NMG Cathedral City, LLC, we have a brand director and brand licensing agreement with Satellites Dip, LLC who is a licensed cannabis manufacturer and through such arrangement our products are sold and distributed to numerous licensed dispensaries throughout California. Furthermore, we, through NMG, are managing a medical marijuana dispensary in Arkansas, which is still under construction.

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Our common stock is listed on the Canadian Securities Exchange under the symbol “BAMM”, has been admitted to trade on the OTCQB Venture Market under the symbol “BMMJ”, and is registered under section 12(g) of the Securities Act of 1934, as amended. We are also a reporting issuer under the Securities Acts of British Columbia and Ontario.

Our head office located at 750 – 1095 West Pender Street, Vancouver, British Columbia, Canada V6E 2M6.

Intercorporate Relationships

The following is a list of all of our subsidiaries and the corresponding date of jurisdiction of incorporation or organization and the ownership interest of each. All of our subsidiaries are directly or indirectly owned by us:

Name of Entity	Place of Incorporation/Formation	Ownership Interest
DEP Nevada Inc.(1)	Nevada, USA	100%
Nevada Medical Group, LLC(2)	Nevada, USA	100%
NMG Retail, LLC(3)	Nevada, USA	75%
NMG Long Beach, LLC(4)	California, USA	100%
NMG Cathedral City, LLC(5)	California, USA	100%
NMG Chula Vista, LLC(6)	California, USA	51%
NMG San Diego, LLC(7)	California, USA	60%

Notes:

(1)	DEP Nevada Inc. is a wholly-owned subsidiary of Body and Mind Inc.
(2)	Nevada Medical Group, LLC is a wholly-owned subsidiary of DEP Nevada Inc.
(3)	NMG Retail, LLC is a 75% owned subsidiary of DEP Nevada Inc., 14.5% and 10% are owned by companies controlled by our directors, Mr. Hasman and Mr. Hooks, respectively.
(4)	NMG Long Beach, LLC is a wholly-owned subsidiary of Nevada Medical Group, LLC.
(5)	NMG Cathedral City, LLC is a wholly-owned subsidiary of Nevada Medical Group, LLC.
(6)	NMG Chula Vista, LLC is a 51% owned subsidiary of Nevada Medical Group, LLC.
(7)	NMG San Diego, LLC is a 60% owned subsidiary of Nevada Medical Group, LLC.

Business Operations

Development of Our Business

Incorporation and Early Corporate History

We were incorporated on November 5, 1998 in the State of Delaware under the name Concept Development Group, Inc. In May 2004, we acquired 100% of Vocalscape, Inc. and changed our name to Vocalscape, Inc. On October 28, 2005, we changed our name to Nevstar Precious Metals, Inc. On October 23, 2008, we changed our name to Deploy Technologies Inc. (“Deploy Tech”) and effective November 14, 2017, we changed our name to Body and Mind Inc. (“Body and Mind”).

On September 15, 2010, we incorporated a wholly-owned subsidiary, Deploy Acquisition Corp. (“Deploy”) under the laws of the State of Nevada, USA. On September 17, 2010, Deploy completed a merger with Deploy Tech, its former parent company, pursuant to which Deploy was the surviving corporation and assumed all the assets, obligations and commitments of Deploy Tech. Upon the completion of the merger Deploy assumed the name “Deploy Technologies Inc.” and all of the issued and outstanding common stock of Deploy Tech was automatically converted into and became Deploy’s – that is, our Company’s issued and outstanding common stock.

On May 10, 2011, we registered as an extra-provincial company in British Columbia, and on September 30, 2011, we filed a certificate of amendment with the Nevada Secretary of State to designate 2,900,000 shares of our authorized capital stock as Class A Preferred Shares (the “Preferred Shares”). On September 2, 2014, we filed a certificate of amendment with the Nevada Secretary of State increasing the authorized Preferred Shares from 2,900,000 shares to 20,000,000 shares.

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On November 11, 2014, we filed a certificate of change with the Nevada Secretary of State whereby we reverse split our authorized as well as the issued and outstanding shares of common stock (the “Common Shares”) on the basis of one (1) new share for ten (10) old shares. This resulted in a reduction of our authorized capital from 100,000,000 Common Shares to 10,000,000 Common Shares, and a reduction of our issued and outstanding Common Shares from 23,130,209 Common Shares to approximately 2,313,021 Common Shares. On April 11, 2017, we filed a certificate of amendment with the Nevada Secretary of State to increase the authorized capital from 10,000,000 Common Shares to 900,000,000 Common Shares.

Acquisition of Nevada Medical Group, LLC

On August 10, 2017, we incorporated a wholly-owned subsidiary, Dep Nevada Inc. (“DEP”). On September 14, 2017, we, with DEP, entered into a definitive agreement (the “Share Exchange Agreement”) with Nevada Medical Group, LLC (“NMG”), an arm’s length party, to carry out the business combination transaction initially announced on May 17, 2017, following the signing of the letter of intent between Toro Pacific Management Inc. (“Toro”) and NMG (the "Letter of Intent"), which was assigned to us pursuant to an assignment and novation agreement among Toro, NMG, and our Company dated effective May 12, 2017 (the “Assignment Agreement”). Pursuant to the Assignment Agreement, Toro received 470,000 of our Common Shares.

Pursuant to the Share Exchange Agreement, we changed our name to “Body and Mind, Inc.”, effective on November 14, 2017, by filing a certificate of amendment with the Nevada Secretary of State; at the same time, we cancelled our entire authorized class of Preferred Shares. In addition, on November 14, 2017, we filed a certificate of change with the Nevada Secretary of State whereby we reverse split our issued and outstanding Common Shares on the basis of one (1) new share for three (3) old shares (the “Consolidation”) which resulted in there being 28,239,876 Common Shares issued and outstanding post-Consolidation. DEP, our wholly-owned subsidiary, acquired all of the issued and outstanding securities of NMG in exchange for the issuance of our Common Shares on a post-Consolidation basis and certain cash and other non-cash consideration, as further described below (the "Acquisition"). Completion of the Acquisition resulted in a fundamental change under the policies of the Canadian Securities Exchange (the “CSE”). Subsequent to completion of the Acquisition, we filed articles of exchange with the Nevada Secretary of State.

We completed a concurrent equity financing to raise aggregate gross proceeds of CAD$6,007,429.89 through the issuance of subscription receipts (the “Subscription Receipts”), at a pre-Consolidation price of CAD$0.22 per Subscription Receipt (the “Concurrent Financing”). On November 14, 2017, each Subscription Receipt was exchanged in accordance with its terms, for no additional consideration, for one pre-Consolidation Common Share and one common share purchase warrant (each a “Warrant”) of the Company. Each Warrant is exercisable by the holder at a price of CAD$0.90 for a period of 24 months from the date of issuance. Each Warrant is subject to acceleration provisions following May 14, 2018, if the closing trading price of the Common Shares is equal to or greater than CAD$1.20 for seven consecutive trading days, at which time we may accelerate the expiry date of the Warrants by issuing a press release announcing the reduced warrant term whereupon the Warrants will expire 21 calendar days after the date of such press release.

In consideration for all of the issued securities of NMG, the NMG securityholders (collectively, the “NMG Members”) received, on a pro rata basis, (a) 16,000,000 post-Consolidation Common Shares (the “Payment Shares”) at a deemed price of CAD$0.66 per share (the “Share Exchange”), and (b) $2,000,000 cash. We also issued five non-interest bearing promissory notes in the aggregate principal amount of $2,000,000 (the “Promissory Notes”), as follows: we issued a promissory note in the principal amount of $450,000 to MBK Investments, LLC; we issued a Promissory Note in the principal amount of $450,000 to the Rozok Family Trust; we issued a Promissory Note in the principal amount of $490,000 to KAJ Universal Real Estate Investments, LLC; we issued a Promissory Note in the principal amount of $120,000 to NV Trees, LLC; and we issued a Promissory Note in the principal amount of $490,000 to SW Fort Apache, LLC. The Promissory Notes were secured by a senior priority security interest in all of our assets, and are due to be repaid at the earlier of fifteen (15) months from the closing date of the Acquisition, or, if an equity or debt financing subsequent to the Concurrent Financing were to be closed in an aggregate amount of not less than $5,000,000, then within 30 days of the closing date of such subsequent financing. We assumed NMG’s obligations pursuant to a loan in the amount of $400,000, payable to TI Nevada, LLC, (“TI Nevada”) of which US$225,000 was paid on the Closing Date (as defined below) and the remaining $175,000, which was secured by a senior priority security interest in all of our assets, will be paid within 15 months of the Closing Date. Furthermore, we reimbursed NMG ($84,000) for expenditures incurred prior to the Closing Date which were related to the acquisition of production equipment.

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Any Payment Shares received by a “Related Person” (as defined in the CSE Policy 1) in connection with the Acquisition, and certain other Payment Shares as may be required by the CSE (“Escrow Shares”), are subject to escrow conditions prescribed by the CSE pursuant to the terms of an agreement (the “Escrow Agreement”) entered into among us, the holders of Escrow Shares and New Horizon Transfer Inc., the escrow agent. Payment Shares received by the former members of NMG are subject to escrow under the rules and policies imposed by the CSE, and are further subject to voluntary pooling agreements entered into between us and the former members of NMG (the “Voluntary Pooling Agreements”), pursuant to which the Payment Shares will be released from pooling to the former members of NMG in accordance with the following schedule:

6 months after the Closing Date	10% of the respective Payment Shares
12 months after the Closing Date	20% of the respective Payment Shares
18 months after the Closing Date	25% of the respective Payment Shares
24 months after the Closing Date	45% of the respective Payment Shares

 The Acquisition closed on November 14, 2017 (the “Closing Date”). On completion of the Acquisition, we assumed the business of NMG, being the cultivation and production of medical marijuana products.

On December 18, 2017, we reached an agreement with a real estate investment group, led by NMG’s President, Robert Hasman, who intended to purchase a building adjacent to our existing facility and lease it back to a newly formed entity called Pepper Lane North LLC (“PLN” or “Partnership”) on a long-term basis with renewal options. PLN is a strategic partnership between the Company and a dispensary chain in the State of Nevada. The other PLN member intended to transfer an active cultivation license to the PLN facility and all expenditures under PLN were to be funded on a 50/50 basis by the PLN members.

The new facility was expected to primarily consist of flowering rooms as production, packaging, distribution, and head office functions were to remain at the existing facility. We had also earmarked approximately 4,000 square feet of frontage for a dispensary upon receipt of a retail license. It was contemplated that at least half of the sales under PLN would be sold to the other PLN member through their existing dispensary network. In addition, we had signed an operating and management agreement with PLN and were to receive the greater of $15,000/month or 10% of PLN’s net profits.

Prior to forming PLN, the members of PLN engaged surveyors to ensure compliance with permitting procedures and that PLN would receive the necessary approvals to move forward. Subsequent to January 31, 2018 we were notified that a church was located in close proximity of the building and that permitting was unlikely to proceed. We filed an insurance claim with the surveyor’s insurer to recover our out of pocket damages. As a result of these events, the lease and partnership agreements with PLN have been terminated. The company has decided not to legally pursue the claim against the survey company.

Convertible Loan and Management Agreements with Comprehensive Care Group LLC

On March 19, 2018, we, acting through our wholly-owned subsidiaries DEP and NMG, entered into a convertible loan agreement (the “Convertible Loan Agreement”) and a management agreement (the “Management Agreement”), respectively, with Comprehensive Care Group LLC (“CCG”), an Arkansas limited liability company, with respect to the development of a medical marijuana dispensary, 50 plant cultivation facility in West Memphis, Arkansas. Each of the Convertible Loan Agreement and the Management Agreement are effective as of March 15, 2019.

Pursuant to the Convertible Loan Agreement, DEP has agreed to make loan advances to CCG from time to time in the aggregate principal amount of up to $1,250,000. The loan proceeds are to be used to fund the construction of the medical marijuana dispensary facility, and to provide working capital to cover initial operating expenses. All pre-construction activities for the dispensary have been completed, and substantial construction progress has been made, with interior framing 90% complete in the dispensary and cultivation areas. Work is in-progress on roughing in chase ways for power upgrades while electrical rough-in remains ongoing throughout the project. Additionally, HVAC ductwork is 90% complete in the dispensary area.

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The parties may mutually agree to adjust the amount of the loan to an increased amount or a lesser amount from time to time based on CCG’s reasonable operational and construction needs, as set forth in one or more budgets to be prepared by CCG and presented to DEP. The interest on outstanding advances will be fixed at a rate of $6,000 per month until such time as the parties mutually agree to increase the interest to a fixed rate of $10,000 per month, payable monthly in arrears on or before the first calendar day of each month commencing March 1, 2019. CCG is not obligated to repay any principal outstanding under the loan until March 30, 2021. Either CCG or DEP may unilaterally extend the maturity date by one year, and may thereafter continue to extend the maturity date on a yearly basis by increments of one year (each, an “Extension Option”) by providing written notice of the exercise of the Extension Option by the party seeking an extension to the other party; provided, however, that under no circumstances shall any extended maturity date extend beyond the expiration of the term of the Management Agreement entered into between NMG and CCG.

Upon the latter of: (a) one year after granting of a medical marijuana dispensary license by the Arkansas Medical Marijuana Commission to CCG, or (b) one year after entering into the Convertible Loan Agreement, DEP may, in its sole discretion, subject to DEP providing all reasonable assistance to obtain all necessary approvals from the applicable government authorities to engage in the medical marijuana dispensary business, elect to convert all of the outstanding indebtedness into preferred units of CCG equal to 40% of the overall member units of CCG, subject to approval of the Arkansas Medical Marijuana Commission, with the following preferred rights: (i) the right to an allocative share of 66.67% of the net profits of CCG (as defined in the Convertible Loan Agreement) and the right to distributions equal to 66.67% of the net profits on a monthly basis; (ii) the right to a 66.67% share of CCG’s assets upon dissolution of CCG; and (iii) the right to 66.67% of all voting rights of members of CCG.

Pursuant to the Management Agreement, NMG has agreed to provide operations and management services to CCG, (including management, staffing, operations administration, oversight and other related services), in relation to CCG’s retail facility located in West Memphis, Arkansas. In consideration for such services, commencing on the effective date (March 15, 2019), CCG has agreed to pay NMG a monthly management fee in the amount equal to 66.67% of the Monthly Net Profits (as defined below) of CCG for the immediately-preceding month, all as determined in a manner mutually agreeable to NMG and CCG. Notwithstanding the foregoing, in the event that DEP exercises its conversion right under the Convertible Loan Agreement, then NMG’s monthly management fee shall be fixed at $6,000.00 per month, unless otherwise agreed by the parties in writing. For purposes of the Management Agreement, “Monthly Net Profits” means, for each calendar month, an amount equal to CCG’s gross revenue for such calendar month less CCG’s operating expenses (including all applicable expenses as set out under Section 2 of the Management Agreement, cost of goods sold, interest, and tax for said month), as reasonably determined in accordance with generally accepted accounting principles. The remaining 33.33% of the Monthly Net Profits is to be paid to CCG, which it, in its sole discretion, may distribute to its owners.

Acquisition of NMG Ohio LLC

At the time we acquired NMG, it already owned a 30% interest in NMG Ohio, LLC (“NMG Ohio”). On or around June 7, 2018, NMG Ohio was notified by the State of Ohio that it was awarded a medical cannabis dispensary license and a provisional production license. NMG Ohio has a cannabis dispensary carrying on business as “The Clubhouse” in Elyria, Loraine County, Ohio. On January 31, 2019, we through NMG entered into a definitive agreement to acquire the remaining 70% interest in NMG Ohio. The consideration for the remaining 70% interest in NMG Ohio is to consist of cash payments totaling $1,575,000 and 3,173,864 common shares of the Company. As at the date hereof, we have issued 2,380,398 of the 3,173,864 common shares with a fair value of $1,448,805, and paid $1,181,250. Closing of the acquisition remains subject to receipt of regulatory approval.

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Strategic Investment and Commercial Advisory Agreements with Australis Capital Inc.

On October 30, 2018, we entered into a strategic investment agreement (the “Investment Agreement”) with Australis Capital Inc. (“Australis”), an Alberta corporation that has its common shares listed on the Canadian Securities Exchange (the “CSE”), whereby Australis agreed to acquire:

(a)	16,000,000 units of our Company, with each unit being comprised of one share of our common stock and one common share purchase warrant at a purchase price of CAD$0.40 per unit, for gross proceeds of CAD$6,400,000; and

(b)	CAD$1,600,000 principal amount 8% unsecured convertible debentures (the “Debentures”) of our Company having a maturity date of two years from the date of issue. The Debentures are convertible at the option of Australis into common shares of our Company at a conversion price equal to CAD$0.55 per common share up to the maturity date, subject to adjustment and acceleration in certain circumstances. If, at any time prior to the maturity date, the closing price of our common shares on the CSE (or such other stock exchange on which our common shares are then listed) is equal to or greater than CAD$1.65 for 20 consecutive trading days, our Company may force the conversion of the then outstanding principal amount of the debentures (and any accrued and unpaid interest thereon) at the then applicable conversion price on not less than 10 business days’ notice to Australis. On July 1, 2019, we entered into a conversion agreement with Australis, whereby Australis has agreed to convert the Debenture on July 1, 2020. Upon execution of the conversion agreement, we remitted CAD$148,339.72 to Australis as an advanced interest payment for the period from November 2, 2018 to July 1, 2020. Upon conversion of the Debenture, Australis will receive 2,909,091 Common Shares of our Company, to be issued at a deemed valued of CAD$0.55 per Common Share.

Pursuant to the Investment Agreement, we entered into a commercial advisory agreement (the “Commercial Advisory Agreement”) with Australis Capital (Nevada) Inc. (“Australis Nevada”), a wholly-owned subsidiary of Australis, pursuant to which Australis Nevada has agreed to provide advisory and consulting services to our Company for a fee of $10,000 per month payable on the first day of each month for a term ending on the date that is the earlier of (i) five years following the closing of the transactions contemplated by the Investment Agreement, and (ii) the date Australis no longer holds 10% or more of our Company’s issued and outstanding common shares.

Pursuant to the terms of the Investment Agreement and subject to certain exceptions, Australis will be entitled to maintain its pro rata ownership interest of the Company until such time as it no longer holds 10% or more of our Company’s issued and outstanding common shares.

Pursuant to the terms of the Investment Agreement and subject to applicable laws and the rules of the CSE, for as long as Australis owns at least 10% of our issued and outstanding common shares, Australis will be entitled to nominate one director for election to our Board of Directors of the Company. If Australis exercises all of its warrants and converts all of its debentures, Australis will be entitled to nominate a second director for election to our Board of Directors. Further, for as long as Australis maintains ownership of at least 25% of our issued and outstanding common shares, Australis will be entitled to maintain two directors on our Board of Directors, provided that each director nominee must meet the requirements of applicable corporate, securities and other laws and rules of the CSE. Mr. Scott Dowty, Chief Executive Officer and a director of Australis, was initially appointed as a director of our Company to replace then-existing board member Chris Macleod, upon closing of Australis’s strategic investment under the Investment Agreement on November 2, 2018, however, on October 16, 2019, Brent Reuter replaced Mr. Dowty as Australis’ nominee on our Board of Directors as Mr. Dowty resigned.

With respect to the proceeds from the financing, the Investment Agreement directed that the proceeds will only be used by our Company as follows, unless otherwise agreed to in writing by Australis:

(a)	a maximum of CAD$400,000 to pay outstanding accounts payable, of which only CAD$300,000 was allowed to be used to pay an advisory fee to Canaccord Genuity Corp.;

(b)	$1,175,000 was used by our Company as partial payment of promissory notes held by certain creditors, of which a balance of $1,000,000 remained owing to the creditors after application of the partial payments;

(c)	$1,925,000 will be used by our Company for strategic acquisitions and/or investment opportunities within the State of Ohio;

(d)	$1,650,000 will be allocated to the development, build out and equipment purchases for NMG Ohio’s dispensary and/or production facility, unless the parties agree to allocate the funds to the development of our Company’s production facility in Nevada;

(e)	$600,000 will be applied by our Company towards third-party trim purchases; and

(f)	the balance of the proceeds will be allocated towards the working capital of the Company.

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Transaction and Settlement with Green Light District Holdings Inc. – ShowGrow Long Beach and San Diego

Prior Agreement with Green Light District Holdings Inc.

On November 28, 2018, we entered into an interim agreement (the “Prior GLDH Agreement”) with Green Light District Holdings Inc. (“GLDH”), a private company incorporated under the laws of Delaware, and David Barakett, whereby our Company agreed to acquire up to 100% of the issued and outstanding common shares of GLDH. We concurrently made a strategic investment in a senior secured convertible note issued by GLDH in the principal amount of $5,200,000 (the “Prior GLDH Note”), bearing interest at the rate of 20% per annum and maturing on November 28, 2020.

GLDH is the owner of the ShowGrow dispensary brand, and owner of:

(a)	the ShowGrow Long Beach dispensary,

(b)	43% of the equity interest and 60% of the voting rights in the ShowGrow San Diego dispensary, and

(c)	30% of the equity interest in the ShowGrow Las Vegas dispensary.

GLDH is also the owner of the ShowGrow app. The dispensaries are in various stages of licensing: Long Beach has a medical and adult use commercial license, San Diego has a medical commercial cannabis retail conditional use permit, and Las Vegas has a recreational license. GLDH focuses on building dispensaries in high volume locations.

In order to fund our Company’s original investment in GLDH, Australis advanced a $4,000,000 loan which is evidenced by a senior secured note dated November 28, 2018, bearing an interest rate of 15% per annum and maturing in two years. The terms require semi-annual interest payments unless we elect to accrue the interest by adding it to the principal amount of the debt facility. We may prepay the loan at any time, in any amount, subject to a 5% prepayment penalty on any amount repaid within the first year of the loan. Additionally, Australis exercised $1.2 million in warrants they held in our Company at an exercise price of CAD$0.50, which equated to 3,206,160 common shares.

We paid a financing fee to Australis in the approximate amount of CAD$795,660, by issuing 1,105,083 common shares of our Company at a deemed price of CAD$0.72 per share. We also paid a financial advisory fee of CAD$150,000 in cash.

Original Settlement and Release Agreement

On June 19, 2019, our Company, our indirect wholly-owned subsidiary, NMG Long Beach, LLC (“NMG Long Beach”), and our 60% owned subsidiary, NMG San Diego, LLC (“NMG San Diego”), entered into a settlement agreement (the “Original GLDH Settlement Agreement”) with GLDH, The Airport Collective, Inc. (“Airport Collective”), Mr. Barakett, and SGSD, LLC (“SGSD”). SGSD was the commercial tenant at 7625 Carroll Road, San Diego, California 92121 (the “San Diego Location”).

Pursuant to the Original GLDH Settlement Agreement, our Company, GLDH, and Mr. Barakett agreed to restructure the Prior GLDH Agreement, and enter into a mutual release of all claims related to the Prior GLDH Agreement.

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In connection with the settlement, (a) SGSD agreed to assign its lease for the San Diego Location to NMG San Diego, and (b) GLDH, Airport Collective and NMG Long Beach have entered into an asset purchase agreement dated June 19, 2019 (the “Asset Purchase Agreement”), pursuant to which NMG Long Beach has agreed to purchase all of the assets of GLDH and Airport Collective utilized in the medical and adult-use commercial cannabis retail business at 3411 E. Anaheim St., Long Beach, CA 90804 (the “Long Beach Location”).

Amended and Restated Settlement and Release Agreement

On June 28, 2019, our Company, NMG Long Beach, NMG San Diego, GLDH, Airport Collective, Mr. Barakett, and SGSD entered into an amended and restated settlement and release agreement (the “Amended GLDH Settlement Agreement”) which supersedes and replaces the Original GLDH Settlement Agreement. Pursuant to the Amended GLDH Settlement Agreement, the parties agreed as follows:

i.	GLDH, Airport Collective, and Mr. Barakett have agreed to release our Company from all claims related to the Prior GLDH Agreement upon closing of the Asset Purchase Agreement in consideration of the following:

A.	our Company will pay Mr. Barakett or his designee USD$750,000 by issuing Common Shares at a price of CAD$0.7439 per share, with the number of shares being calculated with reference to a negotiated CAD/USD exchange rate of CAD1.3296:USD$1.00 (the “Agreed Foreign Exchange Rate”), for a total possible issuance of 1,340,502 Common Shares; such issuance is contingent on NMG San Diego receiving all licenses, permits, and authorizations required for NMG San Diego to conduct medical commercial cannabis retail operations at the San Diego Location (the “SD Medical Licenses”);

B.	our Company will pay Mr. Barakett or his designee USD$750,000 by issuing Common Shares at a price of CAD$0.7439 per share, with the number of shares being calculated with reference to the Agreed Foreign Exchange Rate for a total possible issuance of 1,340,502 Common Shares; such issuance is contingent on NMG San Diego receiving all licenses, permits, and authorizations required for NMG San Diego to conduct adult-use commercial cannabis retail operations at the San Diego Location (the “SD Adult-use Licenses”); and

C.	our Company will pay certain legal and consulting expenses incurred by GLDH, Airport Collective and Barakett in an aggregate amount of US$90,500; and

ii.	SGSD agreed to assign its lease for the San Diego Location to NMG San Diego, and to release our Company, NMG Long Beach and NMG San Diego from any and all claims, in consideration of the payment by our Company of a total of USD$500,000 to SGSD’s members, to be paid and satisfied by the issuance of Common Shares to them at the maximum discount allowed by the CSE.

NMG San Diego is owned 60% by the Company’s subsidiary, DEP Nevada, Inc. and 40% by SJJR, LLC (“SJJR”). Mr. Barakett has agreed to cover SJJR’s portion of all start-up costs associated with NMG San Diego establishing commercial cannabis operations at the San Diego Location, inclusive of: (i) the costs associated with becoming a tenant at the San Diego Location; and (ii) all construction costs associated with building out the San Diego Location for NMG San Diego’s operations. The share consideration payable to Mr. Barakett under the Amended GLDH Settlement Agreement is subject to reduction if Mr. Barakett fails to meet this obligation on a timely basis.

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NMG San Diego, which has now assumed the lease on the ShowGrow San Diego premises, has applied for its own medical commercial cannabis retail license and adult-use commercial retail license, and is currently proceeding with construction associated with the build out of the San Diego premises to start operations in the near future. In consideration for the landlord, Green Road, LLC, agreeing to consent to the assignment of the original lease with SGSD to NGM San Diego, we agreed to provide the following consideration to the landlord:

i.	$700,000 in Common Shares of the Company calculated upon execution of the assignment and first amendment to commercial lease (the “Assignment and First Amendment”), dated June 13, 2019, at the maximum discount allowed by the CSE to be issued to the landlord immediately following execution of the Assignment and First Amendment;

ii.	$783,765.26 in cash to be paid to the landlord via bank draft within five (5) business days of execution of the Assignment and First Amendment; and

iii.	$750,000 in cash, plus interest at the rate of five percent (5%) simple per annum accruing from the effective date to be paid no later than five (5) business days of the landlord’s receipt from the City of San Diego of a Conditional Use Permit allowing adult-use commercial cannabis storefront retail operations at the San Diego Location.

Pursuant to the Assignment and First Amendment, the parties agreed to amend the original lease to permit NMG San Diego to have three (3) five (5) year renewal options as opposed to two (2) renewal options. In addition, the parties agreed to reduce the amount of the sale bonus provision in the original lease to $1,000,000 from $2,000,000, which shall only be payable in connection with the first two assignments triggering this obligation, and thereafter, assignments will not require payment of a sale bonus. Furthermore, the parties also amended certain provisions of the original lease to ensure that any change in members representing less than fifty percent (50%) of the existing membership interests of NMG San Diego shall be an excluded transaction and not trigger the sale bonus or be deemed an assignment requiring consent of the landlord

If NMG San Diego is unable, through no fault of the GLDH, Airport Collective or Mr. Barakett, to receive its medical commercial cannabis retail license or its adult-use commercial cannabis retail license at the San Diego Location in accordance with the terms and conditions of the Amended Settlement Agreement, NMG San Diego and our Company will utilize best efforts to negotiate in good faith an amendment to the Amended Settlement Agreement satisfactory to all of the parties.

Amended and Restated Convertible Note and General Security Agreement

As contemplated by the Original GLDH Settlement Agreement, our Company and GLDH entered into a loan agreement dated June 19, 2019 (the “2019 GLDH Loan Agreement”), pursuant to which the Prior GLDH Note has been superseded and replaced with an amended and restated senior secured convertible note payable to the Company by GLDH in the principal amount of $5,200,000 (the “Amended and Restated GLDH Note”). The Amended and Restated GLDH Note bears interest at the rate of 20% per annum, compounded annually, and will mature and become repayable on June 19, 2022. GLDH’s obligations under 2019 GLDH Loan Agreement and the Amended and Restated GLDH Note have been guaranteed by Airport Collective, and are secured under a security agreement dated June 19, 2019 by all of GLDH’s and Airport Collective’s personal property, including but not limited to equipment, inventory, accounts receivable, cash or cash equivalents, and rights under contracts.

Asset Purchase Agreement

Pursuant to the Asset Purchase Agreement, NMG Long Beach has agreed to purchase all of GLDH’s and Airport Collective’s assets (the “Purchased Assets”) utilized in the retail cannabis business at the Long Beach Location for $6,700,000. Upon closing of the transaction, the outstanding principal amount under the Amended and Restated GLDH Note will be applied to the purchase price, and Airport Collective will be released from its obligations as a guarantor of the GLDH’s obligations under the Amended and Restated GLDH Note.

The Company will pay the balance of the purchase price for the Purchased Assets by issuing up to 2,681,006 shares of common stock, to be issued at a deemed issue price of CAD$.0.7439 each; the number of shares required to pay and satisfy the balance of the purchase price for the Purchased Assets in the amount of $1,500,000 was determined with reference to the Agreed Foreign Exchange Rate of CAD$1.3296:USD$1.00. The purchase price – and therefore the amount of the share consideration - remains subject to reduction with reference to the liabilities of the business that will be outstanding on the closing date.

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Trademark and Technology License and Services Agreement

In connection with the Asset Purchase Agreement, our Company, and its affiliates and subsidiaries, will license certain intellectual property from Green Light District Management, LLC (“GLDM”), a Delaware limited liability company, and GLDH. The licenses consist of:

(a)	a perpetual license to utilize operational intellectual property, consisting of customer data, sales data, customer outreach strategies standard operating procedures, and other proprietary operational intellectual property; and

(b)	a two-year license to utilize intellectual property such as trademarks and branding (the “Branding IP”).

As consideration for the licenses, we have agreed to utilize the Branding IP until June 19, 2021 at the Long Beach Location, and at the San Diego Location for a period of two years from operations commencing at that location. Additionally, we have agreed to pay GLDM and GLDH 3% of gross receipts from sales at the Long Beach Location. We have agreed that, throughout the term of the license agreement, we will purchase all products and merchandise bearing the “ShowGrow” brand exclusively from GLDM. GLDM has agreed that it shall not itself utilize, nor allow any third-party to utilize, the Branding IP within a five mile radius of the Long Beach Location. GLDM has also agreed to provide certain services to our Company throughout the term of the license agreement.

Contemporaneous Loan

Our Company and GLDH have also entered into a contemporaneous loan (the “Contemporaneous Loan”) in the amount of $726,720.00 to fund certain business improvements and expansion needs of GLDH’s business operations. The Company and NMG Long Beach have agreed to forgive the Contemporaneous Loan on the date of closing of the Asset Purchase Agreement.

The closing under the Asset Purchase Agreement will not take place until NMG Long Beach has acquired local and state commercial cannabis licenses to conduct medical and adult-use commercial cannabis retail operations at the Long Beach Location. In the meantime, the parties have entered into a Management Assignment and Assumption Agreement, pursuant to which NMG Long Beach has assumed all management and control of the business operations at the Long Beach Location.

Management Assignment and Assumption Agreement

On or around August 1, 2019, NMG Long Beach began managing the ShowGrow Long Beach business pursuant to the management assignment and assumption agreement dated June 19, 2019, among NMG Long Beach, GLDH and Airport Collective. Under the agreement, NMG Long Beach is entitled to manage the business and recognize the profits from the business until NMG Long Beach receives its own commercial cannabis licenses and purchases the Purchased Assets in accordance with the terms and conditions of the Asset Purchase Agreement.

Barakett Consulting Agreement

In connection with the Asset Purchase Agreement, NMG Long Beach and Mr. Barakett entered into a consulting agreement, dated June 19, 2019 (the “Consulting Agreement”), whereby NMG Long Beach has agreed to engage Mr. Barakett to provide certain consulting and advisory services in connection with running the business at the Long Beach Location and the San Diego Location.

The Consulting Agreement is for a term of five months and NMG Long Beach has agreed to pay Mr. Barakett a total of $200,000 in consideration for his services to be provided, with US$50,000 having been paid upon execution of the Consulting Agreement, and US$30,000 being payable on each of one month, two months, three months, four months and five months following the initial payment. In addition, NMG Long Beach has agreed to reimburse Mr. Barakett upon presentation of invoices for reasonable expenses which may be pre-authorized by NMG Long Beach from time to time.

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Management and Administrative Services Agreement with Satellites Dip, LLC

On June 6, 2019, our Company, acting through our California subsidiary, NMG Cathedral City, LLC (“NMGCC”) entered into a management and administrative services agreement (the “California Management Agreement”) with Satellites Dip, LLC, a California limited liability company (“SD”) that is licensed to carry on commercial cannabis distribution and manufacturing operations within the state of California. Under the California Management Agreement, NMGCC has agreed to provide certain management and administrative services to SD, which may include, without limitation, the following: (i) management of operations; (ii) inventory management; (iii) equipment and physical plant maintenance; (iv) regulatory compliance; (v) payroll; (vi) human resources services; (vii) marketing services; (viii) information technology services; (ix) coordination of legal services; (x) coordination of tax services; (xi) coordination of accounting services; (xii) security services; (xiii) controlling the operating budget; (xiv) facility inspections; (xv) maintenance of detailed records and accounts related to SD’s business, and identification and tracking of key performance indicators; and (xvi) such other activities that NMGCC or SD determines in its reasonable judgment are necessary or desirable for the day-to-day operation or management of SD’s business. In consideration of such services, NMGCC will be paid a management fee equal to the greater of: (a) 30% of net profits (as such term is defined in the California Management Agreement); and (b) $10,000 per month.

The initial term of the California Management Agreement will expire on June 6, 2020. The California Management Agreement may not be terminated prior to the expiry of the initial term, except in the case of a material breach that cannot reasonably be cured or remains uncured for 30 days after the non-breaching party provides written notice of the breach to the breaching party. Either party may, at least 30 days prior to the expiration of the initial term, provide notice in writing to the other party that it intends to renew the California Management Agreement for an additional one year term, but any such renewal will be subject to mutual agreement.

In addition, NMGCC agreed to broker commercial arrangements between SD and third-party cannabis brand owners, with the view to securing licenses for use in SD’s business. In particular, NMGCC agreed: (a) that, within 30 days of the effective date of the California Management Agreement, it would arrange for its affiliate company, NMG, to license certain trademarks and other intellectual property to SD for use relation to cannabis products to be manufactured by SD (the “Branded Products”) on terms at least as favorable as the most favored licensee; (b) to use good faith efforts to establish similar license agreements with third-party cannabis brand owners; and (c) to use good faith efforts to assist SD in the development of SD branded products in the event SD decides to create its own brand(s).

NMGCC has furnished equipment and machinery necessary for the manufacture of the Branded Products by SD. As contemplated by the California Management Agreement, NMGCC has leased such equipment and machinery to SD pursuant to an Equipment Lease Agreement between the parties dated June 6, 2019. The initial term of the Equipment Lease Agreement will expire on June 6, 2020. Either party may, at least 30 days prior to the expiration of the initial term, provide notice in writing to the other party that it intends to renew the Equipment Agreement for an additional one-year term, but any such renewal will be subject to mutual agreement. It is the intent of the parties that the monthly rent payable under the Equipment Lease Agreement be completely net to NMGCC, such that NMGCC will not be liable for any costs or expenses of any nature whatsoever relating to the equipment or any improvements to the equipment, or use of the equipment. SD is solely responsible for any such costs, charges, expenses, and outlays, including taxes, maintenance, and repairs.

On September 12, 2019, our Company announced that SD’s Cathedral City facility has begun shipping certain Body and Mind products, following upon receipt of final testing and California packaging compliance certifications for such products. Initial product introductions include Lemon Brulee and Lemon Kush live resin sugar, Purple Punch blunts and Purple Punch pre-rolls. Live resin sugar is a concentrate, created using material that is fresh-frozen immediately upon harvesting.

In conjunction with entering into the California Management Agreement, the Company through NMGCC entered into a loan and security agreement dated June 6, 2019, whereby NMGCC has loaned SD US$250,000 to fund the property and business improvements and expansion needs of SD’s business operations. The loan will become due and payable on June 6, 2020, subject to extension by mutual agreement between the parties, and will bear interest at a rate of 12% per annum. Interest will accrue and be compounded quarterly, and will be payable by SD upon maturity of the loan. SD may prepay, in whole or in part, all or any portion of the principal amount and accrued interest on the loan without being subject to any pre-payment penalty. The loan is evidenced by a promissory note, and the performance of SD of its obligations under the loan agreement and the promissory note are secured pursuant to a security agreement.

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Settlement and Release Agreement

On November 30, 2019, we through NMGCC entered into a settlement and release agreement (the “Settlement Agreement”) with SD whereby NMGCC and SD agreed to terminate the California Management Agreement and to enter into a mutual release of any and all claims related to the California Management Agreement, subject to the terms of the Settlement Agreement.

As of November 30, 2019, SD owed NMGCC management fees (the “Monies Owed”) under the California Management Agreement. In consideration of NMGCC’s discharge of the Monies Owed, SD has agreed to pay NMGCC one-hundred percent (100%) of all proceeds received from the sale of all or any part of its inventory (the “Inventory”) as of November 1, 2019. Pursuant to the Settlement Agreement, SD shall provide monthly updates of the remaining Inventory until the Inventory has been fully exhausted. NMGCC will determine the sale price for any item in Inventory subject to the Settlement Agreement.

As part of the Settlement Agreement, each of SDL and NMG mutually agree to release and discharge the other from any and all claims arising from the California Management Agreement on or before November 30, 2019.

Brand Director Agreement

On November 30, 2019, NMGCC entered into a brand director agreement (the “Brand Director Agreement”) with SD. Pursuant to the Brand Director Agreement, SD has engaged NMGCC to provide certain advisory and brand director services in connection with SD’s manufacture of Company-branded products, as well as certain other products (the “Managed Products”) as agreed to by NMGCC (the “Brand Director Services”). The initial term of the Brand Director Agreement is six months and the parties may renew the Brand Director Agreement for successive three-month renewal periods.

The Brand Director Services include: (a) managing SD’s production of the Managed Products; (b) payment of a reimbursement fee to SD equal to the amount of direct costs and direct taxes applicable to the Managed Products; (c) managing inventory of the Managed Products; and (d) directing SD to enter into distribution agreements and sale agreements with third-party commercial cannabis licensees for the distribution and sale of the Managed Products in accordance with applicable law. Pursuant to the Brand Director Agreement, NMGCC will pay a monthly fee (the “Contribution Fee”) of $5,000 to SD. In connection with the Brand Director Agreement, as partial repayment for the principal and interest accrued under a certain loan agreement (the “Loan Agreement”) between NMGCC and SD dated June 6, 2019, SD waives payment of the Contribution Fee for the first five (5) months of the Brand Direction Agreement.

In consideration for the Brand Director Services, SD (as the “Licensee”) has agreed to pay NMGCC (in its capacity as the “Brand Director”) a brand director fee for each calendar month during the term of the Brand Director Agreement, whereby Licensee shall pay to Brand Director a fee to be calculated as follows: (x) net revenue for a single calendar month, multiplied by, (y) seventy-five percent (75%); (z) plus any fees to be paid to NMGCC in connection with the equipment lease agreement (the “Equipment Lease Agreement”) dated June 6, 2019 (the "Equipment Lease Fee") added to the product of (x) and (y), the (q) total amount shall be the fee paid to NMGCC. If the net revenue, minus the product of (x) and (y) is less than the Equipment Lease Fee in any given month, the difference shall carry over to the subsequent month, to be added to that month's Equipment Lease Fee, or the difference may be paid by Licensee at its sole option.

Brand License Agreement

On November 30, 2019, DEP entered into a brand license agreement (the “License Agreement”) with SD. Pursuant to the License Agreement, DEP granted SD a non-exclusive, non-transferable, and non-sub-licensable right (the “License”) to use certain licensed marks in connection with or on licensed products, solely in connection with SD’s commercial cannabis activity in California. In consideration for the License, SD will pay DEP a monthly fee equal to $100, payable on a quarterly basis.

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During the term of the License Agreement, SD must remain in compliance with all state and local cannabis rules and regulations in California, and maintain valid commercial cannabis licenses. SD will follow the guidance of DEP and only utilize packaging and labelling materials purchased from (or at the direction of) DEP. The License Agreement will be in full force and effect for the duration of the Brand Director Agreement.

Equipment Purchase Agreement

On November 30, 2019, NMGCC and SD entered into an equipment purchase agreement (the “Equipment Purchase Agreement”) pursuant to which NMGCC agreed to purchase certain equipment (the “Equipment”) from SD. The aggregate purchase price for the Equipment is $235,684.93 and will be applied to the outstanding balance under the Loan Agreement.

First Amendment to the Equipment Lease Agreement

On November 30, 2019, NMGCC and SD entered into an amendment (the “First Amendment”) to the Equipment Lease Agreement. Pursuant to the First Amendment, NMGCC and SD amended (i) the term of the Equipment Lease Agreement to be coterminous with the Brand Director Agreement; and (ii) to update the equipment being leased pursuant to the Equipment Lease Agreement and to update the monthly rental rate for the equipment being leased.

Release & Satisfaction of Loan Agreement

On November 30, 2019, NMGCC and SD entered into a release and satisfaction of loan agreement (the “Release Agreement”). Pursuant to the Release Agreement, NMGCC agreed that all indebtedness of SD to NMGCC arising from the Loan Agreement (and promissory note issued in connection with the Loan Agreement) is hereby satisfied and discharged in full. The release is granted based on SD’s obligations and duties pursuant to the Equipment Purchase Agreement and its five (5) month waiver of the Contribution Fee under the Brand Director Agreement.

Conditional Use Permit for Nevada Production Facility

On June 20, 2019, we announced the receipt of a conditional use permit from Clark County, Nevada, for a new production facility located within one mile of NMG’s existing cultivation facility located at 3375 Pepper Lane, in Las Vegas. The new facility will be located within an existing commercial building where our Company has secured a long-term lease. Architect plans are complete, and the space has been custom designed to produce edibles, oils and extracts at scale. The new facility will be approximately 7,500 square feet, and construction commenced in late July. The new facility plans include high-volume extraction equipment, which we expect will dramatically increase our manufacturing capacity and efficiency for our extraction products, including oils, wax, live resin and ambrosia. The new facility also expands the kitchen area and creates an opportunity for the Company to white label for brands seeking an entry to the Nevada market. The new production facility was anticipated to be operational in mid to late September 2019, pending license transfer approvals from local and state authorities. Substantial construction work has been advanced including completion of offices, boardroom and facilities which are being utilized by the Company. In addition, significant electrical, framing and HVAC work is complete and waiting for formal permitting and inspections required by the Clark County building department. Final inspections and permits are required prior to receiving license transfer approvals from local and state authorities. We plan to move our current production license eliminating the need to apply for a new license.

On February 24, 2020, we announced that we have received all necessary permits to commence operations at our new Nevada production facility. Equipment is being moved into the facility and the space has been custom designed to produce edibles, oils and extracts at scale. With the increased production capacity, we plan to offer contract manufacturing for other brands of complementary products.

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Past business of Deploy

Prior to the completion of the Acquisition, we were a development stage company engaged in designing and developing technologies and products for the management of truck fleets by companies in the freight haulage, waste haulage, mining, industrial operations and manufacturing, military and law enforcement industries.

We identified our proprietary technology and primary product by the name “Fleet Data Management & Weigh System”. The principal and unique feature of the Fleet Data Management & Weigh System enables operators of heavy industrial hydraulic lifting equipment to weigh cargo “on-the-fly” during the process of loading carrier vehicles. The load weight of trucks is important information for several purposes, including billing, compliance with highway and safety regulations and loading within capacity specifications. We designed and developed the Fleet Data Management & Weigh System to provide this information, as well as much more, on a real-time basis. The Fleet Data Management & Weigh System is capable of providing such information for in-cab entry and can deliver the information by wireless communication to operations centers, billing departments and for archival purposes, in order to meet the needs of any fleet operator.

Following the 2008 acquisition by our predecessor entity of the on-the-fly weigh system technology from Trepped Enterprises Inc., we devoted much of our time to engineering; circuit board design and testing; firmware and software development and testing; adding components and features; hardware selection; and improving, testing and packaging the Fleet Data Management & Weigh System. Upon the completion of our merger with Deploy Tech, we acquired the rights to both the technology and products that comprise the system by virtue of being the surviving corporation.

We developed a final prototype of the products that comprise our Fleet Data Management & Weigh System. We have tested both prototype packages on various types of vehicles. We have experienced delays due to lack of required funding which resulted in less attention on sales and marketing than expected.

Due to the large number of different vehicles and vehicle models that contain variations in parts, our system had to be tested on each variation of a vehicle before it can be sold to customers to ensure that it is properly calibrated for that specific vehicle. This significantly increases our testing and sales timelines.

Throughout our 2014 fiscal year, our management was focused on sales of our products as well as raising capital required to achieve our sales and marketing goals. We were not successful in raising required capital to hire sales and marketing staff or launch a sales and marketing campaign and therefore restructured the company to be more attractive to the investment community.

Although a lack of funding caused delays in sales and marketing efforts, we were able to remain current in our reporting obligations, including the year-end requirements to file our audited financial statements, MD&A and annual listing statement.

Throughout our previous three years, we had developed and patented and had been selling our Fleet Data Management & Weigh System and prepared the Company for commercialization of our product line. We remain the owner of Patent # 2798525 which is titled as “Load-Measuring, Fleet Asset Tracking and Data Management System for Load-Lifting Vehicles.” While we continue to own and maintain this patent, our focus has changed to the business of cultivating and producing medical and adult-use recreational marijuana as further described below. We anticipate selling our patent in the foreseeable future and do not anticipate allocating any current or future resources to our prior business.

Our Products and Services

We cultivate and produce medical and adult-use recreational marijuana products such as cannabis flower, oil extracts and edibles under the brand name “Body and Mind”.

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We have built our business plan around capitalizing on the medical-use and recreational cannabis markets. The regulated medical and recreational use cannabis industry is a rapidly growing industry that presents a unique opportunity under current market conditions. In the United States, the development and growth of the industry has generally been driven by state law and regulation. Accordingly, the market varies on a state-by-state basis. State laws that legalize and regulate medical-use cannabis allow patients to consume cannabis for medicinal reasons with a doctor’s recommendation subject to various requirements and limitations. States have authorized numerous medical conditions as qualifying conditions for treatment with medical-use cannabis, including but not limited to treatment for cancer, glaucoma, HIV/AIDS, wasting syndrome, pain, nausea, seizures, muscle spasms, multiple sclerosis, post-traumatic stress disorder (PTSD), migraines, arthritis, Parkinson’s disease, Alzheimer’s disease, lupus, residual limb pain, spinal cord injuries, inflammatory bowel disease and terminal illness.

As of the date of this Registration Statement, 31 states and the District of Columbia have passed laws allowing their residents to use medical cannabis.

We believe that the following conditions create an attractive opportunity for the cultivation and production of products within the medical and recreational use cannabis industry:

•	Significant industry growth in recent years and expected continued growth;

•	A shift in public opinion and increasing momentum toward the legalization of cannabis;

•	Limited access to capital by industry participants in light of risk perceived by financial institutions of violating federal laws and regulatory guidelines for offering banking services to cannabis-related businesses;

•	NMG is currently in the process of obtaining a recreational distribution license;

•	NMG currently has three main product lines: (i) flower, (ii) edibles, and (iii) extracts; and

•	NMG currently cultivates recreational marijuana.

Notwithstanding the foregoing market opportunity and trends, and despite legalization at the state level, we continue to believe that the current state of federal law creates significant uncertainty and potential risks associated with investing in medical-use and recreational-use cannabis facilities.

We use a state licensed distribution company to distribute our products and our primary market is in State of Nevada.

Our Strategy

Body and Mind’s strategy is focused on a platform approach to expansion which focuses on limited license states and jurisdictions. We work to maximize shareholder value through:

1)	Production and distribute Body and Mind branded products (production and/or cultivation);

2)	Use excess production capacity to produce and distribute synergistic third party brands;

3)	Own or operate strategic retail stores for vertical integration; and

4)	Enter new markets though lower cost applications and opportunistic / targeted acquisitions.

We have a track record of award-winning cannabis strains, flower and extracts and as early entrants to the Nevada market management has experience with writing license applications, cultivating and operating efficiently and working within a strict metric or track and trace environment.

We have developed the premium, marquis lifestyle “Body and Mind” brand in Nevada with strong penetration into dispensaries and have recently expanded the brand to dispensaries in California. The Body and Mind brand appeals to a wide range of cannabis consumers with products including oils, extracts (wax, live resin, ambrosia) and edibles.

We have a long track record of producing award-winning cannabis products and we have success with licensing to manufacture for brands. We currently produced cannabis oil cartridges for Gpen, a well-known vaporizer manufacturer. We are in the process of developing a larger production facility and are in preliminary discussions with several cannabis brands who may be interested in having Body and Mind produce their brand and products under license in Nevada.

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NMG was organized as a limited liability company under the laws of the State of Nevada on March 3, 2014. NMG was an early applicant in Nevada in 2014 and was awarded one of the first state medical licenses for both cultivation and production of marijuana. NMG has been a licensed producer and cultivator of cannabis products since it was issued its first cultivation license on November 5, 2015 and production license on December 10, 2015. On July 1, 2017, NMG was awarded an additional state recreational cultivation and production license. NMG produces cannabis flower, oil extracts and edibles, which are available for sale under the brand name “Body & Mind” in dispensaries in Nevada.

NMG anticipates an increase in demand due to the recently approved “Adult Use” licensing in the State of Nevada that began in July 2017. NMG has several growth initiatives underway including new product introductions, product licensing, third party extraction, out-of-State licensing, and acquisitions.

Since our acquisition of NMG, as discussed in more detail above, we have been focused on:

(1)	improving NMG’s existing facility;

(2)	increasing product availability; and

(3)	lowering production costs.

Improvements to NMG’s Existing Facility

On June 28, 2018, we obtained a building permit from Clark County, Nevada to add new flowering rooms and expand our packaging area. Each new flowering room was outfitted with rolling benches and watering systems and the project was completed with final Certificates of Occupancy awarded in September 2018. The new flowering rooms have been in production since September 2018 and are included in the perpetual harvest program for all cultivation in the existing facility. Additionally, a carbon dioxide system has been installed and is now being used throughout the facility. Upon the completion of the Nevada production facility the company anticipates renovating the existing production areas of the facility. The existing production and kitchen areas are anticipated to be renovated for additional flower space.

Increased Product Availability

We focused on flower and developing top end strains during the early years of our business. When Nevada was a medical only market we performed significant research on edibles with products including granola bars, beef jerky, hard candies and gummies. We also performed a great deal of research on extraction with products ranging from shatter, rosin, distillate and raw oil.

As adult recreation rules changed the products that could be produced, we have focused on increasing our product offerings and licensing opportunities. We have determined that the edible market is a sector of the marijuana industry with a high profit margin. To capitalize on this, we have made a dedicated effort to hire an individual with an extensive background in confectionary products and proper dosing techniques. Since hiring this individual on March 6, 2018, we have maintained a consistent passing of all state-mandated testing of our edibles regarding dosing.

In addition, we have implemented improved recipes of our established edible products which has increased our product’s shelf life and improved taste. We have developed preparation recipes for our Pretzel Bites which is our top selling edible product and we have implemented an improved recipe for our gummies products.

We continually work on research for new edible products and developing recipes.

Lowering Our Production Costs

As cannabis flower continues to be the foundation product for the marijuana industry, we are striving for continuous improvement to our cultivation process. Our aim will always focus on increasing the production yields of each harvest, and to obtain the highest quality product harvest. Doing so achieves two things for us and our customers: (1) allows us to maximize our profit; and (2) gives our customers the best value for their dollar by offering highly potent THC products.

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As of September 2018, we have three additional grow rooms operating which has increased our overall flower production. We have a record-keeping system in place to aid us in selecting flower strains that produce the largest yields and the highest THC. Our record-keeping system tracks room metrics, nutrient intake of the plants, and other vital metrics which helps us identify the best possible conditions for the plant to maximize its yield. We have introduced a perpetual harvest system to increase efficiency and allow for a steady supply of cannabis.

We have completed the process of installing separate HVAC units for each cultivation area throughout our facility. A centralized control system has been put in place to provide real-time information and control for all HVAC units in the facility. This system helps us track each room’s environmental metrics and help us maintain a proactive response in the event of any equipment failure. In addition to the centralized AC control system, we have completed installation of a CO2 system in our grow rooms. This CO2 system pumps carbon dioxide into the grow rooms which we expect to increase our flower yields by approximately 20-30 per cent. We have also completed installation of measurement devices for temperature, carbon dioxide, and humidity levels in each grow room. This will give us a real time reading of our grow rooms, allowing us to make adjustments in real time.

We commenced yield and production research with several brands of LED lights in October 2019. The research comprises of growing various strains under both conventional and new LED lighting systems. Data is gathered on the yield, strength and cultivation time under each light source to evaluate the efficacy of various LED lighting systems.

Effect of Existing or Probable Governmental Regulations on the Business

The United States Food and Drug Administration (FDA) regulates all food and food ingredients introduced into or offered for sale in interstate commerce (with the exception of meat, poultry, and certain processed egg products). At this time, our edible food products are not introduced into or offered for sale in interstate commerce, and FDA approval of our edible products is not required. However, we must, and do, comply with food labeling requirements set forth by the Southern Nevada Health District (SNHD) and the Nevada Department of Taxation, which include: a statement of identity, net quantity of contents, ingredient statement, manufacturer information, nutritional labeling, “use-by” date, safe handling instructions, an allergen statement, “Keep out of reach of children” statement, “THIS IS A MARIJUANA PRODUCT” statement, cannabinoid profile, terpenoid profile, total amount of THC, our production license number, production run number, date of production, date of final testing, date on which the product was packaged, etc.

Our operations as a licensed cultivator and producer of marijuana and marijuana products could be found in violation of the federal Controlled Substances Act. Due to this, we may face higher federal income tax liability as it is subject to Section 280E of the Internal Revenue Code. Section 280E of the Internal Revenue Code disallows a cannabis company from deducting any expenses from their income on its federal income tax return, except for those considered to be cost of goods sold (COGS). While this severely impacts marijuana retailers, as opposed to cultivators and producers, we do face higher federal income tax liability than a non-cannabis company.

The State of Nevada, per Nevada Revised Statutes Section 372A.290, has implemented the following taxes on marijuana and marijuana products: (i) a fifteen percent (15%) excise tax on the wholesale sale which is paid by the cultivator and is calculated on the fair market value at wholesale set by the Department of Taxation, and (ii) a ten percent (10%) excise tax on the retail sale which is paid by the retail store. We are obligated to collect and remit the wholesale cultivation tax on all wholesale sales and file the appropriate tax returns on a monthly basis. We currently do not have retail operations in Nevada, and therefore are not required to collect and/or remit any retail taxes. All marijuana and marijuana products sold at retail must also pay and remit sales taxes at the applicable local sales tax level.

Principal Products and Services

We cultivate and produce medical and adult-use recreational marijuana products such as cannabis flower, oil, extracts and edibles under the brand name “Body and Mind”.

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Principal Products

Finished Flower Buds – Packaged flower buds sold by strain type. We sell our Flower in various packaged weights (1.0 Gram, 3.5 Gram, and by the pound being the most popular). Flower strains include GC4, Key Lime Pie, Mandarin Cookies, Donuts, Purple Punch, Sequoia Strawberry, Sin Mint Cookies, True Power and White Nightmare.

Pre-Rolled Joints – grinded flower buds rolled in joint paper by strain type. Each pre-roll is one gram. Roughly 3 to 6 strains are available at any time and can include strains such as GC4, Key Lime Pie, Mandarin Cookies, Donuts, Purple Punch, Sequoia Strawberry, Sin Mint Cookies, True Power and White Nightmare.

Pre-Rolled Blunts – grinded flower buds rolled in blunt joint paper by strain type. Each pre-roll blunt is one gram. Roughly 3 to 6 strains are available at any time and can include strains such as GC4, Key Lime Pie, Mandarin Cookies, Donuts, Purple Punch, Sequoia Strawberry, Sin Mint Cookies, True Power and White Nightmare.

Concentrates (in various forms) – these are concentrates with various consistencies regarding their final form:

•	Shatter – a glass like concentrate

•	Sugar – a sugar/salt like concentrate

•	Ambrosia – a sugar/ salt like concentrate with terpenes added

•	Badder – a concentrate with a malleable texture

•	Live Resin Sugar – made from extracting material that was frozen immediately after harvesting

Disposable Vape Pens – a disposable pen vaporizer filled with our in-house produced distillate oil. Distillate flavors include Blackberry, Bruce Banner, Canteloupe, Di Si Do, Forbidden Fruit, Gelato, Guava, Hardcore OG, Lime, Mandarin Cookies, Mimosa, Pineapple, Strawberry Diesel, Tangerine, Watermellon. Disposable pens are available with either 0.5 gram or 0.25 grams of distillate.

Raw Distillate Oil Cartridges – vaporizer cartridge filled with our in-house produced distillate oil. Raw Distillate flavors include Blackberry, Bruce Banner, Canteloupe, Di Si Do, Forbidden Fruit, Gelato, Guava, Hardcore OG, Lime, Mandarin Cookies, Mimosa, Pineapple, Strawberry Diesel, Tangerine, Watermellon. Raw distillate oil cartridges are available with either 0.5 gram or 0.25 grams of distillate

G Pen Gio Cartridges – vaporizer cartridges for Gpen vaporizers filled with our in-house produced distillate oil. G Pen Gio cartridge flavors include Blackberry, Bruce Banner, Canteloupe, Di Si Do, Forbidden Fruit, Gelato, Guava, Hardcore OG, Lime, Mandarin Cookies, Mimosa, Pineapple, Strawberry Diesel, Tangerine, Watermellon. G Pen Gio cartridges are available with either 0.5 gram or 0.25 grams of distillate.

Edibles – distillate infused edible products. Our top selling edible product is our pretzel bites which are available in 10 piece and 3 piece packages and have distillate infused butter caramel sandwiched between two pretzels which are dipped in chocolate. Limited edition runs of pretzel bites have been created for Independence Day as well as a custom run with neon and coconut for a Las Vegas music festival.

Distribution Methods

We sell directly to licensed Nevada Dispensaries. We have no direct sales channels to the public. Our products are delivered directly to each dispensary by licensed distribution companies.

Sources and availability of raw materials

Finished Flower – In Nevada, our clones are all produced in-house from older batches of plants. Other clone sources are readily available to purchase throughout Nevada. Our coco growing medium (soil like material) is the only component of raw materials that is produced outside of our control. Coco suppliers are readily available in the event of a loss of our supplier. We produce our nutrients in-house using basic nutrients readily available in the cultivation market. Our packaging is produced overseas, and suppliers are readily available.

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Pre-Rolled Joints – In Nevada, our flower buds produce the material for our pre-rolls. All of our pre-roll packaging is easily obtained. There are numerus suppliers of joint paper, joint vials, and other joint packaging materials. In California, the source for our pre-rolled joints is tested, quality flower from licensed facilities. We have relationships with licensed cultivators and there are numerous licensed cultivators who can supply flower. Our packaging is produced overseas, and suppliers are readily available.

Concentrates – our flower is used to produce our concentrates. All the chemicals, supplies, and equipment required to produce concentrates can be easily obtained.

Single Use Vape Pens – our flower and extraction process is used to produce the oil placed in the single use vape pen. The vape pen and packaging is obtained from 3rd party suppliers and there are numerous suppliers that can meet our demand. The company does not use vitamin E acetate or any other artificial agent for thinning any cannabis oil products.

Vape Cartridges – our flower and extraction process is used to produce the oil placed in vape cartridges. The vape cartridge and packaging is obtained from 3rd party suppliers and there are numerous suppliers that can meet our demand. The company does not use vitamin E acetate or any other artificial agent for thinning any cannabis oil products.

Distillate Oil - our flower is used to produce distillate oil. The packaging is obtained from 3rd party suppliers. There are plenty of suppliers that can meet our demand. All chemicals required for the distillation are common and readily available for purchase.

Rosin – our flower is used to produce rosin. Our packaging is obtained from 3rd party suppliers and there are plenty of suppliers to meet our demand.

Edibles – all ingredients are locally sourced. We use our in-house produced distillate oil to infuse all the edibles. We cultivate and produce medical and recreational marijuana products such as flower, oil extracts and edibles under the brand name “Body and Mind”.

Competitive business conditions

Supply & Demand - as our competitors expand operations, there is more supply creating less demand for mid and low quality cannabis products. We continue to provide high quality products, excellent customer service, and competitive prices.

We have built our business plan around capitalizing on the medical-use and recreational cannabis market. The regulated medical-recreational use cannabis industry is a rapidly growing industry that presents a unique opportunity under current market conditions. In the United States, the development and growth of the industry has generally been driven by state law and regulation, and accordingly, the market varies on a state-by-state basis. As of the date hereof, 31 states and the District of Columbia have passed laws allowing their citizens to use medical cannabis.

We believe that the following conditions create an attractive opportunity for the cultivation, production and retail sales of products within the medical recreational-use cannabis industry:

•	Significant industry growth in recent years and expected continued growth;

•	A shift in public opinion and increasing momentum toward the legalization of cannabis;

•	Limited access to capital by industry participants in light of risk perceived by financial institutions of violating federal laws and regulatory guidelines for offering banking services to cannabis-related businesses;

•	Opportunity for skilled operators to transfer operational and execution experience to new facilities and operations.

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Notwithstanding the foregoing market opportunity and trends, and despite legalization at the state level, we continue to believe that the current state of federal law creates significant uncertainty and potential risks associated with investing in medical-use and recreational-use cannabis facilities.

We use a state licensed distribution company to distribute our products and our primary market is in State of Nevada.

Product Regulation

State laws that legalize and regulate medical-use cannabis allow patients to consume cannabis for medicinal reasons with a doctor’s recommendation subject to various requirements and limitations. In Nevada, an applicant of a medical-use cannabis card must obtain verification from attending provider of health care that the person has been diagnosed with a chronic or debilitating medical condition, and its symptoms may be mitigated by the medical use of marijuana. Nevada has characterized the following as “chronic or debilitating medical conditions”: acquired immune deficiency syndrome; cancer, glaucoma, a medical condition or treatment for a medical condition that produces cachexia, persistent muscle spasms, seizures, severe nausea, or severe pain. The above list may be amended or added to from time to time. Nevada extends reciprocity for non-residents who hold a valid medical-use card in their state of residence, as long as the person abides by Nevada’s legal limits on the possession. Medical-use card holders may not possess more than two and one-half ounces of usable marijuana in any one 14-day period.

In Ohio, patients must have a qualifying medical condition to be eligible for a medical-use card. Such qualifying medical conditions include: HIV/AIDS; Alzheimer's disease; amyotrophic lateral sclerosis (ALS); cancer; chronic traumatic encephalopathy (CTE); Crohn's disease; epilepsy or another seizure disorder; fibromyalgia; glaucoma; hepatitis C; inflammatory bowel disease; multiple sclerosis; pain that is chronic and severe, or intractable; Parkinson's disease; post-traumatic stress disorder; sickle cell anemia; spinal cord disease or injury; Tourette's syndrome; traumatic brain injury; and ulcerative colitis. Ohio prohibits smoking of medical-use cannabis, but permits oils, tinctures, plant material, edibles and patches. Ohio medical-use card holders may not possess more than a 90-day supply of medical marijuana, which is defined by form, as follows: plant material- no more than eight ounces of tier I medical marijuana, no more than five and three-tenths ounces of tier II medical marijuana; no more than twenty-six and fifty-five-hundredths grams of THC content in patches for transdermal administration or lotions, creams, or ointments for topical administration; no more than nine and nine-tenths grams of THC content in oil, tincture, capsule, or edible form for oral administration; no more than fifty-three and one-tenths grams of THC content in medical marijuana oil for vaporization.

In November 2016, California and Nevada voters both approved cannabis use for adults over the age of 21 without a physician’s prescription or recommendation, and permitted the cultivation and sale of marijuana, in each case subject to certain limitations. We have obtained the necessary permits and licenses to expand our existing business to cultivate and distribute cannabis in compliance with the laws in the State of Nevada and California. Despite the changes in state laws, cannabis remains illegal under federal law. In November 2016, California voters approved Proposition 64, which is also known as the Adult Use of Marijuana Act (“the AUMA”), in a ballot initiative. Among other things, the AUMA makes it legal for adults over the age of 21 to use marijuana and to possess up to 28.5 grams of marijuana flowers and 8 grams of marijuana concentrates. Individuals are also permitted to grow up to six marijuana plants for personal use. In addition, the AUMA establishes a licensing system for businesses to, among other things, cultivate, process and distribute marijuana products under certain conditions. On January 1, 2018, the California Bureau of Marijuana Control enacted regulations to implement the AUMA. Nevada voters approved Question 2 in a ballot initiative in November 2016. Among other things, Question 2 makes it legal for adults over the age of 21 to use marijuana and to possess up to one ounce of marijuana flowers and one-eighth of an ounce of marijuana concentrates. Individuals are also permitted to grow up to six marijuana plants for personal use. In addition, Question 2 authorizes businesses to cultivate, process and distribute marijuana products under certain conditions.

The U.S. Department of Justice (the “DOJ”) has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits.

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We are monitoring the current federal administration’s, the DOJ’s and Congress’ positions on federal marijuana law and policy. Since the beginning of the new Congress in January 2019, there have been positive discussions about the Federal Government’s approach to cannabis. The DOJ has not signaled any change in their enforcement efforts. Based on public statements and reports, we understand that certain aspects of those laws and policies are currently under review, but no official changes have been announced. It is possible that certain changes to existing laws or policies could have a negative effect on our business and results of operations. Although the possession, cultivation and distribution of marijuana for medical and adult use is permitted in California and Nevada, provided compliance with applicable state and local laws, rules, and regulations, marijuana is illegal under federal law. We believe we operate our business in compliance with applicable Nevada, California, Ohio and Arkansas laws and regulations. Any changes in federal, state or local law enforcement regarding marijuana may affect our ability to operate our business. Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with our business plans, could expose us to potential criminal liability and could subject our properties to civil forfeiture. Any changes in banking, insurance or other business services may also affect our ability to operate our business.

Competitive Conditions and Position

Production and Sales

NMG has a number of licenses and a long-term lease for a facility allowing it to cultivate and produce medical and recreational marijuana. In addition to flower products we produce marijuana extract products such as distillate oil, ice wax, dry sift, shatter, edibles and topicals.

The Nevada, California, Ohio and Arkansas Markets

We face competition from a variety of competitors. Several factors impacting competition include, but are not limited to, the quality control and consistency of products being produced, the hiring and retention of competent personnel within the industry, brand marketing and production costs.

The United States Market

We face competition from a diverse mix of market participants, including, but not limited to, independent investors, hedge funds and other cannabis operators, all of whom may compete with us to acquire real estate zoned for medical-use and/or recreational-use cannabis facilities. The current market for medical and recreational marijuana products may be limited as more competitors enter the market.

See – Risk Factors – Risks related to the Business and Industry.

Intellectual Property

Patents, Trademarks and Licenses

We currently have “BaM” trademarked in Nevada, Montana and Colorado. The description of the Trademark is: Capital “B” lowercase “a” capital “M” which is an abbreviation for Body and Mind.

Nevada – NMG filed and registered the “BaM” trademark with the State of Nevada effective January 26, 2016. The trademark expires January 26, 2021.

Montana - NMG filed and registered the “BaM” trademark with the State of Montana effective July 20, 2017. The trademark expires July 20, 2022.

Colorado - NMG filed and registered the “BaM” trademark with the State of Colorado effective August 16, 2017. The trademark expires August 16, 2021.

Employees

We through NMG currently have 95 full-time employees across all of its locations.

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Material Contracts

Pooling Agreements

On November 14, 2017, we entered into pooling agreements with the NMG Members to pool the Common Shares received upon the closing of the Share Exchange Agreement pursuant to certain release conditions contained in the pooling agreements. Please see Exhibit 99.1. The purpose of these pooling agreements are to prevent the NMG Members from selling, assigning, transferring, pledging, mortgaging or otherwise disposing of their pooled shares until the release dates are met. The pooled shares have voting rights allowing the shareholders to exercise such rights by providing written instructions to the pooling agent. The schedule of shares subject to the agreements and their release dates are as follows:

Shareholder	Number of Shares	Pooling Agreement
TI Nevada, LLC	2,037,879	169,823 on February 14, 2018 169,823 every three months for the next 30 months 169,826 on February 14, 2020
SW Fort Apache, LLC	3,920,000	10% on May 14, 2018 20% on November 14, 2018 25% on May 14, 2019 45% on November 14, 2019
KAJ Universal	3,920,000	10% on May 14, 2018 20% on November 14, 2018 25% on May 14, 2019 45% on November 14, 2019
Charles Fox	212,121	100% on November 14, 2018
Rozok Family Trust	3,600,000	10% on May 14, 2018 20% on November 14, 2018 25% on May 14, 2019 45% on November 14, 2019
MBK Investments	3,600,000	10% on May 14, 2018 20% on November 14, 2018 25% on May 14, 2019 45% on November 14, 2019
NV Trees, LLC	960,000	10% on May 14, 2018 20% on November 14, 2018 25% on May 14, 2019 45% on November 14, 2019

Assignment Agreement

Subsequent to the signing of the Letter of Intent between Toro and NMG, we entered into an assignment and novation agreement with Toro and NMG, dated effective May 12, 2017, as amended on November 13, 2017, which assigned the Letter of Intent to us from Toro. Pursuant to the Assignment Agreement, we were committed to issue Toro 470,000 Common Shares under the following release schedule terms:

1)	47,000 shares on November 14, 2017; and
2)	70,500 shares every six months on the following dates May 14, 2018, November 14, 2018, May 14, 2019, November 14, 2019, May 14, 2020 and November 14, 2020.

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Promissory Notes

1)

On November 14, 2017, we issued five non-interest bearing promissory notes for an aggregate principal amount of $2,000,000 (the “Vendor Promissory Notes”) as follows: $450,000 to MBK Investments, LLC, $450,000 to the Rozok Family Trust, $490,000 to KAJ Universal Real Estate Investments, LLC, $120,000 to NV Trees, LLC, and $490,000 to SW Fort Apache, LLC. The Vendor Promissory Notes were secured by a senior priority security interest in all assets of the Company, to be paid by February 14, 2019 or, if an equity or debt financing subsequent to the November 14, 2017 is closed in an aggregate amount of not less than $5,000,000, then within 30 days of the closing date of such subsequent financing.

2)

On November 14, 2017, we assumed NMG’s obligations pursuant to a loan in the amount of $400,000, payable to TI Nevada, LLC, of which $225,000 was paid on November 14, 2017 and the remaining $175,000 was issued as a non-interest bearing promissory note (the “TI Nevada Promissory Note”). The TI Nevada Promissory Note was secured by a senior priority security interest in all assets of the Company to be paid by February 14, 2019.

Concurrent with the closing of the Investment Agreement between Australis and the Company dated October 30, 2018, we entered into amending agreements (the “Amending Agreements”) with each of the Vendors (as defined in the Investment Agreement) with respect to promissory notes (the “Promissory Notes”) issued by the Company in favor of each of the Vendors upon closing of the certain Share Exchange Agreement between the Company and the Vendors, dated September 14, 2017, whereby the Company and Vendors, other than TI Nevada, LLC, agreed to amend the terms of the Promissory Notes to provide for:

(a)	a payment of 50% of the outstanding principal on or before November 12, 2018;

(b)	the remaining 50% of the outstanding principal to bear interest at 8% commencing on February 14, 2019 (the “Due Date”). All interest accrued under this Note shall be due and payable to Lender on a quarterly basis commencing on May 1, 2019, and continuing every three (3) months thereafter until all principal, interest, and other amounts payable under this Note have been paid. All outstanding principal, interest, and other amounts payable hereunder shall be due and payable in a balloon payment on the date (the “Maturity Date”) that is the earlier of:

(i)	12 months from the Due Date; and

(ii)	Within ten (10) business days after closing a financing subsequent to November 12, 2018 in the amount of not less than an aggregate of Five Million US Dollars (US$5,000,000). The Company has, at its sole discretion, and at any time and for whatever reason, the option to make payment in full or in partial payments to reduce the balance outstanding.

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(c)	the Section titled “Default Rate” in the Promissory Note is hereby deleted in its entirety and replaced with the following:

From and after the occurrence of any Default in this Note, and until such Default has been cured, all outstanding amounts under this Note (including, but not limited to, interest and late charges) shall bear interest at a rate of FIFTEEN PERCENT (15%) annually (the “Default Rate”).

(d)	the Section titled “Rights of Lender on Default” in the Promissory Note is hereby deleted in its entirety and replaced with the following:

Upon the occurrence of any Default, Lender shall be entitled to exercise any one or more of the following remedies without notice or demand:

(i)	to accelerate and declare the entire unpaid balance then due and payable under this Note to be immediately due and payable, even though the time of maturity as expressed herein shall not have arrived;

(ii)	to foreclose upon the Collateral pursuant to this Note and the Agreement; and

(iii)	to exercise any other right or remedy permitted by law;

and, with respect to TI Nevada, LLC, the Company, TI Nevada, LLC and all of the other Vendors agreed to amend the Promissory Note issued to TI Nevada, LLC to provide for:

(a)	payment of 100% of the outstanding principal on or before November 12, 2018; and

(b)	the Section titled “Default Rate” in the Promissory Note is hereby deleted in its entirety and replaced with the following:

From and after the occurrence of any Default in this Note, and until such Default has been cured, all outstanding amounts under this Note (including, but not limited to, interest and late charges) shall bear interest at a rate of FIFTEEN PERCENT (15%) annually (the “Default Rate”).

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Conversion Agreement

On July 1, 2019, we entered into a conversion agreement (the “Conversion Agreement”) with Australis Capital Inc. (“Australis”), whereby Australis has agreed to convert its 8% unsecured convertible debenture in the principal amount of CAD$1,600,000 of the Company having a maturity date of November 2, 2020 (the “Debenture”) on July 1, 2020 in exchange for an advanced interest payment of CAD$148,339 for the period of November 2, 2018 to July 1, 2020 (the “Advance”). The Advance was paid by the Company to Australis upon execution of the Conversion Agreement and upon conversion of the Debenture on July 1, 2020 there shall be no additional interest payments owing from the Company to Australis.

Upon conversion of the Debenture, Australis will receive 2,909,091 shares of common stock of the Company (each, a “Common Share”) at a deemed valued of CAD$0.55 per Common Share.

NMG Licenses

Body and Mind or NMG currently holds the following licenses or certificates related to the business:

City of Las Vegas – Conditional Cultivation Business License

Body and Mind was granted license # M66-00066, a conditional business license by the city of Las Vegas, Nevada on January 1, 2020. The license is for a medical marijuana cultivation facility and expires on July 1, 2020.

City of Las Vegas – Conditional Production Business License

Body and Mind was granted license #M66-00065, a conditional business license by the city of Las Vegas, Nevada on January 1, 2020. The license is for a medical marijuana production facility and expires on July 1, 2020.

Clark County Limited Business License

NMG was granted license #2000032.MMR-301, a limited business license by Clark County, Nevada (“Clark County”). The limited business license expires on December 31, 2020.

Nevada State Business License

NMG was granted a Nevada State Business License on January 7, 2020 under the identification number #NV20141151164. The license has an expiry date of March 31, 2021.

Nevada Medical Marijuana Program – State Certificate (Cultivation)

Body and Mind was issued certificate number 30658964196185382559 to be a medical marijuana cultivation establishment on July 1, 2019 by the Department of Taxation for C144 (“Certificate 30658964196185382559”). The certificate expires on June 30, 2020.

Nevada Marijuana Cultivation Facility License

Body and Mind was issued license number 79806207400948405980 to be a marijuana cultivation facility on July 1, 2019 by the Department of Taxation for RC144 (“License 79806207400948405980”). The license expires on June 30, 2020.

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Body and Mind does not have any employees and its officers and directors provide their services on a consulting basis. NMG has 95 employees at all of its locations.

Properties

Property Leases

On November 10, 2017, NMG entered into a revised five-year lease agreement with Resort Holdings 5, LLC, a Nevada limited liability company, for the property located at 3375 Pepper Lane, Las Vegas, NV, containing approximately 18,000 square feet. We have four options to extend the lease and each option is for five years. The monthly rent was $12,500 + common area expenses, and increased to $12,875 + common area expenses on January 1, 2019. The guaranteed minimum monthly rent is subject to a 2% increase on each anniversary date of the lease. In July 2018, Resort Holdings 5, LLC, the landlord, sold the property to a third party and the lease assigned to Minor Street Properties, LLC. All leases terms remain the same.

On April 9, 2019, NMG entered into a three-year lease agreement with Haigaz and Nora Atamian, commercial property owners, for the property located at 6420 Sunset Corporate Drive, Las Vegas, NV, containing approximately 7,700 square feet. We have one option to extend the lease for an additional three-year term and an option to purchase the property at any point during the initial term. The monthly rent is $6,026.40 + $1,129 in common area expenses, totaling $7,156.35 every month.

On October 25, 2017, NMG Ohio, LLC entered into a five-year lease agreement with MMCA Development, LLC, an Ohio limited liability company, for the property located at 709 Sugar Lane, Elyria, Ohio 44035, containing approximately 4,100 square feet. The monthly rent is $4,200.

On April 4, 2018, Comprehensive Care Group, LLC entered into a five-year lease agreement with MarGlas, LLC, an Arkansas limited liability company, for the property located at 201 & 203 N. Ok Street, West Memphis, Arkansas, containing approximately 10,000 square feet. We have two options to extend the lease and each option is for five years. The monthly rent is $3,000.

On December 1, 2018, SGSD, LLC entered into a five-year lease agreement with Green Road, LLC, a California limited liability company, for the property located at 7625 Carroll Road, San Diego, California, containing approximately 4,600 square feet. On June 13, 2019, SGSD, LLC assigned the lease to NMG San Diego, LLC. Under the terms of the assignment and first amendment to the original lease agreement dated June 13, 2019, we have three options to extend the lease and each option is for five years. The monthly base rent is currently $15,000. The guaranteed monthly rent is subject to a 1-6% increase on each anniversary date of the lease, based on increases in the Consumer Price Index for San Diego County.

On January 10, 2017, SJK Services, LLC entered into a five-year lease agreement with Meng Lin Zhang, a commercial property owner, for the property located at 3411 E. Anaheim St., Long Beach, California, containing approximately 1,856 square feet. On September 7, 2018, SJK Services, LLC amended its lease agreement with Meng Lin Zhang. On December 14, 2018, SJK Services, LLC assigned the amended lease agreement to The Airport Collective, Inc., a California corporation. On March 8, 2019, The Airport Collective, Inc. assigned the amended lease agreement to NMG Long Beach, LLC. Under the terms of the amended lease agreement, we have one option to extend the lease for five years. The monthly base rent is $6,636.40 + common area expenses, totaling $8,000 every month. The guaranteed minimum monthly rent is subject to a 5% increase on each anniversary date of the lease.

Legal Proceedings

We are not, and were not during our most recently completed fiscal year, engaged in any legal proceedings and none of our property is or was during that period the subject of any legal proceedings. We do not know of any such legal proceedings which are contemplated.

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A group of cannabis companies that did not win marijuana dispensary permits in the most recent round of state licensing in Nevada have filed an amended lawsuit, alleging corruption in the state agency that regulates the industry. The lawsuit names a long list of marijuana companies that did and didn’t receive dispensary licenses, including Nevada Medical Group, LLC.

On October 8, 2019, Nevada Medical Group, LLC filed its notice of intent to participate in the Complaint and Petition with the District Court, Clark County Nevada.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows our equity securities that are authorized for issuance pursuant to equity compensation plans for our most recently completed financial year ended July 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,775,000	Nil	994,859
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	8,775,000	Nil	994,859

On November 23, 2017, our board of directors ratified our 2012 Incentive Stock Option Plan (the “Body and Mind Option Plan”). The purpose of the Body and Mind Option Plan is to enhance the long-term shareholder value of Body and Mind by offering opportunities to directors, executive officers, key employees and eligible consultants of Body and Mind to acquire Body and Mind Common Shares in order to give these persons the opportunity to participate in Body and Mind’s growth and success, and to encourage them to remain in the service of Body and Mind.

On November 24, 2017, we issued an aggregate of 3,850,000 stock options in accordance with our stock option plan at an exercise price of CAD$0.66 per share for a five-year term expiring November 24, 2022. The options were granted to officers, directors and consultants of the Company.

The fair value of the stock options was calculated to be $726,578 using the Black-Scholes Option Pricing Model using the following assumptions:

Expected life of the options	5 years
Expected volatility	198%
Expected dividend yield	0%
Risk-free interest rate	1.63%

On June 6, 2018, we granted 175,000 stock options in accordance with our stock option plan at an exercise price of CAD$0.41 per common share for a five-year term expiring June 6, 2023 to a consultant of the Company.

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The fair value of the stock options was calculated to be $63,101 using the Black-Scholes Option Pricing Model using the following assumptions:

Expected life of the options	5 years
Expected volatility	262%
Expected dividend yield	0%
Risk-free interest rate	2.16%

On December 11, 2018, the Company issued 2,050,000 stock options in accordance with the Company’s stock option plan at an exercise price of CAD$0.57 per share for a five-year term expiring December 10, 2023. The options were granted to current directors, officers, employees and consultants of the Company.

The fair value of the stock options was calculated to be $880,595 (CAD$1,165,117) using the Black-Scholes Option Pricing Model with the following assumptions:

Expected life of the options	5 years
Expected volatility	265%
Expected dividend yield	0%
Risk-free interest rate	2.03%

The Body and Mind Option Plan is subject to the following restrictions:

(a)

Unless authorized by the shareholders options granted under the Body and Mind Option Plan, shall not result, at any time, in the number of Body and Mind Common Shares reserved for issuance pursuant to options exceeding 10% of the issued and outstanding Body and Mind Common Shares as at the date of grant of any option under the Body and Mind Option Plan.

(b)

The aggregate number of Body and Mind Common Shares subject to an option that may be granted to any one individual in any 12-month period under the Body and Mind Option Plan shall not exceed 5% of the issued and outstanding Body and Mind Common Shares determined at the time of such grant.

(c)

The aggregate number of Body and Mind Common Shares subject to an option that may be granted to any one Consultant in any 12-month period under the Body and Mind Option Plan shall not exceed 2% of the issued and outstanding Body and Mind Common Shares determined at the time of such grant.

(d)

The aggregate number of Body and Mind Common Shares subject to an option that may be granted to any one person conducting Investor Relations Activities in any 12-month period under the Body and Mind Option Plan shall not exceed 2% of the issued and outstanding Body and Mind Common Shares determined at the time of such grant.

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MANAGEMENT

All Body and Mind directors hold office until the next annual general meeting of the shareholders unless his office is earlier vacated in accordance with our Articles or he becomes disqualified to act as a director. Body and Mind officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Body and Mind executive officers and directors and their respective ages as of the date of this registration statement are as follows:

Name and Position(1)	Age	Principal Occupation and Positions Held During the Last Five Years(1)
Michael Mills President, Interim CEO and Director	51	President and Interim CEO of Body and Mind Inc. (Aug 2019 to present) and Director since Jan. 23, 2020;

Stephen ‘Trip’ Hoffman COO and Director	54	Chief Operating Officer of Body and Mind (Nov 2018 to present) and Director since March 1, 2020, principal officer of NMG Cathedral City, NMG Long Beach, NMG San Diego, and NMG Chula Vista.

Darren Tindale Corporate Secretary	47

Former CFO of Body and Mind Inc. (March, 2017 to Aug 2019). CFO of Batero Gold Corp. (Dec 2012 to Dec 2013). Director of Finance of Bingham Group Services Corp. (Dec 2015 to July 2016). Owner and President of Stonerock Financial Ltd. (June 2010 to present).

David Wenger Director	38	Director of Body and Mind Inc. (Oct 2019 to present)

Brent Reuter Director	53	Director of Body and Mind Inc. (Oct 2019 to present); Senior VP of investors relations and strategy for Australis Capital Inc. (October 2019 to present).

Dong Shim CFO and Director	36

Director of Body and Mind Inc. (Jul 2016 to present) and CFO of Body and Mind Inc. (Aug 2019 to present); President and founder of both SHIM Accounting Corporation (June 2013 to present) and Golden Tree Capital Corp. (November 2015 to present). CFO for International Private Vault Inc. (March 2014 to present), and a director of National Issuer Services Ltd. (December 2016 to present). CFO for E-Play Digital Inc., (November 2016 to present), CFO for Arizona Silver Exploration Inc. (August 2017 to present), CFO for Canamex Resources Corp. (August 2017 to present), CFO for Mission Ready Solutions Inc. (June 2017 to present), CFO for Organimax Nutrient Corp. (April 2018 to present), and CFO for Reliq Health Technologies Inc. (Nov 2018 to present).

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

Michael Mills Mr. Mills was appointed President and Interim Chief Executive Officer on August 21, 2019 and was previously the Vice-President, Communications of the Company from June 2018 to August 21, 2019. On January 23, 2020, Mr. Mills was elected as a Board member of the Company. Prior to joining the Company, Mr. Mills was the President of Fairlawn Capital Partners Ltd., a consulting company offering finance, communications and capital market solutions to public and private businesses. Mr. Mills has experience in industries including media, manufacturing and technology and held increasingly senior roles at the Financial Post and National Post newspapers. Mr. Mills obtained a Bachelors of Business Administration from Bishop’s University.

Stephen “Trip” Hoffman Mr. Hoffman was appointed as Chief Operating Officer (“COO”) of the Company on November 15, 2018 and was appointed as a Board member on March 1, 2020. Mr. Hoffman was previously the Chief Executive Officer of Bolder Venture Ltd., a privately held medical and recreational marijuana cultivation and dispensary company located in Boulder, Colorado, from 2016 until his appointment as Chief Operating Officer of the Company. From 2011 to 2016, Mr. Hoffman was the Chief Executive Officer of Trading Block Holdings Inc., a financial technology company located in Chicago, Illinois. Mr. Hoffman obtained a PhD in physics from Purdue University in December 1991.

Dong Shim Mr. Shim has been a Board member since December 15, 2016 and was appointed as the Chief Financial Officer of the Company on August 21, 2019. Mr. Shim is a partner and founder of Shim & Associates LLP (June 2013 to present) and Golden Tree Capital Corp. (November 2015 to present) providing accounting and other business advisory services to numerous companies in various industries. Mr. Shim is a director of National Securities Administrators Ltd. (May 2017 to present), Chief Financial Officer for E-Play Digital Inc. (November 2016 to present), Chief Financial Officer for Arizona Silver Exploration Inc. (August 2017 to present), Chief Financial Officer for Canamex Resources Corp. (August 2017 to present), Chief Financial Officer for Mission Ready Solutions Inc. (June 2017 to present), Chief Financial Officer for Organimax Nutrient Corp. (April 2018 to present), Chief Financial Officer for Vanc Pharmaceuticals Inc. (February 2018 to September 2018), and interim Chief Financial Officer of Reliq Health Technologies Inc. (November 2018 to present). Mr. Shim also serves as the CFO for International Private Vault Inc., a private company based in British Columbia, Canada, and as a director of National Issuer Services Ltd., a transfer agent company based in British Columbia, Canada.

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David Wenger Mr. Wenger has been a Board member since October 1, 2019. Mr. Wenger is a member of the US Senate Cannabis Working Group and the US House of Representatives Cannabis Working Group. In those roles, he has the historic opportunity to work with senior Congressional staffers on advancing federal cannabis legislation. David wrote a seminal White Paper on the US cannabis industry widely read across the world: The Green Regulatory Arbitrage: A Case for Investing in US Multi-State Vertically-Integrated Cannabis Companies. Mr. Wenger is also an accomplished lawyer and for 13 years he represented foreign government and major corporate clients in high-stakes complex cross-border disputes and transactions. Working in the New York office of the global law firm DLA Piper, he coordinated multi-jurisdictional teams acting for clients around the world such as Kingdom of Thailand, Petrobras, Ruler of Dubai, Afghanistan, PPG, Irving Shipbuilding, Pfizer, Troy (Vietnam), and Oman. As a law student, he interned for federal court judge Honorable Harold Baer Jr. in the US District Court for the Southern District of New York. Mr. Wenger is a Global Advisory Council member for Bhang Corporation (CSE: BHNG); advisor to RCVR, a NYC-based manufacturer of organic athletic recovery products; advisor to Asia Horizon, which is involved in hemp cultivation/processing and product distribution in China and strategic Asia opportunities; and an advisory board member of America Israel Cannabis Association.

Brent Reuter Mr. Reuter has been a Board member since October 16, 2019. Mr. Reuter has deep experience driving new revenue growth and managing businesses in the banking and investment sectors, most recently as principal investor relations for Onex Corp., a private equity firm, vice-president of asset management for Canadian Imperial Bank of Commerce and as managing director at Royal Bank of Canada with roles in Hong Kong and New York. In these roles, he built high-value client and strategic partnerships, recruited and developed sales teams, and implemented and executed high-impact revenue coverage models. In addition, Mr. Reuter is the senior vice-president of investor relations and strategy of Australis Capital Inc. Mr. Reuter obtained a Bachelor of Business Administration from Lakehead University in Thunder Bay, Ontario in 1990.

Darren Tindale Mr. Tindale has been our Chief Financial Officer since March 6, 2017 to August 20, 2019 and Corporate Secretary since August 20, 2019. Mr. Tindale brings over 17 years of financial accounting and management experience and has worked for both public and private companies. Mr. Tindale has served as Chief Financial Officer for numerous TSX Venture listed companies. Mr. Tindale devotes approximately 50% of his time to us.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of five members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required.

Director Independence

The Company’s Board of Directors has determined that Messrs. Wenger and Reuter are independent directors under the listing standards of the NYSE American.

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Significant Employees

Body and Mind has one employee, Stephen ‘Trip’ Hoffman, who is the COO and a director, and the other officers and directors provide their services on a consulting basis. NMG has 95 employees at its location in Nevada.

Family Relationships

There are currently no family relationships between any of the members of the board of directors or the executive officers.

Board Committees

Nominating Committee

We do not have a Nominating Committee and our Board of Directors as a whole is responsible for identifying and nominating qualified individuals to our Board of Directors. Since our formation we have relied upon the personal relationships of our President and directors to attract individuals to our Board of Directors.

Our Board of Directors considers its size each year when it considers the number of directors to recommend to the shareholders for election at the annual meeting of shareholders, taking into account the number required to carry out the Board’s duties effectively and to maintain a diversity of views and experience.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

Compensation Committee

Our Compensation Committee is comprised of Mr. Reuter, Mr. Wenger and Mr. Hoffman. This committee reviews and recommends to our Board of Directors the salaries, and benefits of all employees, consultants, directors and other individuals compensated by us.

Audit Committee

The Audit Committee is comprised of Mr. Shim, Mr. Wenger and Mr. Reuter.

Our Board of Directors has determined that we have at least one financial expert. Mr. Wenger and Mr. Reuter are considered independent.

An audit committee financial expert means a person who has the following attributes:

(a)	An understanding of generally accepted accounting principles and financial statements;

(b)	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(c)

Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer's financial statements, or experience actively supervising one or more persons engaged in such activities;

(d)	An understanding of internal control over financial reporting; and

(e)	An understanding of audit committee functions.

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The audit committee’s primary function is to provide advice with respect to our financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting and legal compliance. The audit committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor our financial reporting process and internal control system;

•	review and appraise the audit efforts of our independent accountants;

•	evaluate our quarterly financial performance as well as our compliance with laws and regulations;

•	oversee management’s establishment and enforcement of financial policies and business practices; and

•	provide an open avenue of communication among the independent accountants, management and the Board of Directors.

Code of Ethics

We have not adopted a written Code of Ethics at this time that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Board of Directors are reviewing the necessity of adopting such a document given we are still in the development stage and have limited employees, officers and directors.

Involvement in Certain Legal Proceedings

Except as disclosed in this Registration Statement, during the past ten years none of the following events have occurred with respect to any of our directors or executive officers:

1.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

a.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.	Engaging in any type of business practice; or

c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

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4.

Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

5.

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a.	Any Federal or State securities or commodities law or regulation; or

b.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

One of our former directors, Mr. Robert Hasman who resigned on March 1, 2020, in 2010 was acting as manager of Resort Holdings 2, LLC (“Resort 2”). Resort 2 filed Chapter 11 for a default of a commercial loan. Mr. Hasman was the personal guarantor for the commercial loan on a property located in Las Vegas, Nevada that was owned by Resort 2. The property was foreclosed and a judgment was filed against Mr. Hasman. On July 28, 2017, Mr. Hasman signed an official settlement agreement.

There are currently no legal proceedings to which any of our directors or officers is a party adverse to us or in which any of our directors or officers has a material interest adverse to us.

EXECUTIVE AND DIRECTOR COMPENSATION

General

For the purposes of this section:

“CEO” means an individual who acted as the Chief Executive Officer of Body and Mind, or acted in a similar capacity, for any part of the most recently completed financial year;

“CFO” means an individual who acted as the Chief Financial Officer of Body and Mind, or acted in a similar capacity, for any part of the most recently completed financial year;

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“incentive plan” means any plan providing compensation that depends on achieving certain performance goals or similar conditions within a specified period;

“incentive plan award” means compensation awarded, earned, paid or payable under an incentive plan;

“NEO” means each of the following individuals:

(a)	a CEO;

(b)	a CFO;

(c)	each of Body and Mind’s three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 for that financial year; and

(d)	each individual who would be a NEO under paragraph (c) but for the fact that the individual was neither an executive officer of Body and Mind, nor acting in a similar capacity, at the end of that financial year;

“option-based award” means an award under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights and similar instruments that have option-like features; and

“share-based award” means an award under an equity incentive plan of equity-based instruments that do not have option-like features, including, for greater certainty, common shares, restricted shares, restricted share units, deferred share units, phantom shares, phantom share units, common share equivalent units, and stock.

Compensation Discussion and Analysis

Compensation Program Objectives

We have not established a strategy for setting executive salary levels, creating standards it applies in setting compensation levels or what factors it intends to encourage by establishing compensation levels. Since we acquired NMG, raised equity capital and have been generative revenues from the sale of our products, we have been compensating our NEOs at levels comparable to executive officers of companies within its industry at similar stages of growth.

Our Compensation Committee reviews and recommends to our Board of Directors the salaries, and benefits of all employees, consultants, directors and other individuals compensated by us. The Board of Directors assumes responsibility for reviewing the recommendations of the Compensation Committee and monitoring the long-range compensation strategy for our senior management. The Compensation Committee and the Board of Directors reviews the compensation of senior management on a semi-annual basis taking into account compensation paid by other issuers of similar size and activity. The Compensation Committee and the Board of Directors receives independent competitive market information on compensation levels for executives. It uses salary data of comparable private and public companies as a benchmark for setting executive compensation. This data is obtained from various sources including online research and market surveys.

Although permitted, at this time no NEO or director has or intends to purchase financial instruments that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

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Elements of the Compensation Program

The total compensation plan for NEOs consists of a base compensation structure and equity-based compensation program in the form of stock options. The compensation program for our senior management is designed with a view that the level and form of compensation achieves certain objectives, including:

(a)	attracting and retaining qualified executives;

(b)	motivating the short and long-term performance of these executives; and

(c)	better aligning their interests with those of the Company’s shareholders.

In compensating our senior management, we have arranged for equity participation through our 2012 Incentive Stock Option Plan.

Base Salary

The base salary component of NEO compensation is intended to provide a fixed level of competitive pay that reflects each NEO’s primary duties and responsibilities. The policy of Body and Mind is that salaries for its NEOs are competitive within its industry and generally set at the median salary level among entities its size.

Stock Options

Effective October 25, 2012, our Board adopted the 2012 Incentive Stock Option Plan (the “2012 Incentive Stock Option Plan”). The purpose of the 2012 Incentive Stock Option Plan is to enhance the long-term shareholder value by offering opportunities to our directors, executive officers, key employees and eligible consultants to acquire our Common Shares in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in the service of the Company.

Previous grants will be taken into account when considering new grants and a maximum of 10% of the number of our issued and outstanding Common Shares are available for issuance under the 2012 Incentive Stock Option Plan. There are currently 9,025,000 options issued under the 2012 Incentive Stock Option Plan.

Compensation Governance

Our Compensation Committee is responsible for recommending to our Board of Directors the compensation to be paid to our directors and executive officers. We do not have any formal compensation policies and the practices adopted by the Compensation Committed and our Board of Directors to determine the compensation for our directors and executive officers is described above.

Summary Compensation Table

Dong Shim, our Chief Financial Officer and director, Darren Tindale, our former Chief Financial Officer, Leonard Clough our President and Chief Executive Officer until August 21, 2019, Stephen Hoffman, our Chief Operating Officer, and Robert Hasman, our former director and the President of our indirect wholly-owned subsidiary NMG are NEOs for the purposes of the following disclosure.

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The compensation for those NEOs, directly or indirectly, for our most recently completed financial years ended July 31, 2019 and 2018 are as follows:

					Non-equity incentive plan compensation ($)		Nonqualified
Name and Principal Position	Fiscal Year	Salary (CAD$)	Share- based awards (CAD$)	Option- based awards (CAD$)	Annual incentive plans	Long- term incentive plans	deferred compensation earnings ($)	All other compensation ($)	Total compensation (CAD$)

Dong Shim(1)	2019	50,001	-	142,087	-	-	-	-	192,088
Director and CFO	2018	49,600	-	47,917	-	-	-	-	97,517

Darren Tindale(2)	2019	82,500	-	142,087	-	-	-	-	224,587
Former CFO	2018	60,000	-	47,917	-	-	-	-	107,917

Leonard Clough(3)	2019	120,000	-	142,087	-	-	-	-	262,087
Former CEO and director	2018	66,759	-	47,917	-	-	-	-	114,676

Stephen “Trip” Hoffman(4)	2019	119,080	-	99,461	-	-	-	-	218,541
COO and Director	2018	Nil	-	Nil	-	-	-	-	Nil

Robert Hasman(5)	2019	299,010	-	142,087	-	-	-	-	441,097
Former Director, and President of NMG	2018	184,018	-	188,722	-	-	-	-	372,740

Notes:

(1)

Mr. Shim was appointed CFO in December 2016. He resigned on March 6, 2017 and was reappointed as interim CEO in August 2017 and resigned on November 14, 2017 when Mr. Clough was appointed as CEO. Mr. Shim was appointed CFO on August 21, 2019.

(2)	Mr. Tindale was appointed CFO on March 7, 2017. Mr. Tindale resigned as the CFO on August 21, 2019.
(3)	Mr. Clough was appointed CEO and a director on November 14, 2017. Mr. Clough resigned on August 20, 2019.
(4)	Mr. Hoffman was appointed COO on November 15, 2018 and was appointed as a director of the Company on March 1, 2020.
(5)

Mr. Hasman was appointed as a director of the Company on November 14, 2017 and is the President of our indirect wholly-owned operating subsidiary, NMG. Mr. Hasman resigned as a director of the Company on March 1, 2020.

During our most recently completed financial years, we did not pay any other executive compensation to our NEOs.

Effective November 14, 2017, we entered into a formal consulting agreement with Toro, whereby Toro will provide the services of our new Chief Executive Officer, Leonard Clough, for an annual salary of CAD$120,000. Leonard Clough, through Toro, is also entitled to a severance fee of CAD$60,000. However, Mr. Clough resigned on August 21, 2019, and the consulting agreement with Toro is no longer in force or effect.

Effective November 14, 2017, we entered into a formal consulting agreement with TI Nevada, whereby TI Nevada will provide the services of NMG’s President, Robert Hasman, for a monthly fee of $16,666.67, payable together with any applicable taxes. Mr. Hasman, through TI Nevada, is also entitled to a severance fee of equivalent to six months’ fees. On November 2, 2018, the consulting agreement with TI Nevada was amended to extend the non-competition and non-solicitation provisions to include the State of Ohio as well as Nevada. On November 25, 2019, the consulting agreement was further amended to (i) broaden the non-competition to anywhere and not just the State of Ohio and Nevada, (ii) adjust the amount of the consulting fee to be paid to TI Nevada to $25,000 per month (plus applicable taxes), and (iii) include bonuses for construction completion of production and/or dispensary facilities in Nevada, San Diego and Arkansas.

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Incentive Plan Awards

The only stock options to purchase shares of our common stock that we granted to our NEOs during the fiscal year ended July 31, 2019 was on December 11, 2018 as set out in the table below.

	# of Options	Fair Value (CAD$)
Leonard Clough	250,000	$142,087
Dong Shim	250,000	$142,087
Darren Tindale	250,000	$142,087
Stephen Hoffman	175,000	$99,461
Robert Hasman	250,000	$142,087

Outstanding Equity Awards Held by Named Executive Officers at Fiscal Year End

The following table sets forth information as of July 31, 2019, relating to outstanding equity awards held by each NEO:

Outstanding Equity Awards at Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) (exercise- able)	Number of Securities Underlying Unexer- cised Options (#) (unexer- ciseable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price (CAD$)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dong Shim(1)	200,000	N/A	N/A	0.66	11/24/2022	N/A	N/A	N/A	N/A
	250,000	N/A	N/A	0.57	12/10/2023

Darren Tindale (2)	200,000	N/A	N/A	0.66	11/24/2022	N/A	N/A	N/A	N/A
	250,000	N/A	N/A	0.57	12/10/2023

Leonard Clough (3)	200,000	N/A	N/A	0.66	11/24/2022	N/A	N/A	N/A	N/A
	250,000	N/A	N/A	0.57	12/10/2023

Stephen Hoffman (4)	175,000	N/A	N/A	0.57	12/10/2023	N/A	N/A	N/A	N/A

Robert Hasman (5)	1,000,000	N/A	N/A	0.66	11/24/2022	N/A	N/A	N/A	N/A
	250,000	N/A	N/A	0.57	12/10/2023

Notes:

(1)

Mr. Shim was appointed CFO in December 2016. He resigned on March 6, 2017 and was reappointed as interim CEO in August 2017 and resigned on November 14, 2017 when Mr. Clough was appointed as CEO. Mr. Shim was appointed CFO on August 21, 2019.

(2)	Mr. Tindale was appointed CFO on March 7, 2017. Mr. Tindale resigned as the CFO on August 21, 2019.
(3)	Mr. Clough was appointed CEO and a director on November 14, 2017. Mr. Clough resigned on August 20, 2019.
(4)	Mr. Hoffman was appointed COO on November 15, 2018. Mr. Hoffman was appointed as a director of the Company on March 1, 2020.
(5)

Mr. Hasman was appointed as a director of the Company on November 14, 2017 and is the President of our indirect wholly-owned operating subsidiary, NMG. Mr. Hasman resigned as a director of the Company on March 1, 2020.

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Consulting/Employment Agreements

Consulting Agreement with Fairlawn Capital Partners Ltd. and Michael Mills

We appointed Michael Mills as our Company’s President and Interim Chief Executive Officer in August 2019. Mr. Mills provides his services through Fairlawn Capital Partners Ltd. (“Fairlawn”), a private corporation of which he is the principal shareholder, pursuant to a consulting agreement among our Company, Fairlawn and Mr. Mills dated August 21, 2019. Under the consulting agreement, Fairlawn has agreed to cause Mr. Mills to perform the duties and responsibilities normally and reasonably associated with the position of chief executive officer, in consideration of a monthly consulting fee of US$12,500 (or the Canadian dollar equivalent), payable together with any applicable goods and services taxes.

We may from time to time consider paying Fairlawn a bonus, the timing and amount of which remains entirely within our discretion. We may also grant stock options to Fairlawn (or its designee) pursuant to our Company’s 2012 Incentive Stock Option Plan; any such grant is completely within our discretion.

The consulting agreement requires us to maintain directors and officers insurance of not less than US$1,000,000. In addition, Fairlawn is entitled to reimbursement of all reasonable pre-approved travel and other out-of-pocket expenses incurred in connection with the performance of services.

The consulting agreement is for an indefinite term, subject to termination as follows:

1.	By our Company:

(a)	for any reason, without liability, upon 90 days' written notice or payment in lieu thereof to Fairlawn;

(b)	immediately, without liability, if

(i)	Fairlawn is not carrying out the terms of the agreement or is otherwise failing to comply with any term of the agreement;

(ii)	Fairlawn becomes bankrupt or insolvent; or

(iii)	Fairlawn commits an act of fraud, intentional deceit or criminal action in respect of the provision of the services contemplated thereunder; and

2.	By Fairlawn at any time and at its sole discretion, without cause and without liability, upon 90 days’ written notice of termination to our Company.

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The consulting agreement also provides for termination upon the occurrence of a “change of control”, which is defined to include, but is not limited to, circumstances in which our Company is bought, sold, acquired or transferred to another person, group, entity or company. If we provide notice of termination to Fairlawn in connection with a change of control, we will be obligated to make a change of control termination payment to Fairlawn equal to 6 months' consulting fees.

Fairlawn has agreed to certain non-solicitation and no-hire covenants that will survive termination of the consulting agreement for a period of 12 months.

Employment Agreement with Stephen “Trip” Hoffman

On November 15, 2018, we entered into an Employment Agreement with Stephen “Trip” Hoffman, for an indefinite term that commenced on December 1, 2018. Pursuant to the terms of the agreement, Mr. Hoffman is to provide services as Chief Operating Officer of our Company. In consideration for such services, he is to receive a base salary of US$15,000 per month.

The employment agreement is subject to termination by either party upon the provision to the other party of at least 30 days’ prior written notice of termination, provided, however, that our Company may immediately terminate the agreement for cause. If there is a “change of control” which results in Mr. Hoffman’s termination, he will become entitled receive a severance payment equal to six months’ salary. “Change of control” is defined to include, but is not limited to, circumstances in which our Company is bought, sold, acquired, or transferred, to another person, group, entity or company.

In addition, Mr. Hoffman is entitled to a receive all group medical benefits available generally to other employees of our Company of the same level and responsibility, pursuant to the terms and conditions of such benefits plans and programs that our Company may adopt.

We may from time to time consider paying Mr. Hoffman a bonus, the timing and amount of which remains entirely within our discretion. We may also grant stock options to Mr. Hoffman pursuant to our Company’s 2012 Incentive Stock Option Plan; any such grant is completely within our discretion.

The employment agreement requires us to maintain officers’ liability insurance for Mr. Hoffman’s benefit of not less than US$1,000,000. In addition, Mr. Hoffman is entitled to reimbursement of all reasonable expenses incurred in connection with the performance of his services.

Mr. Hoffman has agreed to certain no-hire covenants and non-competition covenants limited in scope to Nevada, Ohio and California that would survive the termination of his employment for a period not exceeding one year from the date Mr. Hoffman ceases to be an employee of the Company.

Consulting Agreement with Stonerock Financial Ltd. and Darren Tindale

We appointed Darren Tindale as our Company’s Corporate Secretary in August 2019. Mr. Tindale provides his services through Stonerock Financial Ltd. (“Stonerock”), a private corporation of which he is the principal shareholder, pursuant to a consulting agreement among our Company, Stonerock and Mr. Tindale dated August 21, 2019. Under the consulting agreement, Stonerock has agreed to cause Mr. Tindale to perform the duties and responsibilities normally and reasonably associated with the position of corporate secretary, in consideration of a monthly consulting fee of CAD$7,500, payable together with any applicable goods and services taxes.

We may from time to time consider paying Stonerock a bonus, the timing and amount of which remains entirely within our discretion. We may also grant stock options to Stonerock (or its designee) pursuant to our Company’s 2012 Incentive Stock Option Plan; any such grant is completely within our discretion.

The consulting agreement requires us to maintain directors and officers insurance of not less than US$1,000,000. In addition, Stonerock is entitled to reimbursement of all reasonable pre-approved travel and other out-of-pocket expenses incurred in connection with the performance of services.

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The consulting agreement is for an indefinite term, subject to termination as follows:

1.	By our Company:

(a)	for any reason, without liability, upon 90 days' written notice or payment in lieu thereof to Stonerock;

(b)	immediately, without liability, if

(i)	Stonerock is not carrying out the terms of the agreement or is otherwise failing to comply with any term of the agreement;

(ii)	Stonerock becomes bankrupt or insolvent; or

(iii)	Stonerock commits an act of fraud, intentional deceit or criminal action in respect of the provision of the services contemplated thereunder; and

2.	By Stonerock at any time and at its sole discretion, without cause and without liability, upon 90 days’ written notice of termination to our Company.

The consulting agreement also provides for termination upon the occurrence of a “change of control”, which is defined to include, but is not limited to, circumstances in which our Company is bought, sold, acquired or transferred to another person, group, entity or company. If we provide notice of termination to Stonerock in connection with a change of control, we will be obligated to make a change of control termination payment to Stonerock equal to 6 months' consulting fees.

Stonerock has agreed to certain non-solicitation and no-hire covenants that will survive termination of the consulting agreement for a period of 12 months.

Consulting Agreement with Golden Tree Capital Corp. and Dong H. Shim

We appointed Dong H. Shim as our Company’s Chief Financial Officer in August 2019. Mr. Shim provides his services through Golden Tree Capital Corp. (“Golden Tree”), a private corporation of which he is the principal shareholder, pursuant to a consulting agreement among our Company, Golden Tree and Mr. Shim dated August 21, 2019. Under the consulting agreement, Golden Tree has agreed to cause Mr. Shim to perform the duties and responsibilities normally and reasonably associated with the position of chief financial officer, in consideration of a monthly consulting fee of CAD$10,000, payable together with any applicable goods and services taxes.

We may from time to time consider paying Golden Tree a bonus, the timing and amount of which remains entirely within our discretion. We may also grant stock options to Golden Tree (or its designee) pursuant to our Company’s 2012 Incentive Stock Option Plan; any such grant is completely within our discretion.

The consulting agreement requires us to maintain directors and officers insurance of not less than US$1,000,000. In addition, Golden Tree is entitled to reimbursement of all reasonable travel and other out-of-pocket expenses incurred in connection with the performance of services.

The consulting agreement provides that it is to continue on a month-to-month basis, subject to termination as follows:

1.	By our Company:

(a)	for any reason, without liability, upon 90 days' written notice or payment in lieu thereof to Golden Tree;

(b)	immediately, without liability, if

(i)	Golden Tree is not carrying out the terms of the agreement or is otherwise failing to comply with any term of the agreement; or

(ii)	Golden Tree commits an act of fraud, intentional deceit or criminal action in respect of the provision of the services contemplated thereunder; and

2.	By Golden Tree at any time and at its sole discretion, without cause and without liability, upon 90 days’ written notice of termination to our Company.

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Golden Tree has agreed to certain non-solicitation and no-hire covenants that will survive termination of the consulting agreement for a period of 12 months.

Consulting Agreement with Nevada Medical Group LLC, TI Nevada LLC and Robert Hasman

Effective November 14, 2017, we entered into a formal consulting agreement with TI Nevada, LLC (“TI Nevada”), Nevada Medical Group LLC (“NMG”) and Robert Hasman, whereby TI Nevada agreed to provide the services of NMG’s President, Mr. Hasman, for a monthly fee of US$16,666.67, payable together with any applicable taxes. Mr. Hasman, through TI Nevada, is also entitled to a severance fee equivalent to six months’ fees. Mr. Hasman has served on our Company’s board of directors since November 2017 and resigned from the board of directors of March 1, 2020.

On November 2, 2018, the consulting agreement with TI Nevada was amended to extend the non-competition and non-solicitation provisions to include the State of Ohio as well as Nevada. On November 25, 2019, the consulting agreement was further amended to:

•	adjust the non-competition provisions, such that TI Nevada has agreed that it shall not carry on, engage in, or be concerned with or interested in any medical marijuana or recreational marijuana business that is similar to or competitive with the medical marijuana or recreational marijuana business of our Company or any or our subsidiaries; provided that TI Nevada may purchase and hold securities of any company (including any competitive company) representing in the aggregate no more than five percent of the votes and equity attached to all issued securities of such company during the term of the consulting agreement;

•	adjust the compensation payable to TI Nevada with effect from November 1, 2019, to take the form a monthly fee of US$25,000 (plus all applicable taxes);

•	adjust the bonus structure to provide that TI Nevada:

○	is eligible to be considered for an annual discretionary bonus at the discretion of our Company’s board of directors;

○	is entitled to receive

➢	a US$16,666 bonus for construction completion of our Nevada production facility prior to February 14, 2020, payable no later than February 28, 2020;

➢	a US$16,666 bonus for construction completion of our San Diego facility prior to February 14, 2020, payable no later than February 28, 2020; and

➢	a US$16,666 bonus for construction completion of our Arkansas dispensary and cultivation facility prior to February 15, 2020, payable no later than February 28, 2020.

Pension Plan Benefits

We have no pension plans that provide for payments or benefits at, following or in connection with retirement.

Director Compensation

We do not currently provide any compensation to our directors in their capacity as such. As a result, none of our directors received any cash compensation in any form during our most recently completed financial year. However, on December 11, 2018, we granted stock options to the following director, which has not already been disclosed above as stock options granted to NEOs, and who is no longer a director as of January 23, 2020:

	# of Options	Fair Value (CAD$)
Kevin Hooks	250,000	$142,087

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of April 13, 2020 by (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Unless otherwise indicated, it is our understanding and belief that the shareholders listed possess sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership

Directors and Officers:

Michael Mills, President, Interim Chief Executive Officer and Director c/o Suite 750,1095 West Pender Street Vancouver, British Columbia, Canada, V6E 2M6	373,500(2)	*
Darren Tindale, Corporate Secretary c/o Suite 750,1095 West Pender Street Vancouver, British Columbia, Canada, V6E 2M6	612,500(3)	*
Brent Reuter, Director c/o Suite 750,1095 West Pender Street Vancouver, British Columbia, Canada, V6E 2M6	Nil	Nil
Robert Hasman, President (Manager) of NMG c/o Suite 750,1095 West Pender Street Vancouver, British Columbia, Canada, V6E 2M6	7,695,450(4)	7.5%
Stephen (Trip) Hoffman, Chief Operating Officer and Director c/o Suite 750,1095 West Pender Street Vancouver, British Columbia, Canada, V6E 2M6	262,500(5)	*
Dong Shim, Chief Financial Officer and Director c/o Suite 750,1095 West Pender Street Vancouver, British Columbia, Canada, V6E 2M6	682,292(6)	*
David Wenger, Director c/o Suite 750,1095 West Pender Street Vancouver, British Columbia, Canada, V6E 2M6	Nil	Nil

All directors and executive officers as a group (7 persons)	9,626,242(7)	9.2%

Major Stockholders:

Australis Capital Inc. Suite 900, 510 Seymour Street Vancouver, British Columbia Canada V6B 1V5	27,782,719(8)	26.5%

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Notes:

*	Less than one percent.

(1)

Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of such security; and (ii) investment power, which includes the power to dispose or direct the disposition of the security. Certain shares of common stock may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares of common stock are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares of common stock outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of common stock of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this Proxy Statement. As of April 13, 2020, there were 101,853,217 shares of common stock of the Company issued and outstanding.

(2)

This figure represents (i) 18,000 shares of common stock held by Mr. Mills’ wife, (ii) 18,000 shares of common stock issuable upon exercise of warrants registered directly to Mr. Mills’ wife, (iii) stock options to purchase 275,000 shares of common stock which have vested, and (iv) stock options to purchase 62,500 shares of common stock, which will vest within 60 days.

(3)

This figure represents (i) 100,000 shares of common stock held by Mr. Tindale’s wife, (ii) stock options to purchase 450,000 shares of common stock which have vested, and (iii) stock options to purchase 62,500 shares of common stock, which will vest within 60 days.

(4)

This figure represents (i) 4,345,071 shares of common stock held by SW Fort Apache, LLC, an entity controlled by Mr. Hasman, (ii) 2,037,879 shares of common stock held by TI Nevada, LLC, an entity controlled by Mr. Hasman, (iii) stock options to purchase 1,250,000 shares of common stock which have vested, and (iv) stock options to purchase 62,500 shares of common stock, which will vest within 60 days.

(5)	This figure represents (i) stock options to purchase 175,000 shares of common stock which have vested, and (ii) stock options to purchase 87,500 shares of common stock, which will vest within 60 days.

(6)

This figure represents (i) 121,792 shares of common stock held by Mr. Shim, (ii) 48,000 shares of common stock issuable upon exercise of warrants registered directly to Mr. Shim, (iii) stock options to purchase 450,000 shares of common stock which have vested, and (iv) stock options to purchase 62,500 shares of common stock, which will vest within 60 days.

(7)

This figure represents (i) 6,622,742 shares of common stock, (ii) 66,000 shares of common stock issuable upon exercise of warrants, (iii) stock options to purchase 2,600,000 shares of common stock, which have vested, and (iv) stock options to purchase 337,500 shares of common stock, which will vest within 60 days.

(8)

This figure includes (i) 24,873,628 shares of common stock held by Australis Capital Inc., and (ii) 2,909,091 shares of common stock issuable to Australis Capital Inc. upon conversion of an outstanding convertible debenture that is convertible within 60 days.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

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RELATED PARTY TRANSACTIONS

Except as described herein, none of the following parties (each a “Related Party”) has had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;
•	any person proposed as a nominee for election as a director;
•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

Related Party Transactions during the year ended July 31, 2019

	Accounts Payable		Consulting Fees
Dong Shim (Director and CFO)		$5,127		$37,791
Leonard Clough (Former CEO & Former Director)	$	Nil		$90,696
Darren Tindale (Former CFO & Corporate Secretary)	$	Nil		$62,353
Michael Mills (President, Interim CEO & Director)		$7,825		$50,072
Robert Hasman (Director)	$	Nil		$225,992
Kevin Hooks (Former Director)	$	Nil	$	Nil
Scott Dowty (Director)	$	Nil	$	Nil
Stephen (Trip) Hoffman (COO)	$	Nil		$90,000

Included in stock-based compensation for the year ended 31 July 2019 is $579,904 (2018 - $377,443) related to stock options issued to directors and officers of the Company.

During the year ended 31 July 2019, the Company entered into an agreement to purchase the remaining 70% of NMG Ohio for total cash payments of $1,575,000 and issuance of 3,173,864 common shares of the Company, of which cash of $461,251 and 929,488 common shares are payable to directors of the Company.

Our Board reviews any proposed transaction involving Related Parties and considers whether such transactions are fair and reasonable and in the Company’s best interests.\

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

McMillan LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the year ended July 31, 2019, have been audited by Dale Matheson Carr-Hilton Labonte LLP, an independent registered public accounting firm as set forth in its report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. In addition, we currently maintain management liability insurance that covers any loss up to a certain amount that our directors and officers may become legally obligated to pay as a result of a claim for a wrongful act for which we do not indemnify the directors and officers, or covers any loss up to a certain amount that we indemnify our directors and officers as a result of a claim for a wrongful act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: Suite 750 – 1095 West Pender Street, Vancouver, British Columbia, Canada, V6E 2M6, Attention: Darren Tindale.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to our securities being offered pursuant to this prospectus. This prospectus forms part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. The registration statement contains additional information about us and the securities being offered pursuant to this prospectus. You may read or obtain a copy of the registration statement at the Securities and Exchange Commission’s public reference room and website referred to above.

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INDEX TO FINANCIAL STATEMENTS

BODY AND MIND INC.

F-1

Body and Mind Inc.	Statement 1

Condensed Consolidated Interim Balance Sheets
(U.S. Dollars)

ASSETS	As at 31 January 2020 (Unaudited)	As at 31 July 2019

Current
Cash and cash equivalents	$3,374,079	$9,004,716
Amounts receivable	1,094,449	939,909
Interests receivable (Note 6)	63,000	27,000
Prepaids	869,614	227,843
Inventory (Note 5)	1,522,260	1,390,419
Total Current Assets	6,923,402	11,589,887

Convertible Loan Receivable (Note 6)	948,310	52,225
Investment in NMG Ohio LLC (Note 17)	3,573,314	3,465,902
Investment in and advances to GLDH (Note 18)	11,886,379	7,373,036
Other investments (Note 19)	-	255,980
Property and Equipment (Note 7)	4,676,499	2,694,500
Brand and Licenses	8,172,000	8,172,000
Goodwill	2,635,721	2,635,721
TOTAL ASSETS	$38,815,625	$36,239,251

LIABILITIES
Current
Accounts payables	$941,736	$979,384
Accrued liabilities	95,070	95,234
Income taxes	239,358	239,358
Due to related parties (Note 8)	7,680	12,952
Lease liabilities (Note 20)	195,983	-
Total Current Liabilities	1,479,827	1,326,928

Lease Liabilities (Note 20)	905,715	-
Deferred Tax Liability	1,716,120	1,716,120
TOTAL LIABILITIES	4,101,662	3,043,048

STOCKHOLDERS’ EQUITY
Capital Stock– Statement 3 (Note 11)
Authorized:
900,000,000 Common Shares – Par Value $0.0001
Issued and Outstanding:
101,853,217 (31 July 2019 – 97,279,891 ) CommonShares	10,185	9,728
Additional Paid-in Capital	45,285,374	41,765,408
Shares to be Issued (Notes 10, 11 and 14)	1,232,548	1,118,815
Other Comprehensive Income	843,067	827,314
Deficit	(12,657,211)	(10,525,062)
TOTAL STOCKHOLDERS’ EQUITY	34,713,963	33,196,203
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,815,625	$36,239,251

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

F-2

Body and Mind Inc.	Statement 2

Condensed Consolidated Interim Statements of Operations (Unaudited)
(U.S. Dollars)

	Three Month Period Ended 31 January		Six Month Period Ended 31 January
	2020	2019	2020	2019

Sales	$1,572,284	1,195,745	$3,013,910	$2,521,723
Sales tax	(356,394)	(115,927)	(554,918)	(247,346)
Cost of sales	(686,691)	(575,948)	(1,609,664)	(1,313,569)
	529,199	503,870	849,328	960,808

General and Administrative Expenses
Accounting and legal (Note 8)	356,491	218,899	400,684	297,280
Bad debt expense	46,931	-	46,931	-
Consulting fees (Notes 8 and 16)	135,953	107,687	356,180	110,287
Depreciation	5,331	3,348	10,206	6,488
Insurance	22,605	16,538	51,330	38,776
Lease expense	54,926	-	111,630	-
Licenses, utilities and office administration	239,576	325,527	544,300	410,619
Management fees (Note 8)	55,683	114,430	185,261	167,274
Regulatory, filing and transfer agent fees	22,598	41,853	39,334	49,049
Rent	8,092	18,000	20,457	36,362
Salaries and wages	453,807	188,965	937,858	383,140
Stock-based compensation (Notes 8 and 11)	369,437	870,808	659,015	870,808
Travel	41,436	11,703	92,337	13,726
	(1,812,866)	(1,917,758)	(3,455,523)	(2,383,809)

Loss Before Other Income (Expenses)	(1,283,667)	(1,413,888)	(2,606,195)	(1,423,001)
Other Income (Expenses)
Foreign exchange, net	1,914	(24,393)	(81,006)	(95,949)
Interest expense	(131,850)	(202,065)	(131,850)	(202,017)
Interest income	278,688	-	556,688	-
Loss on settlement (Note 19)	(239,328)	-	(239,328)
Management fee income	36,000	-	54,000	-
Other income	-	-	125,000	-
Write-off of assets	(1,008)	-	(1,008)	-
Equity in earnings (losses) (Note 17)	103,899	(23,939)	191,550	(31,559)
Net Loss for the Period Before Income Tax	$(1,235,352)	(1,664,285)	$(2,132,149)	$(1,752,526)
Income tax expense	-	(99,394)	-	(222,948)
Net Loss for the Period	(1,235,352)	(1,763,679)	(2,132,149)	(1,975,474)
Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(103,440)	(120,725)	15,753	(26,314)
Comprehensive Loss for the Period	$(1,338,792)	(1,884,404)	$(2,116,396)	$(2,001,788)
Loss per Share – Basic and Diluted	$(0.01)	(0.03)	$(0.02)	$(0.03)
Weighted Average Number of Shares Outstanding	101,841,511	66,697,215	101,495,573	57,236,016

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

F-3

Body and Mind Inc.	Statement 3

Condensed Consolidated Interim Statements of Changes in Stockholders’ Equity (Unaudited) (U.S. Dollars)

	Share Capital		Additional			Other
	Common Shares		paid-in	Shares to be	Subscriptions	comprehensive
	Number	Amount	capital	issued	Receivable	income	Deficit	Total
Balance – 31 July 2018	47,774,817	$4,778	$16,918,082	$103,267	$	$532,405	$(6,772,311)	$10,786,221
Foreign currency translation adjustment	-	-	-	-	-	94,411	-	94,411
Loss for the period	-	-	-	-	-	-	(211,795)	(211,795)
Balance – 31 October 2018	47,774,817	4,778	16,918,082	103,267	-	626,816	(6,984,106)	10,668,837
Private placement (Note 10)	16,000,000	1,600	4,882,240	-	-	-	-	4,883,840
Exercise of warrants (Note 10)	3,206,160	321	1,204,875	-	-	-	-	1,205,196
Issuance of escrowed shares (Note 10)	70,500	7	27,321	(27,328)	-	-	-	-
Share issue costs	322,581	31	(270,767)	-	-	-	-	(270,736)
Finance fee for promissory note (Note 8)	1,105,083	111	822,383	-	-	-	-	822,494
Investment agreement with Australis (Note 15)	1,768,545	177	786,946	-	(787,123)	-	-	-
Acquisition of NMG Ohio LLC (Note 16)	2,380,398	238	1,448,567	-	-	-	-	1,448,805
Equity component of convertible debenture (Note 9)	-	-	88,797	-	-	-	-	88,797
Stock-based compensation (Note 10)	-	-	870,808	-	-	-	-	870,808
Foreign currency translation adjustment	-	-	-	-	-	(120,725)	-	(120,725)
Loss for the period	-	-	-	-	-	-	(1,763,679)	(1,763,679)
Balance – 31 January 2019	72,628,084	7,263	26,779,252	75,939	(787,123)	506,091	(8,747,785)	17,833,637
Balance – 31 July 2019	97,279,891	9,728	41,765,408	1,118,815	-	827,314	(10,525,062)	33,196,203
Acquisition of GLDH (Note 18)	4,337,111	434	2,752,348	-	-	-	-	2,752,782
Exercise of warrants (Note 11)	143,230	14	75,535	-	-	-	-	75,549
Stock-based compensation (Note 11)	-	-	289,578	-	-	-	-	289,578
Share subscriptions received in advance	-	-	-	15,291	-	-	-	15,291
Foreign currency translation adjustment	-	-	-	-	-	119,193	-	119,193
Loss for the period	-	-	-	-	-	-	(896,797)	(896,797)
Balance – 31 October 2019	101,760,232	10,176	44,882,869	1,134,106	-	946,507	(11,421,859)	35,551,799
Exercise of warrants (Note 11)	22,485	2	15,289	-	-	-	-	15,291
Escrow release	70,500	7	17,779	(17,786)	-	-	-	-
Stock-based compensation (Note 11)	-	-	369,437	-	-	-	-	369,437
Share subscriptions received in advance	-	-	-	(15,291)	-	-	-	(15,291)
Accretion and interest on convertible debt	-	-	-	131,519	-	-	-	131,519
Foreign currency translation adjustment	-	-	-	-	-	(103,440)	-	(103,440)
Loss for the period	-	-	-	-	-	-	(1,235,352)	(1,235,352)
Balance – 31 January 2020	101,853,217	$10,185	$45,285,374	$1,232,548	$-	$843,067	$(12,657,211)	$34,713,963

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

F-4

Body and Mind Inc.	Statement 4

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)
(U.S. Dollars)
	Six Month Period Ended 31 January
Cash Resources Provided By (Used In)	2020	2019
Operating Activities
Loss for the period	$(2,132,149)	$(1,975,474)
Items not affecting cash:
Accrued interest and accretion	131,850	207,222
Accrued interest income	(520,000)	-
Accrued management fee income	(54,000)	-
Depreciation	157,855	141,901
Foreign exchange	35,786	2,386
Income tax	-	222,948
(Gain) or loss of equity investee	(191,550)	31,559
Loss on settlement	239,328	-
Stock-based compensation	659,015	870,808
Amounts receivable and prepaids	(716,996)	(125,748)
Inventory	(131,841)	(615,174)
Trade payables and accrued liabilities	(37,812)	369,957
Due to related parties	(5,272)	(45,489)
	(2,565,786)	(915,104)

Investing Activities
Repayment by (investment in) NMG Ohio, LLC	90,969	(612,619)
Investment in GLDH	(1,285,960)	(5,752,180)
Other investments	(334,348)	-
Purchase of property and equipment	(802,471)	(145,760)
Convertible loan receivable	(842,085)	-
	(3,173,895)	(6,510,559)

Financing Activities
Issuance of shares, net of share issue costs	90,840	5,818,300
Loans obtained	-	5,202,579
Loans repaid	-	(1,175,000)
	90,840	9,845,879

Effect of exchange rate changes on cash	18,204	(26,314)

Net Increase (Decrease) in Cash	(5,630,637)	2,393,902
Cash– Beginning of Period	9,004,716	324,837
Cash– End of Period	$3,374,079	$2,718,739

Supplemental Disclosures with Respect to Cash Flows (Note 13)

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

F-5

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

1.	Nature and Continuance of Operations

Body and Mind Inc. (the “Company”) was incorporated on 5 November 1998 in the State of Delaware, USA, under the name Concept Development Group, Inc. In May 2004, the Company acquired 100% of Vocalscape, Inc. and changed its name to Vocalscape, Inc. On October 28, 2005, the Company changed our name to Nevstar Precious Metals Inc. On October 23, 2008, the Company changed its name to Deploy Technologies Inc. (“Deploy Tech”) and, on September 15, 2010, the Company incorporated a wholly-owned subsidiary, Deploy Acquisition Corp. (“Deploy”) under the laws of the State of Nevada, USA. On September 17, 2010, the Company merged with and into Deploy under the laws of the State of Nevada. Deploy, as the surviving corporation of the merger, assumed all the assets, obligations and commitments of Deploy Tech, and we were effectively re-domiciled in the State of Nevada. Upon the completion of the merger, Deploy assumed the name “Deploy Technologies Inc.”, and all of the issued and outstanding common stock of Deploy Tech was automatically converted into and became Deploy’s issued and outstanding common stock.

On 14 November 2017, the Company acquired Nevada Medical Group, LLC (“NMG”) and changed its name to Body and Mind Inc. The Company is now a supplier and grower of medical and recreational cannabis in the state of Nevada, and has retail operations in California, Ohio and Arkansas.

These unaudited condensed consolidated interim financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These unaudited condensed consolidated interim financial statements do not include all information and footnotes required by GAAP for complete financial statements. Except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended 31 July 2019. The unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited financial statements for the year ended 31 July 2019. In the opinion of management, all adjustments considered necessary for fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the six months ended 31 January 2020 are not necessarily indicative of the results that may be expected for the year ending 31 July 2020.

Principles of Consolidation

These consolidated financial statements include the financial statements of the Company and its subsidiaries as follows:

Name	Jurisdiction	Ownership	Date of acquisition or formation
DEP Nevada Inc. (“DEP Nevada”)	Nevada, USA	100%	10 August 2017
Nevada Medical Group LLC (“NMG”)	Nevada, USA	100%	14 November 2017
NMG Retail LLC	Nevada, USA	75%	14 September 2018
NMG Long Beach LLC	California, USA	100%	18 December 2018
NMG Cathedral City LLC	California, USA	100%	4 January 2019
NMG Chula Vista LLC	California, USA	51%	10 January 2019
NMG San Diego LLC	California, USA	60%	30 January 2019

All inter-company transactions and balances are eliminated upon consolidation.

These consolidated financial statements include the following investments accounted for using the equity method of accounting:

Name	Jurisdiction	Ownership	Date of acquisition or formation
NMG Ohio LLC	Ohio, USA	30%	27 April 2017

F-6

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

2.	Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after 15 December 2019. The Company does not anticipate this amendment to have a significant impact on the financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework –Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after 15 December 2019. Early adoption is permitted. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

3.	Significant Accounting Policies

The following is a summary of significant accounting policies used in the preparation of these condensed consolidated interim financial statements.

Basis of presentation

These condensed consolidated interim financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are expressed in U.S. dollars. The Company’s fiscal year end is 31 July.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Amounts receivable

Amounts receivable represents amounts owed from customers for sale of medical and recreational cannabis and sales tax recoverable. Amounts are presented net of the allowance for doubtful accounts, which represents the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable balance. The Company determines the allowance for doubtful accounts based on historical experience and current economic conditions. The Company reviews the adequacy of its allowance for doubtful accounts on a quarterly basis. As at 31 January 2020 and 31 July 2019, the Company has no allowance for doubtful accounts.

F-7

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

3.	Significant Accounting Policies – Continued

Revenue recognition

During the year ended 31 July 2018, the Company recognized revenue in accordance with ASC 605, “Revenue Recognition”. Revenue was considered realized or realizable and earned when all of the following criteria were met: (1) persuasive evidence of an arrangement exists, (2) the sales price is fixed or determinable, (3) collectability is reasonably assured, and (4) products have been shipped and the customer has taken ownership and assumed risk of loss.

On 1 August 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” and all of the related amendments, which are also codified into ASC 606. The Company elected to adopt this guidance using the modified retrospective method. The adoption of this guidance did not have a material effect on the Company’s financial position, results of operations or cash flows. Under the new standard, the Company recognizes a sale as follows:

The Company recognizes revenue product sales when our customers obtain control of our products. This determination is based on the customer specific terms of the arrangement. Upon transfer of control, the Company has no further performance obligations.

Due to the nature of the Company’s revenue from contracts with customers, the Company does not have material contract assets or liabilities that fall under the scope of ASC 606.

The Company’s revenues accounted for under ASC 606, generally, do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed and all consideration from contracts from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

Inventory

Inventory consists of raw material, work in progress (live plants and plants in the drying process), finished goods, and consumables. The Company values its raw material, finished goods and consumables at the lower of the actual costs or its current estimated market value less costs to sell. The Company values its work in progress at cost. The Company periodically reviews its inventory for obsolete and potentially impaired items. As at 31 January 2020 and 31 July 2019, the Company has no reserve for inventory.

Property and equipment

Property and equipment are stated at cost and are amortized over their estimated useful lives on a straight-line basis as follows:

Office equipment	7 years
Cultivation equipment	7 years
Production equipment	7 years
Kitchen equipment	7 years
Vehicles	7 years
Vault equipment	7 years
Leasehold improvements	shorter of 15 years or the term of the lease

F-8

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

3.	Significant Accounting Policies – Continued

Brands and licenses

Intangible assets acquired from third parties are measured initially at fair value and either classified as indefinite life or finite life depending on their characteristics. Intangible assets with indefinite lives are tested for impairment at least annually and intangible assets with finite lives are reviewed for indicators of impairment at least annually. The Company’s brands and licenses have indefinite lives; therefore no amortization is recognized.

Income taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the consolidated financial statements and those reported for income tax purposes in accordance with ASC 740, “Income Taxes”, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for tax losses and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

Basic and diluted net loss per share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

Comprehensive loss

ASC 220, “Comprehensive Income”, establishes standards for the reporting and display of comprehensive income/loss and its components in the condensed consolidated interim financial statements. As at 31 January 2020 and 31 July 2019, the Company reported foreign currency translation adjustments as other comprehensive income or loss and included a schedule of comprehensive income/loss in the consolidated financial statements.

Foreign currency translation

The Company’s functional currency is the Canadian dollar and its reporting currency is the U.S. dollars. The Company’s subsidiaries have a functional currency of U.S. dollars. The consolidated financial statements of the Company are translated to U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. Exchange gains and losses on inter-company balances that form part of the net investment in foreign operations are included in other comprehensive income. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

F-9

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

3.	Significant Accounting Policies – Continued

Stock-based compensation

The Company estimates the fair value of each stock option award at the grant date by using the Black-Scholes Option Pricing Model. The fair value determined represents the cost for the award and is recognized over the required service period, generally defined as the vesting period. The Company’s accounting policy is to recognize forfeitures as they occur.

Fair value measurements

The Company accounts for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. We categorize each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•	Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets.

•	Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies.

•	Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Our Level 3 assets and liabilities include investments in other private entities, and goodwill and intangible assets, when they are recorded at fair value due to an impairment charge. Unobservable inputs used in the models are significant to the fair values of the assets and liabilities.

The Company measures equity investments without readily determinable fair values on a nonrecurring basis. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections.

Other current financial assets and current financial liabilities have fair values that approximate their carrying values.

Use of estimates and assumptions

The preparation of condensed consolidated interim financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from these estimates.

F-10

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

3.	Significant Accounting Policies – Continued

Lease accounting

Under ASC 842, leases are separated into two classifications: operating leases and financial leases. Lease classification under ASC 842 is relatively similar to ASC 840. For a lease to be classified as a finance lease, it must meet one of the five finance lease criteria: (1) transference of title/ownership to the lessee, (2) purchase option, (3) lease term for major part of the remaining economic life of the asset, (4) present value represents substantially all of the fair value of the asset, and (5) asset specialization. Any lease that do not meet these criteria is classified as an operating lease. ASC 842 requires all leases to be recognized on the Company’s balance sheet. Specifically, for operating leases, the Company recognize a right-of-use asset and a corresponding lease liability upon lease commitment.

Comparative figures

Certain comparative figures have been adjusted to conform to the current year’s presentation.

4.	Financial Instruments

The following table represents the Company’s assets that are measured at fair value as of 31 January 2020 and 31 July 2019:

	As at 31 January 2020	As at 31 July 2019
Financial assets at fair value
Cash	$3,374,079	$9,004,716
Convertible loan receivable	948,310	52,225

Total financial assets at fair value	$4,322,389	$9,056,941

Management of financial risks

The financial risk arising from the Company’s operations include credit risk, liquidity risk, interest rate risk and currency risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern. The risks associated with these financial instruments and the policies on how to mitigate these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner.

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company is not exposed to credit risk related to cash and cash equivalents as it does not hold cash in excess of federally insured limits, with major financial institutions. Credit risk associated with the convertible loans receivable (including the investment in and advances to Green Light District Holdings, Inc.) arises from the possibility that the principal and/or interest due may become uncollectible. The Company mitigates this risk by managing and monitoring the underlying business relationship.

F-11

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

4.	Financial Instruments – Continued

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company ensures, as far as reasonably possible, that it will have sufficient capital in order to meet short-term business requirements, after taking into account cash flows from operations and the Company’s holdings of cash. The Company has an accumulated deficit of $12,657,211, recurring losses of $2,132,149 and negative cash flows from operations of $2,565,786 for the six months ended 31 January 2020, and had a working capital of $5,443,575 as at 31 January 2020. There can be no assurance that the Company will be successful with generating and maintaining profitable operations or will be able to secure future debt or equity financing for its working capital and expansion activities.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk as it does not hold financial instruments that will fluctuate in value due to changes in interest rates.

Currency risk

Currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. The Company is exposed to currency risk by incurring expenditures and holding assets denominated in currencies other than its functional currency. Assuming all other variables remain constant, a 1% change in the Canadian dollar against the US dollar would not result in a significant change to the Company’s consolidated statement of operations.

5.	Inventory

	31 January 2020	31 July 2019

Work in progress	$233,818	$208,417
Finished goods	652,121	615,108
Consumables	636,321	566,894

Total	$1,522,260	$1,390,419

6.	Convertible loan receivable

Effective March 15, 2019, the Company, through its wholly owned subsidiaries, DEP Nevada and NMG, entered into a convertible loan agreement and a management agreement with Comprehensive Care Group LLC (“CCG”), an Arkansas limited liability company, with respect to the development of a medical cannabis dispensary facility in West Memphis, Arkansas.

Pursuant to the management agreement, NMG will provide operations and management services, including management, staffing, operations, administration, oversight, and other related services. Under the management agreement, NMG will be required to obtain approval from CCG for any key decisions as defined in the agreement and accordingly the Company does not control CCG. NMG will be paid a monthly management fee equal to 66.67% of the monthly net profits of CCG, subject to conversion of the convertible loan as discussed below upon which the monthly management fee shall be $6,000 per month, unless otherwise agreed by the parties in writing.

F-12

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

6.	Convertible loan receivable – Continued

The convertible loan agreement is for an amount up to $1,250,000 from DEP to CCG with proceeds to be used to fund construction of a facility, working capital and initial operating expenses. The loan bears interest at a fixed rate of $6,000 per month until the parties mutually agree to increase the interest. Upon the latter of one year of granting of a medical cannabis dispensary license by the appropriate authorities or one year after entering into the convertible loan agreement, DEP may elect to convert the loan into preferred units of CCG equal to 40% of all outstanding units of CCG, subject to approval of the Arkansas Medical Marijuana Commission.

The Company evaluated the convertible loan receivable’s settlement provisions and elected the fair value option in accordance with ASC 825 “Financial Instruments”, to value this instrument. Under such election, the loan receivable is measured initially and subsequently at fair value, with any changes in the fair value of the instrument being recorded in the consolidated financial statements as a change in fair value of the financial instruments. The Company estimates the fair value of this instrument by first estimating the fair value of the straight debt portion, excluding the embedded conversion option, using a discounted cash flow model. The Company then estimates the fair value of the embedded conversion option using the Black-Scholes Option Pricing Model. The sum of these two valuations is the fair value of the loan receivable. Management believes that the accretion of the straight debt portion and embedded derivative related to the conversion option are not material. As at 31 January 2020, the Company had advanced $948,310 (31 July 2019 - $52,225) and accrued interest income of $18,000 (2019 - $Nil) and $36,000 (2019 - $Nil) for the three and six months ended 31 January 2020, respectively. As at 31 January 2020, total interest receivable was $63,000 (31 July 2019 - $27,000).

F-13

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

7. Property and Equipment

	Office Equipment	Cultivation Equipment	Production Equipment	Kitchen Equipment	Vehicles	Vault Equipment	Leasehold Improvements	Right-of-use Assets	Total
Cost:
Balance, 31 July 2018	$24,586	$435,109	$261,957	$27,694	$38,717	$1,644	$1,993,928	$-	$2,783,635
Additions	7,491	28,647	36,004	23,414	-	528	272,078	-	368,162
Balance, 31 July 2019	32,077	463,756	297,961	51,108	38,717	2,172	2,266,006	-	3,151,797
Additions	40,869	-	247,762	9,022	-	-	740,503	-	1,038,156
ASC 842 adoption (Notes 13 and 20)	-	-	-	-	-	-	-	1,187,116	1,187,116
Balance, 31 January 2020	72,946	463,756	545,723	60,130	38,717	2,172	3,006,509	1,187,116	5,377,069

Accumulated Depreciation:
Balance, 31 July 2018	3,177	41,169	25,446	2,554	5,500	228	89,663	-	167,737
Depreciation	5,119	73,597	44,547	4,546	7,751	358	153,642	-	289,560
Balance, 31 July 2019	8,296	114,766	69,993	7,100	13,251	586	243,305	-	457,297
Depreciation	4,276	38,132	24,188	4,253	3,907	200	82,899	-	157,855
Asset lease expense (Note 20)	-	-	-	-	-	-	-	85,418	85,418
Balance, 31 January 2020	12,572	152,898	94,181	11,353	17,158	786	326,204	85,418	700,570

Net Book Value:
As at 31 July 2018	21,409	393,940	236,511	25,140	33,217	1,416	1,904,265	-	2,615,898
As at 31 July 2019	23,781	348,990	227,968	44,008	25,466	1,586	2,022,701	-	2,694,500
As at 31 January 2020	$60,374	$310,858	$451,542	$48,777	$21,559	$1,386	$2,680,305	$1,101,698	$4,676,499

F-14

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

8.	Related Party Balances and Transactions

In addition to those disclosed elsewhere in these condensed consolidated interim financial statements, related party transactions paid/accrued for the three and six months ended 31 January 2020 and 2019 are as follows:

	For the three months ended 31 January 2020	For the three months ended 31 January 2019	For the six months ended 31 January 2020	For the six months ended 31 January 2019
A company controlled by the President and Interim Chief Executive Officer
Management fees	$37,511	$-	$79,378	$-
A company controlled by the Chief Financial Officer and a director
Management fees	25,232	-	47,900	-
Accounting fees	-	11,611	-	18,519
A company controlled by a former director and former President of NMG
Management fees	8,333	66,992	16,666	100,646
A company controlled by the Corporate Secretary
Management fees	25,322	7,476	30,989	18,990
Consulting fees	1,552	-	3,103	-
A company controlled by the former Chief Executive Officer and a former director
Management fees	-	-	9,401	-
	$97,950	$86,079	$187,437	$138,155

Amounts owing to related parties as at 31 January 2020 and 31 July 2019 are as follows:

a)	As at 31 January 2020, the Company owed $7,680 (31 July 2019 - $7,825) to the Interim Chief Executive Officer of the Company and a company controlled by him.

b)	As at 31 January 2020, the Company owed $Nil (31 July 2019 - $5,127) to the Chief Financial Officer of the Company

The above amounts owing to related parties are unsecured, non-interest bearing and are due on demand.

F-15

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

9.	Notes Payable

In connection with the investment of Green Light District Holdings, Inc. (“GLDH”) on 29 November 2018, the Company issued a promissory note in the amount of $4,000,000 to Australis Capital Inc. (“Australis”) (Notes 15 and 18). The promissory note bears interest at a rate of 15% per annum, is secured by the assets of the Company, matures in two years and requires semi-annual interest payments unless the Company elects to accrue the interest by adding it to the principal amount. The Company issued 1,105,083 common shares of the Company as a finance fee to Australis valued at $822,494 (Note 11). During the year ended 31 July 2019, the Company repaid the note in full. The Company also paid a prepayment penalty of $200,000 for repaying the note prior to the maturity date.

During the three and six months ended 31 January 2020, the Company accrued interest and accretion expense of $Nil (2019 - $176,090) and $Nil (2019 - $176,090), respectively.

10.	Convertible Debenture

In connection with an investment agreement with Australis on 30 October 2018 (Notes 11, 15 and 16), the Company issued an unsecured convertible debenture in the amount of $1,217,547 (CAD$1,600,000) to Australis. The convertible debenture bears interest at a rate of 8% per annum. Repayment of the outstanding principal amount of the convertible debenture, together with any accrued and unpaid interest, is to be made on or prior to 30 October 2020. The convertible debenture is convertible at the option of Australis into common shares of the Company at a conversion price of CAD$0.55 per common share, subject to adjustment and acceleration in certain circumstances.

At the date of issue, a beneficial conversion feature of $88,797 (CAD$116,714) was recognized and the debt portion of the convertible debentures was recorded at a value of $1,128,750 (CAD$1,483,636). The value of the beneficial conversion feature was recorded in equity as additional paid-in capital. Subsequent to initial recognition, the debt has been amortized over the term of the debt using the effective interest rate method at a rate of 11.3% per annum.

During the year ended 31 July 2019, the Company accrued interest and accretion expense of $98,392. The Company paid interest of $72,623 calculated up to July 31, 2019 and further paid interest of $88,821 in advance up to 30 June 2020. As consideration for receiving the interest in advance, Australis agreed to convert the debt into equity on July 1, 2020 and has given up the right to receive cash. The number of shares to be issued on conversion is fixed at 2,909,091 common shares and, accordingly, the debt is presented within equity as shares to be issued.

During the three and six months ended 31 January 2020, the Company accrued interest and accretion expense of $131,850 (2019 - $32,362) and $131,850 (2019 - $32,362), respectively.

F-16

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

11.	Capital Stock

The Company’s authorized share capital comprises 900,000,000 Common Shares, with a $0.0001 par value per share.

On 2 November 2018, the Company closed a non-brokered private placement of 16,000,000 units at a price of $0.30 (CAD$0.40) per unit for aggregate gross proceeds of $4,883,840 (CAD$6,400,000) (Note 10, 15 and 16). Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share of the Company at a price of CAD$0.50 per warrant for a period of two years. The Company paid cash of $152,720 and issued 322,581 common shares valued at $221,691 as finders’ fees in relation to this private placement.

On 29 November 2018, the Company issued 1,105,083 common shares as a finance fee to Australis valued at $822,494 (Note 9).

On 30 November 2018, the Company issued 3,206,160 common shares upon exercise of 3,206,160 warrants by Australis at a price of CAD$0.50 per common share for aggregate proceeds of $1,205,196 (CAD$1,603,080).

On 31 January 2019, the Company issued 1,768,545 common shares to Australis for proceeds of $787,123 pursuant to the Investment Agreement (Note 16).

On 31 January 2019, the Company issued 2,380,398 common shares valued at $1,448,805 in relation to acquiring the remaining 70% of NMG Ohio LLC (Note 17).

On 14 May 2019, the Company issued 70,500 previously escrowed shares with a fair value of $22,689 to Toro Pacific Management Inc. in connection with the acquisition of NMG (Note 14).

On 17 May 2019, the Company closed a private placement of 11,780,904 units at a price of $0.93 (CAD$1.25) per unit for aggregate gross proceeds of $10,956,241 (CAD$14,726,130). Each unit is comprised of one common share and one common share purchase warrant. Each warrant entitles the holder to acquire one common share of the Company at an exercise price of CAD$1.50 for a period of 48 months following the closing date, subject to adjustment in certain events. The agents received a cash commission of $589,499 (CAD$793,938). The agents also received as additional consideration 635,150 non-transferable broker warrants. Each broker warrant entitles the holder to acquire one unit at an exercise price of CAD$1.25 per unit for a period of 48 months following the closing date. A corporate finance fee of $63,774 (CAD $84,750) was also paid.

On 28 May 2019, the Company issued 12,793,840 common shares upon exercise of 12,793,840 warrants by Australis at a price of CAD$0.50 per common share for aggregate proceeds of $4,746,515 (CAD$6,396,920). The proceeds were used, in part, to fully repay the outstanding senior secured note in the amount of $4,495,890 owing to Australis by the Company (Note 9).

On 16 July 2019, the Company issued 7,333 common shares upon exercise of 7,333 warrants at a price of CAD$0.90 per common share for aggregate proceeds of $5,057 (CAD$6,600).

F-17

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

11.	Capital Stock – Continued

On 12 August 2019, the Company issued a total of 4,337,111 common shares of the Company in connection with the Purchase Agreement, NMG SD Settlement Agreement and the Lease Assignment Agreement (Notes 13 and 18).

On 12 August 2019, the Company issued 81,591 common shares upon exercise of 81,591 warrants at a price of CAD$0.66 per common share for aggregate proceeds of $40,765 (CAD$53,850).

On 12 September 2019, the Company issued 38,912 common shares upon exercise of 38,912 warrants at a price of CAD$0.66 per common share for aggregate proceeds of $19,450 (CAD$25,682).

On 4 October 2019, the Company issued 22,727 common shares upon exercise of 22,727 warrants at a price of CAD$0.90 per common share for aggregate proceeds of $15,360 (CAD$20,454).

On 14 November 2019, the Company issued 22,485 common shares upon exercise of 22,485 warrants at a price of CAD$0.90 per common share for aggregate proceeds of $15,291 (CAD$20,236).

Stock options

The Company previously approved an incentive stock option plan, pursuant to which the Company may grant stock options up to an aggregate of 10% of the issued and outstanding common shares in the capital of the Company from time to time.

On 11 December 2018, the Company issued 2,050,000 stock options in accordance with the Company’s stock option plan at an exercise price of CAD$0.57 per share for a five year term expiring 10 December 2023. The options were granted to current directors, officers, employees and consultants of the Company.

F-18

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

11.	Capital Stock – Continued

Stock options – Continued

The fair value of the stock options was calculated to be $881,644 (CAD$1,165,117) using the Black-Scholes Option Pricing Model with the following assumptions:

Expected life of the options	5 years
Expected volatility	265%
Expected dividend yield	0%
Risk-free interest rate	2.03%

On 21 August 2019, the Company issued 2,850,000 stock options with an exercise price of CAD$0.88 per share for a term of five years expiring on 21 August 2024. The options are subject to vesting provisions such that 25% of the options vest six months from the date of grant, 25% of the options vest twelve months from the date of grant, 25% of the options vest eighteen months from the date of grant and 25% of the options vest twenty-four months from the date of grant. Prior to vesting, on 16 October 2019, the Company cancelled 400,000 stock options previously granted to a director due to forfeiture, which had not vested, and on 23 January 2020, the Company cancelled 200,000 stock options previously granted to a director due to forfeiture, which had not vested.

The total fair value of the stock options granted was calculated to be $1,373,856 (CAD$1,818,232) using the Black-Scholes Option Pricing Model with the following assumptions:

Expected life of the options	5 years
Expected volatility	140%
Expected dividend yield	0%
Risk-free interest rate	1.28%

During the three and six months ended 31 January 2020, the Company recorded a stock-based compensation of $327,879 (CAD$431,619) and $604,866 (CAD$798,398) related to these options, respectively.

On 1 October 2019, the Company issued 250,000 stock options with an exercise price of CAD$0.93 per share for a term of five years expiring on 1 October 2024. The options are subject to vesting provisions such that 25% of the options vest six months from the date of grant, 25% of the options vest twelve months from the date of grant, 25% of the options vest eighteen months from the date of grant and 25% of the options vest twenty-four months from the date of grant.

The total fair value of the stock options granted was calculated to be $145,045 (CAD$191,960) using the Black-Scholes Option Pricing Model with the following assumptions:

Expected life of the options	5 years
Expected volatility	140%
Expected dividend yield	0%
Risk-free interest rate	1.37%

During the three and six months ended 31 January 2020, the Company recorded a stock-based compensation of $39,668 (CAD$52,316) and $52,259 (CAD$68,979) related to these options, respectively.

F-19

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

11.	Capital Stock – Continued

Stock options – Continued

On 23 January 2020, the Company issued 200,000 stock options with an exercise price of CAD$0.88 per share for a term of five years expiring on 23 January 2025. The options are subject to vesting provisions such that 25% of the options vest six months from the date of grant, 25% of the options vest twelve months from the date of grant, 25% of the options vest eighteen months from the date of grant and 25% of the options vest twenty-four months from the date of grant.

The total fair value of the stock options granted was calculated to be $68,645 (CAD$90,608) using the Black-Scholes Option Pricing Model with the following assumptions:

Expected life of the options	5 years
Expected volatility	140%
Expected dividend yield	0%
Risk-free interest rate	1.43%

During the three and six months ended 31 January 2020, the Company recorded a stock-based compensation of $1,890 (CAD$2,495) related to these options.

	Number of options	Weighted average exercise price		Weighted average contractual term remaining (in years)	Aggregate intrinsic value
Outstanding at 31 July 2018	4,025,000	CAD$	0.65	4.34	CAD$	-
Granted	2,050,000	CAD$	0.57

Outstanding at 31 July 2019	6,075,000	CAD$	0.62	3.69	CAD$	1,675,750
Granted	3,300,000	CAD$	0.88
Cancelled	(600,000)	CAD$	0.88
Outstanding at 31 January 2020	8,775,000	CAD$	0.70	3.62	CAD$	1,750
Vested and fully exercisable at 31 January 2020	6,075,000	CAD$	0.62	3.18	CAD$	1,750

F-20

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

11.	Capital Stock – Continued

Share purchase warrants and brokers’ warrants

	Number of warrants	Weighted average exercise price
Outstanding at 31 July 2018	10,106,820	CAD$	0.89
Issued	28,415,284	CAD$	0.93
Exercised	(16,007,333)	CAD$	0.50

Outstanding at 31 July 2019	22,514,771	CAD$	1.22
Exercised	(165,715)	CAD$	0.73
Expired	(9,933,772)	CAD$	0.89
Outstanding at 31 January 2020	12,415,284	CAD$	1.49

As at 31 January 2020, the following warrants are outstanding:

Number of warrants outstanding and exercisable	Exercise price		Expiry dates
11,780,134	CAD$	1.50	17 May 2023
635,150	CAD$	1.25	16 May 2023
12,415,284

12.	Segmented Information and Major Customers

The Company’s activities are all in the one industry segment of medical and recreational cannabis. All of the Company’s revenue generating activities and capital assets relate to this segment and are located in the USA. During the six months ended 31 January 2020, the Company relied on one major customer for 10% of its revenues (31 January 2019 – no major customer over 10%) and as at 31 January 2020, the total amount due from this major customer is $123,667.

F-21

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

13.	Supplemental Disclosures with Respect to Cash Flows

	Three Month Period Ended 31 January		Six Month Period Ended 31 January
	2020	2019	2020	2019
Cash paid during the period for interest	$-	$-	$-	$-
Cash paid during the period for income taxes	$-	$-	$-	$-

On 30 November 2019, the Company entered into a Settlement Agreement with SD whereby the Company settled an aggregate receivable amount of $590,328 in exchange for $90,315 accounts receivable from future sale of Inventory, $25,000 future credit towards the Contribution Fee, and a production equipment valued at $235,685, resulting in a loss of $239,328 (Note 19).

On 12 August 2019, the Company issued a total of 4,337,111 common shares of the Company in connection with the Purchase Agreement, NMG SD Settlement Agreement and the Lease Assignment Agreement valued at $2,752,782 (Notes 11 and 18).

On adoption of ASC 842, Lease Accounting, the Company recognized right-of-use assets (Notes 7 and 20), and a corresponding increase in lease liabilities, in the amount of $1,187,116 which represented the present value of future lease payments using a discount rate of 12% per annum.

In connection with the closing of the business combination transaction to acquire all of the issued and outstanding securities of NMG, the net proceeds of the Company’s private placements of certain subscription receipts was released to the Company from escrow in the amount of $17,786 (Note 14).

14.	Business Acquisition

On 15 May 2017, the Company entered into an assignment and novation agreement (the “Assignment Agreement”) with Toro Pacific Management Inc. (the “Transferor”) pursuant to which the Transferor assigned a letter of intent (the “LOI”) effective 12 May 2017 to the Company in accordance with its terms. The Assignment Agreement and the LOI contemplated a business combination transaction (the “Acquisition”) to acquire all of the issued and outstanding securities of NMG, an arm’s length Nevada-based licensed producer of medical cannabis.

As consideration for the Assignment Agreement, the Company will issue to the Transferor 1,000,000 common shares of the Company. On 13 November 2017, the Assignment Agreement was amended, whereby the Company would issue the 1,000,000 common shares as follows:

a.	470,000 common shares to Benjamin Rutledge upon closing of the Acquisition (issued);
b.	60,000 common shares to Chris Hunt upon closing of the Acquisition (issued);
c.	470,000 common shares to the Transferor according to the following schedule:

•	1/10 of the Transferor’s shares upon closing of the Acquisition (issued);
•	1/6 of the remaining Transferor’s shares 6 months after closing the Acquisition (issued);
•	1/5 of the remaining Transferor’s shares 12 months after closing the Acquisition (issued);
•	1/4 of the remaining Transferor’s shares 18 months after closing the Acquisition (issued);
•	1/3 of the remaining Transferor’s shares 24 months after closing the Acquisition (issued);
•	1/2 of the remaining Transferor’s shares 30 months after closing the Acquisition (issued); and
•	the remaining Transferor’s shares 36 months after closing the Acquisition.

The remaining 423,000 shares to be issued to the Transferor over the 36 month period are included in equity as shares to be issued with a total fair value of $135,202 as at 13 November 2017 (Note 11).

Intangible assets acquired from third parties are measured initially at fair value and either classified as indefinite life or finite life depending on their characteristics. The Company’s brands and licenses have indefinite lives as long as the Company is in business. There are no indications of impairment as at 31 January 2020.

F-22

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

15.	Commitments

	a)	In connection with the strategic investment agreement with Australis dated 30 October 2018 (the “Investment Agreement”) (Notes 10, 11 and 16), the Company agreed to pay a monthly service fee of $10,000 to Australis. In connection with the Company’s investment in GLDH and the promissory note provided by Australis (Note 9), the Company agreed to increase the monthly services fee to Australis to $16,500 per month for 5 years unless ownership held by Australis drops below 10% in which the fee will cease. Following the repayment of the promissory note, the monthly service fee to Australis was reduced to $12,000 commencing June 2019.

	b)	On 25 October 2017, NMG Ohio entered into a five-year lease agreement for the property located at 709 Sugar Lane, Elyria, Ohio, containing approximately 4,100 square feet. The monthly rent is $4,200.

	c)	On 13 June 2019, the five-year lease agreement dated 1 December 2018 for the property located at 7625 Carroll Road, San Diego, California, containing approximately 4,600 square feet was assigned to NMG San Diego. Under the terms of the assignment and first amendment to the original lease agreement dated 13 June 2019, the Company has three options to extend the lease and each option is for five years. The monthly base rent is currently $15,000. The guaranteed monthly rent is subject to a 1-6% increase on each anniversary date of the lease, based on increases in the Consumer Price Index for San Diego County.

	d)	On 8 March 2019, the five-year lease agreement dated 10 January 2017, as amended on 7 September 2018, for the property located at 3411 E. Anaheim St., Long Beach, California, containing approximately 1,856 square feet was assigned to NMG Long Beach. Under the terms of the amended lease agreement, the Company has one option to extend the lease for five years. The monthly base rent is $6,636.40 plus common area expenses, totaling $8,000 every month. The guaranteed minimum monthly rent is subject to a 5% increase on each anniversary date of the lease.

	e)	On 21 August 2019, the Company entered into new and updated management and consulting agreements with the following individuals:

•	President and the Interim Chief Executive Officer – $12,500 per month;
•	Chief Financial Officer – CAD$10,000 per month;
•	Chief Operating Officer – $15,000 per month;
•	Corporate Secretary – CAD$7,500 per month;
•	President of NMG and a director – $16,666 per month increased to $25,000 per month on November 25, 2019; and
•	Former Chief Executive Officer and an advisor - $12,500 per month.

F-23

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

16.	Investment Agreement

On 30 October 2018, the Company entered into the Investment Agreement with Australis. Pursuant to the terms of the Investment Agreement, Australis will acquire (i) 16,000,000 units of the Company (Note 11), and (ii) CAD$1,600,000 principal amount 8% unsecured convertible debentures (Note 10).

Under the terms of the Investment Agreement, the parties agreed to negotiate in good faith a license agreement pursuant to which the Company will grant Australis an exclusive and assignable license to use the Body and Mind brand outside of the United States of America on commercially reasonable terms.

In addition, the Company will enter into a commercial advisory agreement with Australis Capital (Nevada) Inc. (“Australis Nevada”), a wholly-owned subsidiary of Australis, pursuant to which Australis Nevada will provide advisory and consulting services to the Company at $10,000 per month for a term ending on the date that is the earlier of: (i) five years following the closing of the transactions contemplated by the Investment Agreement, and (ii) the date Australis no longer holds 10% or more of the issued and outstanding Common Shares (Note 15). Subject to certain exceptions, Australis will be entitled to maintain its’ pro rata interest in the Company until such time as it no longer holds 10% or more of the issued and outstanding Common Shares.

Subject to applicable laws and the rules of the Canadian Securities Exchange (the “CSE”), for as long as Australis owns at least 10% of the issued and outstanding common shares, Australis will be entitled to nominate one director for election to the Board of Directors of the Company (the “Board”). If Australis exercises all of the warrants and converts all of the debentures purchased, Australis will be entitled to nominate a second director for election to the Board.

On 2 November 2018, the Company executed the Investment Agreement and completed the sale of securities pursuant to the Investment Agreement.

On 31 January 2019, the Company issued 1,768,545 common shares to Australis for proceeds of $787,123 pursuant to the Investment Agreement whereby the Company granted Australis anti-dilution participation rights to allow Australis to maintain a 35.783% ownership interest in the Company (Note 11). During the three and six months ended 31 January 2020, the Company paid an advisory fee of $36,000 (2019 - $43,000) and $72,000 (2019 - $43,000), respectively.

F-24

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

17.	Investment in NMG Ohio LLC

On 31 January 2019, the Company entered into a definitive agreement (“Definitive Agreement”) to acquire 100% ownership of NMG Ohio. The Company will purchase the remaining 70% interest for total cash payments of $1,575,000 and issuance of 3,173,864 common shares of the Company). As at 31 July 2019 the Company had issued 2,380,398 of the 3,173,864 common shares with a fair value of $1,448,805. During the year ended 31 July 2019, the Company made cash payments of $1,181,250. At 31 January 2020, the Definitive Agreement had not closed.

The remaining cash payments totaling $393,750 and the remaining issuance of 793,466 common shares are expected to be paid and issued upon completion of the remaining Definitive Agreement closing items.

Until such time as the Definitive Agreement closes, the Company will continue to account for its 30% ownership interest in NMG Ohio as an investment using the equity method of accounting. During the six months ended 31 January 2020, NMG Ohio recorded net revenues of $2,095,008, expenses of $1,456,508 and a net income of $638,500. The Company recorded an equity in earnings of $191,550 relating to its 30% pro rata share of net income which was included in other items on the statement of operations.

	31 January 2020	31 July 2019

Opening balance	$3,465,902	$77,600
Acquisition costs: Common shares issued to vendors at fair value	-	1,448,805
Acquisition costs: Cash payments to vendors	-	1,181,250
Dispensary build-out related costs	20,429	573,633
License fees	-	100,000
Funds transferred	12,500	-
Funds repaid	(107,429)	-
Equity pickup	191,550	56,466
Foreign exchange	(9,638)	28,148

Total	$3,573,314	$3,465,902

F-25

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

17.	Investment in NMG Ohio LLC – Continued

Summarized financial information for NMG Ohio is as follows:

31 January 2020

Current assets	$862,653
Non-current assets	877,993
Total assets	1,740,646

Current liabilities	921,657
Non-current liabilities	-
Total liabilities	921,657

Revenues	2,095,008
Gross profit	910,349
Net income	638,500

Net income attributable to the Company	$191,550

18.	Investment in and advances to GLDH

Interim Agreement – 28 November 2018

On 28 November 2018, the Company entered into a binding interim agreement (the “Interim Agreement”) with GLDH, a private company incorporated under the laws of Delaware, and David Barakett (“Barakett”) whereby the Company agreed to acquire 100% of the issued and outstanding common shares of GLDH in connection with the issuance of convertible notes (the “Transaction”). GLDH holds a number of assets relating to the production and sale of cannabis products in the United States of America. The Transaction will be contingent upon the Company completing its due diligence.

The terms of the Interim Agreement include the following:

The Company shall issue to Barakett common shares of the Company (the “Earn Out Shares”) based on the CSE listed 5-day VWAP of the common shares of the Company and at the USD/CAD exchange rate at the close of market on 27 November 2018. The common shares of the Company had a 5-day VWAP of CAD$0.7439 at a USD/CAD exchange rate of 1.3296 and as a result the Company agreed to issue up to a maximum of 11,255,899 common shares with a maximum consideration of US$6,297,580 or CAD$8,373,263. Barakett will be eligible to receive Earn Out Shares for a period of 12 months on the following basis:

1.	upon GLDH obtaining all of (i) the Long Beach Recreational License; (ii) the San Diego Medical License; (iii) the San Diego Recreational License; and (iv) the San Diego State License (“Milestone I”), the issuance of Earn Out Shares to Barakett totalling 5,627,950 shares (50% of the total Earn Out Shares);

2.	upon GLDH achieving total attributable revenues of at least US$3,300,000 over a period of three consecutive months from each of the Long Beach dispensary, the San Diego dispensary and Las Vegas ShowGrow (“Milestone II”), the issuance of Earn Out Shares to Barakeet totalling 4,502,360 (40% of the total Earn Out Shares); and

3.	prior to the completion of Milestone I and Milestone II, and upon completion of a certain audit of GLDH showing no taxes outstanding or any unknown material liabilities for GLDH, the issuance of Earn Out Shares to Barakett totalling 1,125,589 shares (10% of the total Earn Out Shares).

F-26

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

18.	Investment in and advances to GLDH – Continued

Additionally, the Company made an investment into GLDH by way of a US$5,200,000 senior secured convertible note (the “Note”) bearing interest at a rate of 20% per annum to be repaid to the Company on 28 November 2020 unless converted by the Company in accordance with the agreement. The Note is secured by a general security agreement and a UCC-1 financing statement in all U.S. states where GLDH has assets. Barakett provided a personal guarantee to the Company for the Note.

In order for the Company to fund the Note:

1.	the Company entered into a loan agreement with Australis, whereby Australis provided the Company a two-year US$4,000,000 loan (Note 9); and

2.	Australis exercised 3,206,160 warrants at a price of CAD$0.50 per common share for aggregate proceeds of approximately US$1,200,000 converted using an exchange rate of 0.7518 (Note 11).

Definitive Agreement (Superseding Interim Agreement)

On 3 July 2019, the Company entered into the following agreements with GLDH and other third parties:

1.	a definitive asset purchase agreement (the “Purchase Agreement”) between the Company’s wholly owned subsidiary, NMG Long Beach, LLC (“NMG LB”), GLDH and Airport Collective, Inc. to acquire 100% ownership interest in GLDH’s Long Beach, California dispensary;

2.	a settlement agreement (“NMG SD Settlement Agreement”) between the Company and its subsidiaries, and GLDH and its subsidiaries, to acquire a 60% ownership interest in GLDH’s San Diego, California dispensary; and

3.	a lease assignment (the “Lease Assignment Agreement”) on the San Diego operation between the Company’s 60%-owned subsidiary, NMG San Diego, LLC (“NMG SD”), Green Road, LLC, Show Grow San Diego, LLC (“SGSD”), and SJJR LLC.

The Purchase Agreement, NMG SD Settlement Agreement and Lease Assignment agreement supersede the Interim Agreement and are subject to certain closing conditions including receipt of applicable licences.

1.	The Purchase Agreement was executed under the following terms:

The purchase price is USD$6,700,000 (the “Purchase Price”). The consideration under the Purchase Agreement includes the following on closing:

i.	The USD$5,200,000 Note is to be applied towards the Purchase Price; and

ii.	USD$1,500,000 to be paid in common shares of the Company at a price of CAD$0.7439 per common share to a maximum of 2,681,006 common shares (the “Share Payment”) (issued) (Note 11) upon NMG LB receiving the transfer of all licenses, permits and BCC authorizations for NMG LB to conduct medical and adult-use commercial cannabis retail operations. The Share Payment is subject to reduction in the event there are undisclosed liabilities by GLDH and Airport Collective.

F-27

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

18.	Investment in and advances to GLDH – Continued

2.	The NMG SD Settlement Agreement’s consideration includes the following on closing:

i.	USD$500,000 to be paid in common shares (624,380 common shares issued) (Note 11) to SGSD at a share price equal to the maximum allowable discount pursuant to Canadian Securities Exchange policies, upon execution of the settlement agreement;

ii.	USD$750,000 to be paid in common shares to Barakett at a price of CAD$0.7439 per common share to a maximum of 1,340,502 Common Shares (the “DB Share Payment”) upon NMG SD receiving all licenses, permits and authorizations for NMG SD to conduct medical commercial cannabis retail operations. The DB Share Payment is subject to reduction whereby the reduction is tied to Barakett agreeing to pay the Company 40% of the NMG SD start-up costs; and

iii.	USD$750,000 to be paid in common shares to Barakett at a price of CAD$0.7439 per common share to a maximum of 1,340,502 common shares (the “DB Additional Shares Payment”) upon NMG SD receiving all licenses, permits and authorizations for NMG SD to conduct adult-use commercial cannabis retail operations. The DB Additional Shares Payment is subject reduction whereby the reduction is tied to Barakett agreeing to pay the Company 40% of the NMG SD start-up costs.

3.	The Lease Assignment Agreement was executed under the following terms:

The Company is required to issue cash and share payments totaling USD$2,283,765 to the landlord as follows:

i.	USD$750,000, payable in common shares (1,031,725 common shares issued) (Note 11) at a share price equal to the maximum allowable discount pursuant to Canadian Securities Exchange policies, upon execution of the assignment agreement;

ii.	USD$783,765, payable in cash, within 5 business days following execution of the assignment agreement (paid); and

iii.	USD$750,000, payable in cash, including interest at 5% per annum, upon receipt of the San Diego Conditional Use Permit allowing adult-use commercial cannabis retail operations.

Additionally:

1.	The Company is to provide a loan to GLDH in the amount of USD$200,000 at an interest rate of 12% per annum, accrued and compounded quarterly and due within 3 years (provided);

2.	The Company is to enter into a consulting agreement with Barakett through NMG LB to provide certain consulting and advisory services to NMG LB, agreeing to pay Barakett a total of USD$200,000 ($50,000 paid in fiscal 2019 and additional $90,000 paid during the period);

3.	The Company will forgive approximately USD$800,000 for prior operating loans advanced by the Company to GLDH; and;

F-28

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

18.	Investment in and advances to GLDH – Continued

4.	The Company licenses certain intellectual property from Green Light District Management, LLC and GLDH (collectively referred to as “Licensor”). The Licensor grants the Company a perpetual license to utilize its operational intellectual property consisting of customer data, sales data, customer outreach strategies standard operating procedures, and other proprietary operational intellectual property. Licensor grants the Company a license for 2 years to utilize intellectual property such as trademarks and branding (the “Branding IP”). As consideration for the licenses, the Company has agreed to utilize the Branding IP until 19 June 2021 at the Company’s premises and at the San Diego retail locations for a period of 2 years from operations commencing at that location. Additionally, the Company agreed to pay the Licensor 3% of gross receipts from sales at the Company’s premises.

The total investment in GLDH at 31 January 2020 and 31 July 2019 is as follows:

	31 January 2020	31 July 2019

Opening balance	$7,373,036	$-
Note receivable	-	5,200,000
Share issuances	2,750,000	-
Interest income accrued on the Note	520,000	693,333
Advances for working capital	1,285,960	666,876
Lease Assignment Agreement payment	-	783,765
Foreign exchange	(42,617)	29,062

Ending balance	$11,886,379	$7,373,036

19.	Other Agreements

The Company and NMG Cathedral City (“NMG CC”) entered into a management and administrative services agreement (the “Management Agreement”) with Satellites Dip, LLC, (“SD”), a licensed cannabis business conducting commercial cannabis activity within the state of California. The one year Management Agreement commenced on 6 June 2019 and encompassed the following:

a.	Management Fee: NMG CC will be paid a management fee of 30% of Net Profits or $10,000 per month, whichever is greater;

b.	Brand Licensing: NMG CC shall work to broker commercial arrangements between SD and third-party cannabis brand owners whereby SD licenses commercial cannabis brands from third parties in connection with SD’s commercial cannabis activity in exchange for a license fee;

c.	Equipment and Capital: NMG CC shall furnish all equipment and machinery necessary for SD’s manufacturing of the Branded Products. Any equipment provided by NMG CC to SD shall be owned by NMG CC in its entirety and, subject to SD’s approval of the terms, leased to SD pursuant to an Equipment Lease Agreement entered into between NMG CC and SD, dated 6 June 2019; and

d.	Loan: The Parties have entered into a certain secured loan agreement dated 6 June 2019 whereby NMG CC has loaned SD $250,000 (the “Loan”) to be used solely in connection with SD’s commercial cannabis activity. The Loan shall be due and payable on 6 June 2020 (the “Maturity Date”) and shall bear interest at a rate of 12% per annum which shall be accrued, compounded quarterly and payable on the Maturity Date. The Loan is secured by a security interest in and to all of SD’s assets.

F-29

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

19.	Other Agreements – Continued

On 30 November 2019, NMG CC entered into a settlement and release agreement (the “Settlement Agreement”) with SD whereby NMG CC and SD agreed to terminate the Management Agreement and to enter into a mutual release of any and all claims related to the Management Agreement, subject to the terms of the Settlement Agreement.

As of 30 November 2019, SD owed NMG CC management fees (the “Monies Owed”) under the Management Agreement. In consideration of NMG CC’s discharge of the Monies Owed, SD has agreed to pay NMG CC one-hundred percent (100%) of all proceeds received from the sale of all or any part of its inventory (the “Inventory”) as of 1 November 2019. Pursuant to the Settlement Agreement, SD shall provide monthly updates of the remaining Inventory until the Inventory has been fully exhausted. NMG CC will determine the sale price for any item in Inventory subject to the Settlement Agreement.

Brand Director Agreement

On 30 November 2019, NMG CC entered into a brand director agreement (the “Brand Director Agreement”) with SD. Pursuant to the Brand Director Agreement, SD has engaged NMG CC to provide certain advisory and brand director services in connection with SD’s manufacture of Company-branded products, as well as certain other products (the “Managed Products”) as agreed to by NMGCC (the “Brand Director Services”). The initial term of the Brand Director Agreement is six months and the parties may renew the Brand Director Agreement for successive three-month renewal periods.

The Brand Director Services include: (a) managing SD’s production of the Managed Products; (b) payment of a reimbursement fee to SD equal to the amount of direct costs and direct taxes applicable to the Managed Products; (c) managing inventory of the Managed Products; and (d) directing SD to enter into distribution agreements and sale agreements with third-party commercial cannabis licensees for the distribution and sale of the Managed Products in accordance with applicable law. Pursuant to the Brand Director Agreement, NMG CC will pay a monthly fee (the “Contribution Fee”) of $5,000 to SD. In connection with the Brand Director Agreement, as partial repayment for the principal and interest accrued under a certain loan agreement (the “Loan Agreement”) between NMG CC and SD dated 6 June 2019, SD waives payment of the Contribution Fee for the first five (5) months of the Brand Direction Agreement.

In consideration for the Brand Director Services, SD (as the “Licensee”) has agreed to pay NMG CC (in its capacity as the “Brand Director”) a brand director fee for each calendar month during the term of the Brand Director Agreement, whereby Licensee shall pay to Brand Director a fee to be calculated as follows: (x) net revenue for a single calendar month, multiplied by, (y) seventy-five percent (75%); (z) plus any fees to be paid to NMG CC in connection with the equipment lease agreement (the “Equipment Lease Agreement”) dated 6 June 2019 (the “Equipment Lease Fee”) added to the product of (x) and (y), the (q) total amount shall be the fee paid to NMG CC. If the net revenue, minus the product of (x) and (y) is less than the Equipment Lease Fee in any given month, the difference shall carry over to the subsequent month, to be added to that month’s Equipment Lease Fee, or the difference may be paid by Licensee at its sole option.

F-30

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

19.	Other Agreements – Continued

Brand License Agreement

On 30 November 2019, DEP entered into a brand license agreement (the “License Agreement”) with SD. Pursuant to the License Agreement, DEP granted SD a non-exclusive, non-transferable, and non-sub-licensable right (the “License”) to use certain licensed marks in connection with or on licensed products, solely in connection with SD’s commercial cannabis activity in California. In consideration for the License, SD will pay DEP a monthly fee equal to $100, payable on a quarterly basis.

During the term of the License Agreement, SD must remain in compliance with all state and local cannabis rules and regulations in California, and maintain valid commercial cannabis licenses. SD will follow the guidance of DEP and only utilize packaging and labelling materials purchased from (or at the direction of) DEP. The License Agreement will be in full force and effect for the duration of the Brand Director Agreement.

Equipment Purchase Agreement

On 30 November 2019, NMG CC and SD entered into an equipment purchase agreement (the “Equipment Purchase Agreement”) pursuant to which NMG CC agreed to purchase certain equipment (the “Equipment”) from SD. The aggregate purchase price for the Equipment is $235,685 and will be applied to the outstanding balance under the Loan Agreement.

First Amendment to the Equipment Lease Agreement

On 30 November 2019, NMG CC and SD entered into an amendment (the “First Amendment”) to the Equipment Lease Agreement. Pursuant to the First Amendment, NMG CC and SD amended (i) the term of the Equipment Lease Agreement to be coterminous with the Brand Director Agreement; and (ii) to update the equipment being leased pursuant to the Equipment Lease Agreement and to update the monthly rental rate for the equipment being leased.

Release & Satisfaction of Loan Agreement

On 30 November 2019, NMG CC and SD entered into a release and satisfaction of loan agreement (the “Release Agreement”). Pursuant to the Release Agreement, NMG CC agreed that all indebtedness of SD to NMG CC arising from the Loan Agreement (and promissory note issued in connection with the Loan Agreement) is hereby satisfied and discharged in full. The release is granted based on SD’s obligations and duties pursuant to the Equipment Purchase Agreement and its five (5) month waiver of the Contribution Fee under the Brand Director Agreement.

The Company recorded a loss of $239,328 related to the Settlement Agreement with SD.

F-31

Body and Mind Inc. Notes to Condensed Consolidated Interim Financial Statements (Unaudited)
For the six months ended 31 January 2020
U.S. Dollars

20.	Lease Liabilities

a)	On 10 November 2017, NMG entered into a revised five-year lease agreement for the property located at 3375 Pepper Lane, Las Vegas, NV, containing approximately 18,000 square feet. The Company has four options to extend the lease and each option is for five years. The monthly rent was $12,500 plus common area expenses, which increased to $12,875 plus common area expenses on 1 January 2019. The guaranteed minimum monthly rent is subject to a 2% increase on each anniversary date of the lease.

b)	On 9 April 2019, NMG entered into a three-year lease agreement for the property located at 6420 Sunset Corporate Drive, Las Vegas, NV, containing approximately 7,700 square feet. The Company has one option to extend the lease for an additional three-year term and an option to purchase the property at any point during the initial term. The monthly rent is $6,026 plus $1,129 in common area expenses, totaling $7,156 every month.

On adoption of ASC 842, Lease Accounting, the Company recognized right-of-use assets (Notes 7 and 13), and a corresponding increase in lease liabilities, in the amount of $1,187,116 which represented the present value of future lease payments using a discount rate of 12% per annum. The Company adopted the modified retrospective approach on adopting ASC 842 and accordingly the adoption was made effective 1 August 2019, with no restatement of the prior year comparatives.

During the six months ended 31 January 2020, the Company recorded a lease expense of $100,871 related to the accretion of lease liabilities and the depreciation of right-of-use assets.

Supplemental cash flow information related to leases was as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$100,871
Right-of-use assets obtaining in exchange for lease obligations:
Operating leases	$1,187,116

Weighted-average remaining lease term – operating leases	7.19 years
Weighted-average discount rate – operating leases	12%

Maturities of lease liabilities were as follows:

Year Ending 31 July	Operating Leases
2020	$109,631
2021	223,398
2022	240,530
2023	248,403
2024	254,438
2025	257,827
2026	176,312
2027	179,838
2028	60,340
Total lease payments	$1,750,717
Less imputed interest	(649,019)
Total	$1,101,698
Less current portion	(195,983)
Long term portion	905,715

21.	Subsequent Events

On 1 March 2020, the Company issued 250,000 stock options with an exercise price of CAD$0.405 per share for a term of five years expiring on 1 March 2025. The options are subject to vesting provisions such that 25% of the options vest six months from the date of grant, 25% of the options vest twelve months from the date of grant, 25% of the options vest eighteen months from the date of grant and 25% of the options vest twenty-four months from the date of grant.

F-32

BODY AND MIND INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the year ended 31 July 2019

(Expressed in U.S. Dollars)

F-33

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Body and Mind Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Body and Mind Inc. (the "Company") as of July 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2017.

Vancouver, Canada

November 13, 2019

F-34

Body and Mind Inc.		Statement 1

Consolidated Balance Sheets

(U.S. Dollars)
ASSETS	As at 31 July 2019	As at 31 July 2018

Current
Cash	$9,004,716	$324,837
Amounts receivable	966,909	632,477
Prepaids	227,843	99,014
Inventory (Note 5)	1,390,419	953,417
Total Current Assets	11,589,887	2,009,745

Convertible loan receivable (Note 6)	52,225	-
Investment in NMG Ohio LLC (Note 17)	3,465,902	77,600
Investment in and advances to GLDH (Note 18)	7,373,036	-
Other investments (Note 19)	255,980	-
Property and equipment (Note 7)	2,694,500	2,615,898
Brand and licenses (Note 14)	8,172,000	8,172,000
Goodwill (Note 14)	2,635,721	2,635,721
TOTAL ASSETS	$36,239,251	$15,510,964

LIABILITIES
Current
Accounts payables	$979,384	$447,703
Accrued liabilities	95,234	95,481
Income taxes	239,358	239,358
Due to related parties (Note 8)	12,952	51,081
Notes payable (Note 9)	-	2,175,000
Total Current Liabilities	1,326,928	3,008,623

Deferred Tax Liability (Note 20)	1,716,120	1,716,120
TOTAL LIABILITIES	3,043,048	4,724,743

STOCKHOLDERS’ EQUITY
Capital Stock– Statement 3 (Note 11)
Authorized:
900,000,000 Common Shares – Par Value $0.0001
Issued and Outstanding: 97,279,891 (31 July 2018 – 47,774,817) Common Shares	9,728	4,778
Additional Paid-in Capital	41,676,611	16,918,082
Shares to be Issued (Notes 10, 11 and 14)	1,118,815	103,267
Equity Component of Convertible Debenture (Note 10)	88,797	-
Other Comprehensive Income	827,314	532,405
Deficit	(10,525,062)	(6,772,311)
TOTAL STOCKHOLDERS’ EQUITY	33,196,203	10,786,221
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,239,251	$15,510,964

The accompanying notes are an integral part of these consolidated financial statements.

F-35

Body and Mind Inc.	Statement 2

Consolidated Statements of Operations

(U.S. Dollars)

	Year Ended 31 July
	2019	2018

Sales	$5,336,557	$2,692,979
Sales tax	(724,339)	(279,931)
Net sales	4,612,218	2,413,048
Cost of sales	(2,831,642)	(1,216,851)
Gross margin	1,780,576	1,196,197

General and Administrative Expenses
Accounting and legal (Note 8)	895,263	350,502
Consulting fees (Notes 8 and 16)	167,942	206,913
Depreciation	12,870	8,811
Insurance	76,659	29,793
Interest and accretion expense (Notes 9 and 10)	1,242,808	277,219
Licenses, utilities and office administration	931,045	281,671
Listing fees	-	465,481
Management fees (Note 8)	420,202	219,120
Regulatory, filing and transfer agent fees	137,117	23,641
Rent	119,074	51,000
Salaries and wages	926,198	380,371
Stock-based compensation (Notes 8 and 11)	880,595	789,679
Transaction costs (Note 14)	-	330,324
Travel	56,214	28,237
	(5,865,987)	(3,442,762)
Loss Before Other Items	(4,085,411)	(2,246,565)
Other Items
Foreign exchange, net	(241,862)	(193,959)
Interest income (Note 6)	719,865	5,615
Management fee income	37,000	-
Equity pickup of investee (Note 17)	56,466	-
Early loan repayment penalty (Note 9)	(200,000)	-
Write off of amounts receivable	(38,809)	(873)
Write off of deposit	-	(250,000)
Net Loss for the Year Before Income Tax	$(3,752,751)	$(2,685,782)
Income taxes
Deferred income tax recovery	-	1,144,080
Income tax expense	-	(239,358)
Net Loss for the Year	(3,752,751)	(1,781,060)
Other Comprehensive Income
Foreign currency translation adjustment	294,909	175,577
Comprehensive Loss for the Year	$(3,457,842)	$(1,605,483)
Loss per Share – Basic and Diluted	$(0.05)	$(0.05)
Weighted Average Number of Shares Outstanding	69,548,041	38,934,166

The accompanying notes are an integral part of these consolidated financial statements.

F-36

Body and Mind Inc.	Statement 3

Consolidated Statements of Changes in Stockholders’ Equity

(U.S. Dollars)

					Equity
	Share Capital		Additional	Shares	component of	Other
	Common Shares		paid-in	to be	convertible	comprehensive
	Number	Amount	capital	issued	debenture	income	Deficit	Total
Balance – 31 July 2017	19,137,783	$1,914	$4,954,932	$-	$-	$356,828	$(4,991,251)	$322,423
Private placements (Note 11)	9,739,534	974	5,025,520	-	-	-	-	5,026,494
Acquisition of Nevada Medical Group LLC (Notes 11 and 14)	18,827,000	1,883	6,335,482	135,202	-	-	-	6,472,567
Share issue costs	-	-	(219,459)	-	-	-	-	(219,459)
Issuance of escrowed shares (Notes 11 and 14)	70,500	7	31,928	(31,935)	-	-	-	-
Stock-based compensation (Note 11)	-	-	789,679	-	-	-	-	789,679
Foreign currency translation adjustment	-	-	-	-	-	175,577	-	175,577
Loss for the year	-	-	-	-	-	-	(1,781,060)	(1,781,060)
Balance – 31 July 2018	47,774,817	4,778	16,918,082	103,267	-	532,405	(6,772,311)	10,786,221
Private placement (Note 11)	27,780,134	2,778	15,085,636	-	-	-	-	15,088,414
Exercise of warrants (Note 11)	16,007,333	1,601	5,955,166	-	-	-	-	5,956,767
Issuance of escrowed shares (Note 11)	141,000	14	50,003	(50,017)	-	-	-	-
Share issue costs (Note 11)	322,581	31	(270,767)	-	-	-	-	(270,736)
Finance fee for promissory note (Notes 9 and 11)	1,105,083	111	822,383	-	-	-	-	822,494
Investment agreement with Australis (Notes 11 and 16)	1,768,545	177	786,946	-	-	-	-	787,123
Acquisition of NMG Ohio LLC (Notes 11 and 17)	2,380,398	238	1,448,567	-	-	-	-	1,448,805
Shares to be issued on conversion of debt (Note 10)	-	-	-	1,065,565	-	-	-	1,065,565
Equity component of convertible debenture (Note 10)	-	-	-	-	88,797	-	-	88,797
Stock-based compensation (Note 11)	-	-	880,595	-	-	-	-	880,595
Foreign currency translation adjustment	-	-	-	-	-	294,909	-	294,909
Loss for the year	-	-	-	-	-	-	(3,752,751)	(3,752,751)
Balance – 31 July 2019	97,279,891	$9,728	$41,676,611	$1,118,815	$88,797	$827,314	$(10,525,062)	$33,196,203

The accompanying notes are an integral part of these consolidated financial statements.

F-37

Body and Mind Inc.	Statement4

Consolidated Statements of Cash Flows
(U.S. Dollars)
	Year Ended 31 July
Cash Resources Provided By (Used In)	2019	2018
Operating Activities
Loss for the year	$(3,752,751)	$(1,781,060)
Items not affecting cash:
Accrued interest and accretion	1,242,808	277,219
Accrued interest income	(693,333)	-
Depreciation	289,560	8,811
Deferred tax recovery	-	(1,144,080)
Foreign exchange	(59,265)	204,390
Equity pickup of investee	(56,466)	-
Stock-based compensation	880,595	789,679
Transaction cost	-	330,324
Write off of amounts receivable	38,809	872
Net change in non-cash working capital items
Amounts receivable	(373,241)	(361,854)
Advance	-	103,495
Prepaids	(128,829)	(26,434)
Inventory	(437,002)	(454,737)
Accounts payables and accrued liabilities	531,434	(371,586)
Due to related parties	(38,129)	46,276
Income taxes	-	239,358
	(2,555,810)	(2,139,327)
Investing Activities
Business combination, net of cash acquired	-	(2,048,158)
Investment in NMG Ohio, LLC	(1,854,883)	(77,600)
Investment in and advances to GLDH	(6,650,641)	-
Other investments	(255,980)	-
Purchase of property and equipment	(368,162)	(564,305)
Convertible loan receivable	(52,225)	-
	(9,181,891)	(2,690,063)
Financing Activities
Issuance of shares, net of share issue costs	21,561,568	4,806,025
Loans obtained	5,217,547	-
Loans repaid	(6,656,444)	-
	20,122,671	4,806,025

Effect of exchange rate changes on cash	294,909	(18,382)

Net Increase in Cash	8,679,879	(41,747)
Cash– Beginning of Year	324,837	366,584
Cash– End of Year	$9,004,716	$324,837

Supplemental Disclosures with Respect to Cash Flows (Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

F-38

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019
U.S. Dollars

1.	Nature of Operations

Body and Mind Inc. (the “Company”) was incorporated on 5 November 1998 in the State of Delaware, USA, under the name Concept Development Group, Inc. In May 2004, the Company acquired 100% of Kaleidoscope Venture Capital, Inc. (formerly Vocalscape Networks, Inc.) (“Kaleidoscope”) and changed its name to Vocalscape, Inc. In November 2005, the Company changed its name to Nevstar Precious Metals Inc. and in September 2008, the Company changed its name to Deploy Technologies Inc. On 14 November 2017, the Company acquired Nevada Medical Group, LLC (“NMG”) and changed its name to Body and Mind Inc. The Company is now a supplier and grower of medical and recreational cannabis in the state of Nevada, and has retail operations in California, Ohio and Arkansas.

2.	Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02 (Topic 842) "Leases." Topic 842 supersedes the lease recognition requirements in Accounting Standards Codification (“ASC”) Topic 840 "Leases." Under Topic 842, lessees are required to recognize assets and liabilities on the balance sheet for most leases and provide enhanced disclosures. Leases will continue to be classified as either finance or operating. Topic 842 is effective for annual reporting periods and interim periods within those years beginning after 15 December 2018. Early adoption by public entities is permitted. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, and there are certain optional practical expedients that an entity may elect to apply. Full retrospective application is prohibited. The Company is currently evaluating the impact that this new standard will have on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13 "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after 15 December 2019. The Company does not anticipate this amendment to have a significant impact on the financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. The amendments in this ASU address a narrow-scope financial reporting issue related to the tax effects that may become “stranded” in accumulated other comprehensive income (AOCI) as a result of the Tax Cuts and Jobs Act (TCJA). The amendments in ASU 2018-02 are effective for all entities for fiscal years beginning after 15 December 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in ASU 2018-02 should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the TCJA is recognized. The Company does not anticipate this amendment to have a significant impact on the financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework –Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

F-39

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

3.	Significant Accounting Policies

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

Basis of presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are expressed in U.S. dollars. The Company’s fiscal year end is 31 July.

Principles of consolidation

These consolidated financial statements include the financial statements of the Company and its subsidiaries as follows:
Name	Jurisdiction	Ownership	Date of acquisition or formation
DEP Nevada, Inc. (“Dep Nevada”)	Nevada, USA	100%	10 August 2017
Nevada Medical Group, LLC (“NMG”)	Nevada, USA	100%	14 November 2017
NMG Retail, LLC	Nevada, USA	75%	14 September 2018
NMG Long Beach, LLC	California, USA	100%	18 December 2018
NMG Cathedral City, LLC	California, USA	100%	4 January 2019
NMG Chula Vista, LLC	California, USA	51%	10 January 2019
NMG San Diego, LLC	California, USA	60%	30 January 2019

All inter-company transactions and balances are eliminated upon consolidation.

These consolidated financial statements include the following investments accounted for using the equity method of accounting:

Name	Jurisdiction	Ownership	Date of acquisition or formation
NMG Ohio, LLC	Ohio, USA	30%	27 April 2017

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

F-40

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

3.	Significant Accounting Policies – Continued

Amounts receivable

Amounts receivable represents amounts owed from customers for sale of medical and recreational cannabis and sales tax recoverable. Amounts are presented net of the allowance for doubtful accounts, which represents the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable balance. The Company determines the allowance for doubtful accounts based on historical experience and current economic conditions. The Company reviews the adequacy of its allowance for doubtful accounts on a quarterly basis. As at 31 July 2019 and 2018, the Company has no allowance for doubtful accounts.

Revenue recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The standard is based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Since its initial release, the FASB has issued several amendments to the standard, which include clarification of accounting guidance related to identification of performance obligations and principal versus agent considerations. Topic 606 became effective for the Company in the first quarter of the 2019 fiscal year. The adoption of this guidance had no impact on the Company’s financial statements.

The Company derives revenue primarily from the sale of medical and recreational cannabis. In accordance with ASC 606, revenue is recognized when persuasive evidence of an arrangement exists, the services have been rendered and the goods have been delivered, the amount is fixed and determinable, and collection is reasonably assured.

The Company does not have standard terms that permit return of product; however, in certain markets where returns occur management estimates the amount of returns as variable consideration based on historical return experience and adjust revenue accordingly. Products that do not meet the Company’s high-quality standards are returned by the customer or recalled and destroyed and are recorded as a reduction of revenue. The reversal of revenue is recorded upon determination that the product will be recalled and destroyed. Management estimates the costs required to facilitate product returns and records them in cost of goods sold as required.

Inventory

Inventory consists of raw material, work in progress (live plants and plants in the drying process), finished goods, and consumables. The Company values its raw material, finished goods and consumables at the lower of the actual costs or its current estimated market value less costs to sell. The Company values its work in progress at cost. The Company periodically reviews its inventory for obsolete and potentially impaired items.

Property and equipment

Property and equipment are stated at cost and are amortized over their estimated useful lives on a straight-line basis as follows:

Office equipment	7 years
Cultivation equipment	7 years
Production equipment	7 years
Kitchen equipment	7 years
Vehicles	7 years
Vault equipment	7 years
Leasehold improvements	shorter of 15 years or the term of the lease

F-41

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

3.	Significant Accounting Policies – Continued

Brands and licenses

Intangible assets acquired from third parties are measured initially at fair value and either classified as indefinite life or finite life depending on their characteristics. Intangible assets with indefinite lives are tested for impairment at least annually and intangible assets with finite lives are reviewed for indicators of impairment at least annually. The Company’s brands and licenses have indefinite lives; therefore no amortization is recognized.

Income taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the consolidated financial statements and those reported for income tax purposes in accordance with ASC 740, “Income Taxes”, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for tax losses and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

Basic and diluted net loss per share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

Segments of an enterprise and related information

ASC 280, “Segment Reporting” establishes guidance for the way that public companies report information about operating segments in annual consolidated financial statements and requires reporting of selected information about operating segments in interim consolidated financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. ASC 280 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this Codification and does not believe it is applicable at this time.

Comprehensive loss

ASC 220, “Comprehensive Income”, establishes standards for the reporting and display of comprehensive income/loss and its components in the consolidated financial statements. As at 31 July 2019, the Company reported foreign currency translation adjustments as other comprehensive income or loss and included a schedule of comprehensive income/loss in the consolidated financial statements.

F-42

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

3.	Significant Accounting Policies – Continued

Foreign currency translation

The Company’s functional currency is the Canadian dollar and its reporting currency is the U.S. dollars. The Company’s subsidiaries have a functional currency of U.S. dollars. The consolidated financial statements of the Company are translated to U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. Exchange gains and losses on inter-company balances that form part of the net investment in foreign operations are included in other comprehensive income. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

Stock-based compensation

The Company accounts for stock-based compensation issued to those other than employees in accordance with ASC 505-50. Equity instruments issued to those other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of share-based payments using the Black-Scholes Option Pricing Model for common stock options and the closing price of the Company’s common stock for common share issuances.

Fair Value Measurements

The Company accounts for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•	Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets.

•	Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies.

•	Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Our Level 3 assets and liabilities include investments in other private entities, and goodwill and intangible assets, when they are recorded at fair value due to an impairment charge. Unobservable inputs used in the models are significant to the fair values of the assets and liabilities.

The Company measures equity investments without readily determinable fair values on a nonrecurring basis. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections.

Other current financial assets and current financial liabilities have fair values that approximate their carrying values.

F-43

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

3.	Significant Accounting Policies – Continued

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from these estimates.

Comparative figures

Certain comparative figures have been adjusted to conform to the current year’s presentation.

4.	Financial Instruments

The following table represents the Company’s assets that are measured at fair value as of 31 July 2019 and 2018:

	As at 31 July 2019	As at 31 July 2018
Financial assets at fair value
Cash	$9,004,716	$324,837
Convertible loan receivable	52,225	-

Total financial assets at fair value	$9,056,941	$324,837

Management of financial risks

The financial risk arising from the Company’s operations include credit risk, liquidity risk, interest rate risk and currency risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern. The risks associated with these financial instruments and the policies on how to mitigate these risks are set out below. Management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner.

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company is not exposed to credit risk related to cash and cash equivalents as it does not hold cash in excess of federally insured limits, with major financial institutions. Credit risk associated with the convertible loans receivable (including the investment in and advances to GLDH) arises from the possibility that the principal and/or interest due may become uncollectible. The Company mitigates this risk by managing and monitoring the underlying business relationship. The Company is not currently exposed to any significant credit risk associated with its trade receivable.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company had a working capital of $10,262,959 as at July 31, 2019 and accordingly is not currently exposed to any liquidity risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk as it does not hold financial instruments that will fluctuate in value due to changes in interest rates.

F-44

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

4.	Financial Instruments – Continued

Currency risk

Currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. The Company is exposed to currency risk by incurring expenditures and holding assets denominated in currencies other than its functional currency. Assuming all other variables remain constant, a 1% change in the Canadian dollar against the US dollar would not result in a significant change to the Company’s consolidated statement of operations.

Other risks

The Company is not exposed to other risks unless otherwise noted.

5.	Inventory

	31 July 2019	31 July 2018

Raw materials	$-	$9,705
Work in progress	208,417	151,039
Finished goods	615,108	567,563
Consumables	566,894	225,110

Total	$1,390,419	$953,417

6.	Convertible loan receivable

Effective March 15, 2019, the Company, through its wholly owned subsidiaries, DEP Nevada and NMG, entered into a convertible loan agreement and a management agreement with Comprehensive Care Group LLC (“CCG”), an Arkansas limited liability company, with respect to the development of a medical cannabis dispensary facility in West Memphis, Arkansas.

Pursuant to the management agreement, NMG will provide operations and management services, including management, staffing, operations, administration, oversight, and other related services. Under the management agreement, NMG will be required to obtain approval from CCG for any key decisions as defined in the agreement and accordingly the Company does not control CCG. NMG will be paid a monthly management fee equal to 66.67% of the monthly net profits of CCG, subject to conversion of the convertible loan as discussed below upon which the monthly management fee shall be $6,000 per month, unless otherwise agreed by the parties in writing.

The convertible loan agreement is for an amount up to $1,250,000 from DEP to CCG with proceeds to be used to fund construction of a facility, working capital and initial operating expenses. The loan bears interest at a fixed rate of $6,000 per month until the parties mutually agree to increase the interest. Upon the latter of one year of granting of a medical cannabis dispensary license by the appropriate authorities or one year after entering into the convertible loan agreement, DEP may elect to convert the loan into preferred units of CCG equal to 40% of all outstanding units of CCG, subject to approval of the Arkansas Medical Marijuana Commission.

F-45

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

6.	Convertible loan receivable – Continued

The Company evaluated the convertible loan receivable’s settlement provisions and elected the fair value option in accordance with ASC 825 “Financial Instruments”, to value this instrument. Under such election, the loan receivable is measured initially and subsequently at fair value, with any changes in the fair value of the instrument being recorded in the consolidated financial statements as a change in fair value of the financial instruments. The Company estimates the fair value of this instrument by first estimating the fair value of the straight debt portion, excluding the embedded conversion option, using a discounted cash flow model. The Company then estimates the fair value of the embedded conversion option using the Black-Scholes Option Pricing Model. The sum of these two valuations is the fair value of the loan receivable. Management believes that the accretion of the straight debt portion and embedded derivative related to the conversion option are not material. As at July 31, 2019, the Company had advanced $52,225 (2018 - $Nil) and accrued interest income of $27,000 (2018 - $Nil).

7.	Property and Equipment

	Office Equipment	Cultivation Equipment	Production Equipment	Kitchen Equipment	Vehicles	Vault Equipment	Leasehold Improvements	Total
Cost:
Balance, 31 July 2017	$-	$-	$-	$-	$-	$-	$-	$-
Acquired assets (Note 14)	23,105	245,659	176,354	15,809	38,717	1,644	1,455,649	1,956,937
Additions	1,481	189,450	85,603	11,885	-	-	538,279	826,698
Balance, 31 July 2018	24,586	435,109	261,957	27,694	38,717	1,644	1,993,928	2,783,635
Additions	7,491	28,647	36,004	23,414	-	528	272,078	368,162
Balance, 31 July 2019	32,077	463,756	297,961	51,108	38,717	2,172	2,266,006	3,151,797

Accumulated Depreciation:
Balance, 31 July 2017	-	-	-	-	-	-	-	-
Depreciation	3,177	41,169	25,446	2,554	5,500	228	89,663	167,737
Balance, 31 July 2018	3,177	41,169	25,446	2,554	5,500	228	89,663	167,737
Depreciation	5,119	73,597	44,547	4,546	7,751	358	153,642	289,560
Balance, 31 July 2019	8,296	114,766	69,993	7,100	13,251	586	243,305	457,297

Net Book Value:
As at 31 July 2018	21,409	393,940	236,511	25,140	33,217	1,416	1,904,265	2,615,898
As at 31 July 2019	$23,781	$348,990	$227,968	$44,008	$25,466	$1,586	$2,022,701	$2,694,500

F-46

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

8.	Related Party Balances and Transactions
In addition to those disclosed elsewhere in these consolidated financial statements, related party transactions for the years ended 31 July 2019 and 2018 are as follows:

a)	During the year ended 31 July 2019, management fees of $50,072 (2018 - $Nil) were paid/accrued to a company controlled by the Interim Chief Executive Officer of the Company.

b)

During the year ended 31 July 2019, accounting fees of $37,791 (2018 - $29,531) and management fees of $Nil (2018 - $9,425) were paid/accrued to a company controlled by the Chief Financial Officer and a director of the Company.

c)	During the year ended 31 July 2019, management fees of $90,696 (2018 - $66,759) were paid/accrued to companies related to the former Chief Executive Officer and a former director of the Company.

d)	During the year ended 31 July 2019, management fees of $225,992 (2018 - $144,528) were paid/accrued to a company controlled by a director of the Company.

e)	During the year ended 31 July 2019, management fees of $62,353 (2018 - $47,124) were paid/accrued to a company controlled by the former Chief Financial Officer of the Company.

f)	During the year ended 31 July 2019, consulting fees of $90,000 (2018 - $Nil) were paid/accrued to the Chief Operating Officer of the Company.

g)	During the year ended 31 July 2019, management fees of $Nil (2018 - $2,712) were paid/accrued to a former Chief Executive Officer of the Company.

h)	As at 31 July 2019, the Company owed $7,825 (31 July 2018 - $Nil) to the Interim Chief Executive Officer of the Company and a company controlled by him.

i)	As at 31 July 2019, the Company owed $5,127 (31 July 2018 - $1,210) to the Chief Financial Officer and a director of the Company and a company controlled by him.

j)	As at 31 July 2019, the Company owed $Nil (31 July 2018 - $17,028) to a former Chief Executive Officer and a former director of the Company and a company controlled by him.

k)	As at 31 July 2019, the Company owed $Nil (31 July 2018 - $28,810) to a director of the Company and a company controlled by him.

l)	As at 31 July 2019, the Company owed $Nil (31 July 2018 - $4,033) to the former Chief Financial Officer of the Company.

The above amounts owing to related parties are unsecured, non-interest bearing and are due on demand.

Included in stock-based compensation for the year ended 31 July 2019 is $579,904 (2018 - $377,443) related to stock options issued to directors and officers of the Company.

During the year ended 31 July 2019, the Company entered into an agreement to purchase the remaining 70% of NMG Ohio for total cash payments of $1,575,000 and issuance of 3,173,864 common shares of the Company (Note 17), of which cash of $461,251 and 929,488 common shares are payable to directors of the Company.

F-47

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

9.	Notes Payable

In connection with the Acquisition of NMG, on 14 November 2017, the Company issued promissory notes totaling $2,175,000 to NMG Members (Note 14). As these promissory notes are non-interest bearing, they were discounted to a present value of $1,887,863 at a rate of 12%. These promissory notes are non-interest bearing, secured by the assets of the Company, and due the earlier of 14 February 2019 or within 30 days from the date of the Company completes a financing of at least $500,000. Any unpaid amounts at maturity will bear interest at a rate of 10% per annum. At 31 July 2018, the promissory notes were accreted to their face value as it was estimated that repayment would occur imminently due to the Company’s fund raising initiatives. On 12 November 2018 the notes were amended such that $1,175,000 was repaid and the balance of $1,000,000 would be due on 14 February 2019. As the balance was not repaid on 14 February 2019, interest commenced accruing at 8% per annum and the principal plus interest is to be repaid on the earlier of i) 12 months from due date or ii) within 10 business days of closing a financing greater than $5,000,000. During the year ended 31 July 2019, because the Company completed a financing of more than $500,000, the Company accrued interest expense of $24,443 (2018 - $277,219) and repaid the note in full.

In connection with the investment of Green Light District Holdings, Inc. (“GLDH”) on 29 November 2018, the Company issued a promissory note in the amount of $4,000,000 to Australis Capital Inc. (“Australis”) (Notes 15 and 18). The promissory note bears interest at a rate of 15% per annum, is secured by the assets of the Company, matures in two years and requires semi-annual interest payments unless the Company elects to accrue the interest by adding it to the principal amount. The Company issued 1,105,083 common shares of the Company as a finance fee to Australis valued at $822,494 (Note 11). During the year ended 31 July 2019, the Company accrued interest and accretion expense of $1,118,051 (2018 - $Nil) and repaid the note in full. The Company also paid a prepayment penalty of $200,000 for repaying the note prior to the maturity date.

	31 July 2019	31 July 2018

Balance, beginning	$2,175,000	$-
Issuance of promissory notes	4,000,000	1,887,863
Deferred finance costs	(822,494)	-
Repayment of promissory notes	(6,695,000)	-
Early repayment penalty	200,000	-
Interest and accretion expense	1,142,494	277,219
Foreign exchange adjustment	-	9,918

Balance, ending	$-	$2,175,000

F-48

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

10.	Convertible Debt

In connection with an investment agreement with Australis on 30 October 2018 (Notes 11, 15 and 16), the Company issued an unsecured convertible debenture in the amount of CAD$1,600,000 to Australis. The convertible debenture bears interest at a rate of 8% per annum. Repayment of the outstanding principal amount of the convertible debenture, together with any accrued and unpaid interest, is to be made on or prior to 30 October 2020. The convertible debenture is convertible at the option of Australis into common shares of the Company at a conversion price of CAD$0.55 per common share, subject to adjustment and acceleration in certain circumstances.

At the date of issue, a beneficial conversion feature of $88,797 (CAD$116,714) was recognized and the debt portion of the convertible debentures was recorded at a value of $1,128,750 (CAD$1,483,636). The value of the beneficial conversion feature was recorded in equity as additional paid-in capital. Subsequent to initial recognition, the debt has been amortized over the term of the debt using the effective interest rate method at a rate of 11.3% per annum. During the year ended 31 July 2019, the Company accrued interest and accretion expense of $98,392 (2018 - $Nil). The Company paid interest of $72,623 (2018 - $Nil) calculated up to 31 July, 2019 and further paid interest of $88,821 in advance up to 30 June 2020. As consideration for receiving the interest in advance, Australis agreed to convert the debt into equity on 1 July, 2020 and has given up the right to receive cash. The number of shares to be issue on conversion is fixed at 2,909,091 common shares and, accordingly, the debt is presented within equity as shares to be issued.

	31 July 2019	31 July 2018

Balance, beginning	$-	$-
Issuance of convertible debenture	1,128,750	-
Interest and accretion expense	98,392	-
Interest paid	(72,623)
Interest advanced	(88,821)
Foreign exchange adjustment	(133)	-

Balance, ending	$1,065,565	$-

11.	Capital Stock

The Company’s authorized share capital comprises 900,000,000 Common Shares, with a $0.0001 par value per share.

On 15 August 2017 and 16 August 2017, the Company closed the first two of four tranches of a non-brokered private placement and issued 8,276,294 Subscription Receipts (defined below) at a price of $0.52 (CAD$0.66) per Subscription Receipt for aggregate gross proceeds of $4,270,017 (CAD$5,462,354).

On 31 October 2017, the Company closed a third tranche of a non-brokered private placement and issued 757,666 Subscription Receipts at a price of $0.52 (CAD$0.66) per Subscription Receipt for aggregate gross proceeds of $390,822 (CAD$500,060) (Note 14).

On 1 November 2017, the Company closed a fourth and final tranche of a non-brokered private placement and issued 68,181 Subscription Receipts at a price of $0.52 (CAD$0.66) per Subscription Receipt for aggregate gross proceeds of $35,169 (CAD$45,000) (Note 14).

F-49

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

11.	Capital Stock – Continued

On 14 November 2017, the Company issued a total of 18,827,000 common shares valued at $6,337,365 in connection with the Acquisition of NMG (Note 14). The Company is obligated to issue 423,000 common shares, which have a fair value of $135,202 (Note 14). On 14 November 2017, a total of 9,102,141 Subscription Receipts converted to 9,102,141 common shares and 9,102,141 share purchase warrants exercisable at CAD $0.66 or CAD$0.90 for a period of 24 months pursuant to the closing of the Acquisition of NMG (Note 14). The Company issued a total of 367,286 brokers’ warrants with a fair value of $62,357 (CAD$78,122) in connection with these financings. The brokers’ warrants are exercisable at CAD$0.90 for a period of 24 months. The Company incurred other share issuance costs of $219,459 (CAD$279,352) in relation to this private placement.

On 1 December 2017, the Company closed a non-brokered private placement of 637,393 units at a price of $0.52 (CAD$0.66) per unit for aggregate gross proceeds of $330,486 (CAD$420,680). Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share of the Company at a price of CAD$0.90 per warrant for a period of 24 months from the closing.

On 16 May 2018, the Company issued 70,500 previously escrowed shares with a fair value of $27,328 to Toro Pacific Management Inc. in connection with the acquisition of NMG (Note 14).

On 2 November 2018, the Company closed a non-brokered private placement of 16,000,000 units at a price of $0.30 (CAD$0.40) per unit for aggregate gross proceeds of $4,883,840 (CAD$6,400,000) (Note 10, 15 and 16). Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share of the Company at a price of CAD$0.50 per warrant for a period of two years. The Company paid cash of $152,720 and issued 322,581 common shares valued at $221,691 as finders’ fees in relation to this private placement.

On 29 November 2018, the Company issued 1,105,083 common shares as a finance fee to Australis valued at $822,494 (Note 9).

On 30 November 2018, the Company issued 3,206,160 common shares upon exercise of 3,206,160 warrants by Australis at a price of CAD$0.50 per common share for aggregate proceeds of $1,205,196 (CAD$1,603,080).

On 31 January 2019, the Company issued 1,768,545 common shares to Australis for proceeds of $787,123 pursuant to the Investment Agreement (Note 16).

On 31 January 2019, the Company issued 2,380,398 common shares valued at $1,448,805 in relation to acquiring the remaining 70% of NMG Ohio LLC (Note 17).

On 14 May 2019, the Company issued 70,500 previously escrowed shares with a fair value of $22,689 to Toro Pacific Management Inc. in connection with the acquisition of NMG (Note 14).

On 17 May 2019, the Company closed a private placement of 11,780,134 units at a price of $0.93 (CAD$1.25) per unit for aggregate gross proceeds of $10,204,574 (CAD$14,726,130). Each unit is comprised of one common share and one common share purchase warrant. Each warrant entitles the holder to acquire one common share of the Company at an exercise price of CAD$1.50 for a period of 48 months following the closing date, subject to adjustment in certain events. The agents received a cash commission of $589,499 (CAD$793,938). The agents also received as additional consideration 635,150 non-transferable broker warrants. Each broker warrant entitles the holder to acquire one unit at an exercise price of CAD$1.25 per unit for a period of 48 months following the closing date. A corporate finance fee of $63,774 (CAD $84,750) was also paid.

F-50

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

11.	Capital Stock – Continued

On 28 May 2019, the Company issued 12,793,840 common shares upon exercise of 12,793,840 warrants by Australis at a price of CAD$0.50 per common share for aggregate proceeds of $4,746,515 (CAD$6,396,920). The proceeds were used, in part, to fully repay the outstanding senior secured note in the amount of $4,495,890 owing to Australis by the Company (Note 9).

On 16 July 2019, the Company issued 7,333 common shares upon exercise of 7,333 warrants at a price of CAD$0.90 per common share for aggregate proceeds of $5,057 (CAD$6,600).

Stock options

The Company previously approved an incentive stock option plan, pursuant to which the Company may grant stock options up to an aggregate of 10% of the issued and outstanding common shares in the capital of the Company from time to time.

On 24 November 2017, the Company issued an aggregate of 3,850,000 stock options in accordance with the Company’s stock option plan at an exercise price of CAD$0.66 per share for a five year term expiring 24 November 2022. The options were granted to officers, directors and consultants of the Company.

The fair value of the stock options was calculated to be $726,578 (CAD$922,403) using the Black-Scholes Option Pricing Model with the following assumptions:

Expected life of the options	5 years
Expected volatility	198%
Expected dividend yield	0%
Risk-free interest rate	1.63%

On 6 June 2018, the Company issued 175,000 stock options in accordance with the Company’s stock option plan at an exercise price of CAD$0.47 per share for a five year term expiring 6 June 2023. The options were granted to a consultant of the Company.

The fair value of the stock options was calculated to be $63,101 (CAD$81,129) using the Black-Scholes Option Pricing Model with the following assumptions:

Expected life of the options	5 years
Expected volatility	262%
Expected dividend yield	0%
Risk-free interest rate	2.16%

On 11 December 2018, the Company issued 2,050,000 stock options in accordance with the Company’s stock option plan at an exercise price of CAD$0.57 per share for a five year term expiring 10 December 2023. The options were granted to current directors, officers, employees and consultants of the Company.

The fair value of the stock options was calculated to be $880,595 (CAD$1,165,117) using the Black-Scholes Option Pricing Model with the following assumptions:

Expected life of the options	5 years
Expected volatility	265%
Expected dividend yield	0%
Risk-free interest rate	2.03%

F-51

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

11.	Capital Stock – Continued

Stock options – Continued

	31 July 2019		31 July 2018
	Number of options	Exercise Price	Number of options	Exercise Price
Opening balance	4,025,000	CAD$0.65	-	-
Options granted	2,050,000	CAD$0.57	4,025,000	CAD$0.65

Closing balance	6,075,000	CAD$0.62	4,025,000	CAD$0.65

Share purchase warrants and brokers’ warrants

	31 July 2019		31 July 2018
	Number of warrants	Exercise Price	Number of warrants	Exercise Price
Opening balance	10,106,820	CAD$0.89	-	-
Warrants issued	28,415,284	CAD$0.93	10,106,820	CAD$0.89
Warrants exercised	(16,007,333)	CAD$0.50	-	-

Closing balance	22,514,771	CAD$1.22	10,106,820	CAD$0.89

As at 31 July 2019, the following warrants are outstanding:

Number of warrants outstanding and exercisable	Exercise price	Expiry dates
248,350	CAD$0.66	15 August 2019
58,324	CAD$0.66	16 August 2019
60,612	CAD$0.66	3 November 2019
9,094,808	CAD$0.90	14 November 2019
637,393	CAD$0.90	1 December 2019
11,780,134	CAD$1.50	17 May 2023
635,150	CAD$1.25	17 May 2023
22,514,771

12.	Segmented Information and Major Customers

The Company’s activities are all in the one industry segment of medical and recreational cannabis. All of the Company’s revenue generating activities and capital assets relate to this segment and are located in the USA. During the year ended 31 July 2019, the Company relied on one major customer for 12% of its revenues (31 July 2018 – three major customers for 37% of revenues).

13.	Supplemental Disclosures with Respect to Cash Flows

	Year Ended 31 July
	2019	2018
Cash paid during the period for interest	$392,623	$-
Cash paid during the period for income taxes	$-	$-

F-52

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

14.	Business Acquisition

On 15 May 2017, the Company entered into an assignment and novation agreement (the “Assignment Agreement”) with Toro Pacific Management Inc. (the “Transferor”) pursuant to which the Transferor assigned a letter of intent (the “LOI”) effective 12 May 2017 to the Company in accordance with its terms. The Assignment Agreement and the LOI contemplated a business combination transaction (the “Acquisition”) to acquire all of the issued and outstanding securities of NMG, an arm’s length Nevada-based licensed producer of medical cannabis.

As consideration for the Assignment Agreement, the Company will issue to the Transferor 1,000,000 common shares of the Company. On 13 November 2017, the Assignment Agreement was amended, whereby the Company would issue the 1,000,000 common shares as follows:

a.	470,000 common shares to Benjamin Rutledge upon closing of the Acquisition (issued);
b.	60,000 common shares to Chris Hunt upon closing of the Acquisition (issued);
c.	470,000 common shares to the Transferor according to the following schedule:

•	1/10 of the Transferor’s shares upon closing of the Acquisition (issued);
•	1/6 of the remaining Transferor’s shares 6 months after closing the Acquisition (issued);
•	1/5 of the remaining Transferor’s shares 12 months after closing the Acquisition (issued);
•	1/4 of the remaining Transferor’s shares 18 months after closing the Acquisition (issued);
•	1/3 of the remaining Transferor’s shares 24 months after closing the Acquisition;
•	1/2 of the remaining Transferor’s shares 30 months after closing the Acquisition; and
•	the remaining Transferor’s shares 36 months after closing the Acquisition.

The remaining 423,000 shares to be issued to the Transferor over the 36 month period are included in equity as shares to be issued with a total fair value of $135,202 as at 13 November 2017 (Note 11).

On 14 September 2017, the Company and Dep Nevada entered into a definitive agreement (the “Share Exchange Agreement”) with NMG. Pursuant to the Share Exchange Agreement, Dep Nevada acquired all of the issued and outstanding securities of NMG in exchange for the issuance of the Company’s common shares and certain cash and other non-cash consideration (the “Acquisition”).

The Company completed a concurrent financing consisting of 9,102,141 subscription receipts of the Company (the “Subscription Receipts”), at an issue price of CAD$0.66 per Subscription Receipt, with each Subscription Receipt being automatically converted, at no additional cost to the subscriber, upon the completion of the Acquisition for one common share and one share purchase warrant exercisable at a price of CAD$0.90 for a period of 24 months from the date of issuance. Each warrant is subject to acceleration provisions following the six-month anniversary of the date of closing, if the closing trading price of the common shares is equal to or greater than CAD$1.20 for seven consecutive trading days, at which time the Company may accelerate the expiry date of the warrants by issuing a press release announcing the reduced warrant term whereupon the warrant will expire 21 calendar days after the date of such press release. These Subscription Receipts were recognized as liability on initial receipt. During the year ended 31 July 2018, the Acquisition closed and the shares were issued; therefore the Subscription Receipts were reclassified from liability to equity on conversion to common shares.

F-53

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

14.	Business Acquisition – Continued

On 14 November 2017, the Company closed the Acquisition, and acquired all of the issued and outstanding membership units of NMG (the “Units”). In consideration for the Units, the Company issued to the NMG Members an aggregate of 16,000,000 common shares with a fair value of $5,386,155 as well as a cash payment of $2,309,000 pro rata amongst the NMG members and promissory notes to the NMG members in the aggregate amount of $2,175,000. The Company also issued 2,037,879 common shares to TI Nevada with a fair value of $685,788, 212,121 common shares to Charles Fox with a fair value of $71,383, 47,000 common shares to Toro Pacific Management Inc. with a fair value of $15,816, 60,000 common shares to Chris Hunt with a fair value of $20,192, and 470,000 common shares to Benjamin Rutledge with a fair value of $159,114 in connection with the Acquisition. The Company has an obligation to issue a further 423,000 common shares to Toro Pacific Management Inc., which had a fair value of $135,202 on the date of acquisition. The Company recognized $330,324 in transaction costs in connection with the shares issued to non-NMG members. The promissory notes totalling $2,175,000 were discounted to a present value of $1,887,863 (Note 9). In connection with the closing of the Acquisition, the net proceeds of the Company’s private placements of Subscription Receipts in support of the Acquisition was released to the Company from escrow. Immediately prior to closing of the Acquisition, the Company completed a consolidation of its common shares on the basis of three (3) pre-consolidation common shares to one (1) post-consolidation common share, as well a name change, changing the name of the Company from Deploy Technologies, Inc. to Body and Mind Inc. The Company eliminated its authorized Class A Preferred shares (Note 11).

As a result of the acquisition of NMG, the Company changed its business focus to growing and supplying medical and recreational cannabis in the state of Nevada. The acquisition of NMG was accounted for as a business combination, in which the assets acquired and the liabilities assumed are recorded at their estimated fair values. The allocation of the purchase consideration is as follows:

Purchase consideration
Share considerations, net of transaction costs	$6,143,326
Cash considerations	2,309,000
Promissory notes issued	1,887,277
TOTAL	$10,339,603

Assets acquired:
Cash	$260,842
Amounts receivable	253,697
Prepaid expenses	44,552
Inventory	498,680
Property and equipment	1,951,696
Brand	247,000
Licenses	7,925,000
Liabilities assumed:
Trade payable and accrued liabilities	(367,385)
Loans payable	(250,000)
Deferred tax liability	(2,860,200)

Net identifiable assets acquired	7,703,882
Goodwill	2,635,721
TOTAL	$10,339,603

F-54

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

14.	Business Acquisition – Continued

Goodwill recognized comprises the assembled workforce and their knowledge with respect to NMG, regulatory affairs and the cannabis industry; and expected revenue growth and future market development with legalization of recreational cannabis in Nevada.

15.	Commitments
a)

On 10 November 2017, NMG entered into a revised five-year lease agreement for the property located at 3375 Pepper Lane, Las Vegas, NV, containing approximately 18,000 square feet. The Company has four options to extend the lease and each option is for five years. The monthly rent was $12,500 plus common area expenses, which increased to $12,875 plus common area expenses on 1 January 2019. The guaranteed minimum monthly rent is subject to a 2% increase on each anniversary date of the lease.

b)	On 14 November 2017, the Company entered into the following consulting agreements:

i.	$16,667 per month to TI Nevada, which is controlled by an officer of the Company, for a term of three years; and

ii.	CAD$10,000 per month to Toro Pacific Management Inc., which is controlled by an officer of the Company.

c)	In connection with the strategic investment agreement with Australis dated 30 October 2018 (the “Investment Agreement”) (Notes 10, 11 and 16), the Company agreed to pay a monthly service fee of $10,000 to Australis. In connection with the Company’s investment in GLDH and the promissory note provided by Australis (Note 9), the Company agreed to increase the monthly services fee to Australis to $16,500 per month for 5 years unless ownership held by Australis drops below 10% in which the fee will cease. Following the repayment of the promissory note, the monthly service fee to Australis was reduced to $12,000 commencing June 2019.

d)

On 9 April 92019, NMG entered into a three-year lease agreement for the property located at 6420 Sunset Corporate Drive, Las Vegas, NV, containing approximately 7,700 square feet. The Company has one option to extend the lease for an additional three-year term and an option to purchase the property at any point during the initial term. The monthly rent is $6,026 plus $1,129 in common area expenses, totaling $7,156 every month.

e)	On 25 October 2017, NMG Ohio entered into a five-year lease agreement for the property located at 709 Sugar Lane, Elyria, Ohio, containing approximately 4,100 square feet. The monthly rent is $4,200.

f)

On 13 June 2019, the five-year lease agreement dated 1 December 2018 for the property located at 7625 Carroll Road, San Diego, California, containing approximately 4,600 square feet was assigned to NMG San Diego. Under the terms of the assignment and first amendment to the original lease agreement dated 13 June 2019, the Company has three options to extend the lease and each option is for five years. The monthly base rent is currently $15,000. The guaranteed monthly rent is subject to a 1-6% increase on each anniversary date of the lease, based on increases in the Consumer Price Index for San Diego County.

g)

On 8 March 2019, the five-year lease agreement dated 10 January 2017, as amended on 7 September 2018, for the property located at 3411 E. Anaheim St., Long Beach, California, containing approximately 1,856 square feet was assigned to NMG Long Beach. Under the terms of the amended lease agreement, the Company has one option to extend the lease for five years. The monthly base rent is $6,636.40 plus common area expenses, totaling $8,000 every month. The guaranteed minimum monthly rent is subject to a 5% increase on each anniversary date of the lease.

16.	Investment Agreement

On 30 October 2018, the Company entered into the Investment Agreement with Australis. Pursuant to the terms of the Investment Agreement, Australis will acquire (i) 16,000,000 units of the Company (Note 11), and (ii) CAD$1,600,000 principal amount 8% unsecured convertible debentures (Note 10).

Under the terms of the Investment Agreement, the parties agreed to negotiate in good faith a license agreement pursuant to which the Company will grant Australis an exclusive and assignable license to use the Body and Mind brand outside of the United States of America on commercially reasonable terms.

In addition, the Company will enter into a commercial advisory agreement with Australis Capital (Nevada) Inc. (“Australis Nevada”), a wholly-owned subsidiary of Australis, pursuant to which Australis Nevada will provide advisory and consulting services to the Company at $10,000 per month for a term ending on the date that is the earlier of: (i) five years following the closing of the transactions contemplated by the Investment Agreement, and (ii) the date Australis no longer holds 10% or more of the issued and outstanding Common Shares (Note 15). Subject to certain exceptions, Australis will be entitled to maintain its’ pro rata interest in the Company until such time as it no longer holds 10% or more of the issued and outstanding Common Shares.

Subject to applicable laws and the rules of the Canadian Securities Exchange (the “CSE”), for as long as Australis owns at least 10% of the issued and outstanding common shares, Australis will be entitled to nominate one director for election to the Board of Directors of the Company (the “Board”). If Australis exercises all of the warrants and converts all of the debentures purchased, Australis will be entitled to nominate a second director for election to the Board.

On 2 November 2018, the Company executed the Investment Agreement and completed the sale of securities pursuant to the Investment Agreement.

F-55

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

16.	Investment Agreement – Continued

On 31 January 2019, the Company issued 1,768,545 common shares to Australis for proceeds of $787,123 pursuant to the Investment Agreement whereby the Company granted Australis anti-dilution participation rights to allow Australis to maintain a 35.783% ownership interest in the Company (Note 11).

17.	Investment in NMG Ohio LLC

On 31 January 2019, the Company entered into a definitive agreement (“Definitive Agreement”) to acquire 100% ownership of NMG Ohio. The Company will purchase the remaining 70% interest for total cash payments of $1,575,000 and issuance of 3,173,864 common shares of the Company (Note 8). As at 31 July 2019 the Company had issued 2,380,398 of the 3,173,864 common shares with a fair value of $1,448,805. During the year ended 31 July 2019, the Company made cash payments of $1,181,250. At 31 July 2019 the Definitive Agreement had not closed.

The remaining cash payments totaling $393,750 and the remaining issuance of 793,466 common shares are expected to be paid and issued upon completion of the remaining Definitive Agreement closing items.

Until such time as the Definitive Agreement closes, the Company will continue to account for its 30% ownership interest in NMG Ohio as an investment using the equity method of accounting. During the year ended 31 July 2019, NMG Ohio recorded net revenues of $1,148,465, expenses of $960,244 and a net income of $188,244. The Company recorded an equity pickup of $56,514 relating to its 30% pro rata share of net income which was included in other items on the statement of operations.

31 July 2019

Balance, 31 July 2018	$77,600
Acquisition costs: Common shares issued to vendors at fair value	1,448,805
Acquisition costs: Cash payments to vendors	1,181,250
Dispensary build-out related costs	573,633
License fees	100,000
Equity pickup	56,466
Foreign exchange	28,148

Total	$3,465,902

Summarized financial information for NMG Ohio is as follows:

31 July 2019

Current assets	$271,121
Non-current assets	923,387
Total assets	1,194,508

Current liabilities	338,427
Non-current liabilities	-
Total liabilities	338,427

Revenues	1,225,238
Gross profit	513,643
Net income	188,244

Net income attributable to the Company	$56,466

F-56

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

18.	Investment in and advances to GLDH

Interim Agreement – 28 November 2018

On 28 November 2018, the Company entered into a binding interim agreement (the “Interim Agreement”) with GLDH, a private company incorporated under the laws of Delaware, and David Barakett (“Barakett”) whereby the Company agreed to acquire 100% of the issued and outstanding common shares of GLDH in connection with the issuance of convertible notes (the “Transaction”). GLDH holds a number of assets relating to the production and sale of cannabis products in the United States of America. The Transaction will be contingent upon the Company completing its due diligence.

The terms of the Interim Agreement include the following:

The Company shall issue to Barakett common shares of the Company (the “Earn Out Shares”) based on the CSE listed 5-day VWAP of the common shares of the Company and at the USD/CAD exchange rate at the close of market on 27 November 2018. The common shares of the Company had a 5-day VWAP of CAD$0.7439 at a USD/CAD exchange rate of 1.3296 and as a result the Company agreed to issue up to a maximum of 11,255,899 common shares with a maximum consideration of US$6,297,580 or CAD$8,373,263. Barakett will be eligible to receive Earn Out Shares for a period of 12 months on the following basis:

1.	upon GLDH obtaining all of (i) the Long Beach Recreational License; (ii) the San Diego Medical License; (iii) the San Diego Recreational License; and (iv) the San Diego State License (“Milestone I”), the issuance of Earn Out Shares to Barakett totalling 5,627,950 shares (50% of the total Earn Out Shares);
2.	upon GLDH achieving total attributable revenues of at least US$3,300,000 over a period of three consecutive months from each of the Long Beach dispensary, the San Diego dispensary and Las Vegas ShowGrow (“Milestone II”), the issuance of Earn Out Shares to Barakeet totalling 4,502,360 (40% of the total Earn Out Shares); and
3.	prior to the completion of Milestone I and Milestone II, and upon completion of a certain audit of GLDH showing no taxes outstanding or any unknown material liabilities for GLDH, the issuance of Earn Out Shares to Barakett totalling 1,125,589 shares (10% of the total Earn Out Shares).

Additionally, the Company made an investment into GLDH by way of a US$5,200,000 senior secured convertible note (the “Note”) bearing interest at a rate of 20% per annum to be repaid to the Company on 28 November 2020 unless converted by the Company in accordance with the agreement. The Note is secured by a general security agreement and a UCC-1 financing statement in all U.S. states where GLDH has assets. Barakett provided a personal guarantee to the Company for the Note.

In order for the Company to fund the Note:

1.	the Company entered into a loan agreement with Australis, whereby Australis provided the Company a two-year US$4,000,000 loan (Note 9); and
2.	Australis exercised 3,206,160 common shares upon exercise of 3,206,160 warrants at a price of CAD$0.50 per common share for aggregate proceeds of approximately US$1,200,000 (Note 11).

F-57

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

18.	Investment in and advances to GLDH – Continued

Definitive Agreement (Superseding Interim Agreement)

On 3 July 2019, the Company entered into the following agreements with GLDH and other third parties:

1.	a definitive asset purchase agreement (the “Purchase Agreement”) between the Company’s wholly owned subsidiary, NMG Long Beach, LLC (“NMG LB”), GLDH and Airport Collective, Inc. to acquire 100% ownership interest in GLDH’s Long Beach, California dispensary;
2.	a settlement agreement (“NMG SD Settlement Agreement”) between the Company and its subsidiaries, and GLDH and its subsidiaries, to acquire a 60% ownership interest in GLDH’s San Diego, California dispensary; and
3.	a lease assignment (the “Lease Assignment Agreement”) on the San Diego operation between the Company’s 60%-owned subsidiary, NMG San Diego, LLC (“NMG SD”), Green Road, LLC, Show Grow San Diego, LLC (“SGSD”), and SJJR LLC.

The Purchase Agreement, NMG SD Settlement Agreement and Lease Assignment agreement supersede the Interim Agreement and are subject to certain closing conditions including receipt of applicable licences.

1.	The Purchase Agreement was executed under the following terms:

The purchase price is USD$6,700,000 (the “Purchase Price”). The consideration under the Purchase Agreement includes the following on closing:

i.	The USD$5,200,000 Note is to be applied towards the Purchase Price; and

ii.	USD$1,500,000 to be paid in common shares of the Company at a price of CAD$0.7439 per common share to a maximum of 2,681,006 common shares (the “Share Payment”) (issued subsequent to year end) (Note 21) upon NMG LB receiving the transfer of all licenses, permits and BCC authorizations for NMG LB to conduct medical and adult-use commercial cannabis retail operations. The Share Payment is subject to reduction in the event there are undisclosed liabilities by GLDH and Airport Collective.

2.	The NMG SD Settlement Agreement’s consideration includes the following on closing:

i.	USD$500,000 to be paid in common shares (issued subsequent to year end) (Note 21) to SGSD at a share price equal to the maximum allowable discount pursuant to Canadian Securities Exchange policies, upon execution of the settlement agreement;

ii.	USD$750,000 to be paid in common shares to Barakett at a price of CAD$0.7439 per common share to a maximum of 1,340,502 Common Shares (the “DB Share Payment”) upon NMG SD receiving all licenses, permits and authorizations for NMG SD to conduct medical commercial cannabis retail operations. The DB Share Payment is subject to reduction whereby the reduction is tied to Barakett agreeing to pay the Company 40% of the NMG SD start-up costs; and

iii.	USD$750,000 to be paid in common shares to Barakett at a price of CAD$0.7439 per common share to a maximum of 1,340,502 common shares (the “DB Additional Shares Payment”) upon NMG SD receiving all licenses, permits and authorizations for NMG SD to conduct adult-use commercial cannabis retail operations. The DB Additional Shares Payment is subject reduction whereby the reduction is tied to Barakett agreeing to pay the Company 40% of the NMG SD start-up costs.

F-58

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

18.	Investment in and advances to GLDH – Continued
3.	The Lease Assignment Agreement was executed under the following terms:

The Company is required to issue cash and share payments totaling USD$2,283,765 to the landlord as follows:

i.	USD$750,000, payable in common shares (issued subsequent to year end) (Note 21) at a share price equal to the maximum allowable discount pursuant to Canadian Securities Exchange policies, upon execution of the assignment agreement;

ii.	USD$783,765, payable in cash, within 5 business days following execution of the assignment agreement (paid); and

iii.	USD$750,000, payable in cash, including interest at 5% per annum, upon receipt of the San Diego Conditional Use Permit allowing adult-use commercial cannabis retail operations.

Additionally:

1.	The Company is to provide a loan to GLDH in the amount of USD$200,000 at an interest rate of 12% per annum, accrued and compounded quarterly and due within 3 years (provided subsequent to year end);

2.	The Company is to enter into a consulting agreement with Barakett through NMG LB to provide certain consulting and advisory services to NMG LB, agreeing to pay Barakett a total of USD$200,000 ($50,000 paid in fiscal 2019 and additional $90,000 paid subsequent to year end);

3.	The Company will forgive approximately USD$800,000 for prior operating loans advanced by the Company to GLDH; and;

4.

The Company licenses certain intellectual property from Green Light District Management, LLC and GLDH (collectively referred to as “Licensor”). The Licensor grants the Company a perpetual license to utilize its operational intellectual property consisting of customer data, sales data, customer outreach strategies standard operating procedures, and other proprietary operational intellectual property. Licensor grants the Company a license for 2 years to utilize intellectual property such as trademarks and branding (the “Branding IP”). As consideration for the licenses, the Company has agreed to utilize the Branding IP until 19 June 2021 at the Company’s premises and at the San Diego retail locations for a period of 2 years from operations commencing at that location. Additionally, the Company agreed to pay the Licensor 3% of gross receipts from sales at the Company’s Long Beach location premises on a monthly basis for only the first twelve months of the term of the license agreement.

The total investment in GLDH at 31 July 2019 is as follows:

31 July 2019

Note receivable	$5,200,000
Interest income accrued on the Note	693,333
Advances for working capital	666,876
Lease Assignment Agreement payment	783,765
Foreign exchange	29,062

Total	$7,373,036

F-59

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

19.	Other Investments

The Company and NMG Cathedral City (“NMG CC”) entered into a management and administrative services agreement (the "Management Agreement") with Satellites Dip, LLC, ("SD"), a licensed cannabis business conducting commercial cannabis activity within the state of California. The one year Management Agreement commenced on June 6, 2019 and encompasses the following:

a.	Management Fee: NMG CC will be paid a management fee of 30% of Net Profits or $10,000 per month, whichever is greater;
b.	Brand Licensing: NMG CC shall work to broker commercial arrangements between SD and third-party cannabis brand owners whereby SD licenses commercial cannabis brands from third parties in connection with SD's commercial cannabis activity in exchange for a license fee;
c.	Equipment and Capital: NMG CC shall furnish all equipment and machinery necessary for SD's manufacturing of the Branded Products. Any equipment provided by NMG CC to SD shall be owned by NMG CC in its entirety and, subject to SD's approval of the terms, leased to SD pursuant to an Equipment Lease Agreement entered into between NMG CC and SD, dated June 6, 2019; and
d.	Loan: The Parties have entered into a certain secured loan agreement dated June 6, 2019 whereby NMG CC has loaned SD $250,000 (the "Loan") to be used solely in connection with SD's commercial cannabis activity. The Loan shall be due and payable on June 6, 2020 (the "Maturity Date") and shall bear interest at a rate of 12% per annum which shall be accrued, compounded quarterly and payable on the Maturity Date. The Loan will be secured by a security interest in and to all of SD's assets.

20.	Income Taxes

A reconciliation of income taxes at statutory rates with the reported taxes for the years ended July 31, 2019 and 2018 is as follows:

	2019	2018

Net loss for the period	$(3,752,751)	$(2,685,782)
Federal and state income tax rates	21.00%	26.45%

Expected income tax recovery	(788,078)	(710,389)
Permanent differences	1,342,979	528,510
Change in estimates and others	120,554	225,902
Change in tax rates	178,289	(725,324)
Change in benefit not recognized	(853,744)	(223,421)

Total income tax recovery	$-	$(904,722)

The significant components of the Company's deferred income tax assets and liabilities are as follows:

	As at 31 July 2019	As at 31 July 2018

Deferred income tax asset
Net income tax operating loss carry forward	$150,000	$985,290
Deferred tax allowance	(150,000)	(985,290)
Deferred income tax liability
Brand and License	1,716,120	1,716,120

Net deferred income tax liability	$1,716,120	$1,716,120

F-60

Body and Mind Inc.

Notes to Consolidated Financial Statements
For the year ended 31 July 2019

U.S. Dollars

21.	Subsequent Events

i.	On 12 August 2019, the Company issued a total of 4,337,111 common shares of the Company in connection with the Purchase Agreement, NMG SD Settlement Agreement and the Lease Assignment Agreement (Note 18).

ii.	On 12 August 2019, the Company issued 81,591 common shares upon exercise of 81,591 warrants at a price of CAD$0.66 per common share for aggregate proceeds of $40,765 (CAD$53,850).

iii.	On 21 August 2019, the Company granted an aggregate of 2,850,000 stock options with an exercise price of CAD$0.88 per share for a term of five years expiring on 21 August 2024. The options are subject to vesting provisions such that 25% of the options vest six months from the date of grant, 25% of the options vest twelve months from the date of grant, 25% of the options vest eighteen months from the date of grant and 25% of the options vest twenty-four months from the date of grant.

iv.	On 12 September 2019, the Company issued 38,912 common shares upon exercise of 38,912 warrants at a price of CAD$0.66 per common share for aggregate proceeds of $19,449 (CAD$25,682).

v.	On 1 October 2019, the Company granted 250,000 stock options to a director with an exercise price of CAD$0.93 per share for a term of five years expiring on 1 October 2024. The options are subject to vesting provisions such that 25% of the options vest six months from the date of grant, 25% of the options vest 12 months from the date of grant, 25% of the options vest eighteen months from the date of grant and 25% of the options vest twenty-four months from the date of grant.

vi.	On 4 October 2019, the Company issued 22,727 common shares upon exercise of 22,727 warrants at a price of CAD$0.90 per common share for aggregate proceeds of $15,359 (CAD$20,454).

vii.	On 16 October 2019, the Company cancelled 400,000 stock options previously granted to a director on 21 August 2019 with an exercise price of CAD$0.88 per share.

F-61

BODY AND MIND INC.

134,136 Shares of Common Stock

 ______________________________

PROSPECTUS

_______________________________

April 20, 2020

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.